Filed pursuant to Rule 424(b)(4)
File No. 333-149707
31,175,071 Shares

RxElite, Inc.

Common Stock

This prospectus relates to the resale of up to 5,594,033 shares of our common stock, 13,985,083 shares our common stock underlying Series A warrants and 11,595,955 shares of our common stock underlying a convertible promissory note, by the selling stockholder identified in this prospectus. All of the shares, when sold, will be sold by the selling stockholder. The selling stockholder may sell its common stock from time to time at prevailing market prices. We will not receive any proceeds from the sales by the selling stockholder, but we may receive proceeds from the exercise of warrants held by the selling stockholder, if exercised.

Our common stock is quoted on the Over-The-Counter Bulletin Board, commonly known as the OTC Bulletin Board, under the symbol “RXEI.OB.” On June 2, 2008 the last sale price for our common stock on the OTC Bulletin Board was $0.36

No underwriter or person has been engaged to facilitate the sale of shares of our common stock in this offering. None of the proceeds from the sale of common stock by the selling stockholder will be placed in escrow, trust or any similar account. There are no underwriting commissions involved in this offering. We have agreed to pay all the costs of this offering other than customary brokerage and sales commissions. The selling stockholder will pay no offering expenses other than those expressly identified in this prospectus.

This offering is highly speculative and these securities involve a high degree of risk. You should purchase shares only if you can afford a complete loss. See “Risk Factors” beginning on page 3.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 6, 2008.

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholder is offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of the prospectus, regardless of the time the prospectus is delivered or the common stock is sold.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It may not contain all the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis or Plan of Operation,” and our historical financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless the context requires otherwise, references to the “Company,” “RxElite,” “we,” “our” and “us” for periods prior to the closing of the reverse merger on July 13, 2007, refer to RxElite Holdings Inc., a private Delaware corporation that is now our wholly-owned subsidiary, and references to the “Company,” “RxElite,” “we,” “our” and “us” for periods subsequent to the closing of the reverse merger on July 13, 2007, refer to RxElite, Inc., a publicly traded company, and its subsidiary, RxElite Holdings Inc.

Corporate History

We were organized as a limited liability company in the state of Delaware in November 2001 under the name Southridge Technology Group, LLC. On August 24, 2005, we were converted into a Delaware corporation and changed our name from Southridge Technology Group, LLC to Southridge Technology Group, Inc. Prior to July 13, 2007, we provided customized computing and communications services and solutions for small to medium-sized businesses.

On July 13, 2007, we entered into an agreement and plan of merger and reorganization with RxElite Acquisition Corp., our wholly-owned Delaware subsidiary, and RxElite Holdings Inc. On that date, RxElite Acquisition Corp. merged with and into RxElite Holdings Inc., with RxElite Holdings Inc. remaining as the surviving corporation and our wholly-owned subsidiary.

Immediately following the closing of the merger, under the terms of a split-off agreement, we transferred all of our pre-merger operating assets and liabilities to our wholly-owned subsidiary, STG Holdings, Inc., a Delaware corporation, and transferred all of its outstanding capital stock to our then-majority stockholders in exchange for cancellation of shares of our common stock held by those stockholders.

As a result of the merger and the split-off, we succeeded to the business of RxElite Holdings Inc. as our sole line of business and all of our then-current officers and directors resigned and were replaced by RxElite Holdings Inc.’s officers and directors. In addition, on October 29, 2007, we changed our name from Southridge Technology Group, Inc. to RxElite, Inc. and increased the number of our authorized shares from 99,000,000 shares (98,000,000 shares of common stock and 1,000,000 shares of preferred stock) to 201,000,000 shares, 200,000,000 of which are designated as common stock and 1,000,000 of which are designated as preferred stock.

The merger was accounted for as a reverse acquisition and recapitalization of RxElite Holdings Inc. for financial accounting purposes. Consequently, the assets and liabilities and the historical operations that are reflected in our financial statements for periods prior to the merger are those of RxElite Holdings Inc. and have been recorded at the historical cost basis of RxElite Holdings Inc., and our consolidated financial statements for periods after completion of the merger include both our and RxElite Holdings Inc.’s assets and liabilities, the historical operations of RxElite Holdings Inc. and our operations from the closing date of the merger.

Overview

We develop and market generic prescription drug products in specialty generic markets. Our business strategy focuses on three key tenets:

•	serve specialty generic segments;

•	employ low cost contract manufacturing; and

•	deliver unparalleled customer service defined by consistent supply and a high level of service.

Our strategy is to focus our marketed and pipeline products in specialty markets where we believe we can earn higher margins on our products due to limited competition and barriers to entry. These markets include products in the areas of anesthesia, sterile liquid dose drugs, which includes ophthalmic products, sterile inhalation respiratory products, and injectable drugs and active pharmaceutical ingredients (“APIs”). Barriers to entry in these specialty markets include limited industry capacity, patented manufacturing processes, difficult formulations and limited sources of APIs.

We currently have a portfolio of pipeline and marketed specialty products classified into three identifiable business segments:
•	anesthetic gases;
•	sterile liquid dose products; and
•	APIs.

In addition, we have one abbreviated new drug application, or ANDA, pending review at the Food and Drug Administration, or FDA, pursuant to an agreement with Alkem Laboratories Limited, and we own three other ANDAs that are dormant and are not actively marketed.

Our customers include hospitals and hospital group purchasing organizations, national and regional wholesalers, direct retail pharmacy stocking chains, leading homecare companies, and outpatient surgery centers and ambulatory care clinics.

Our principal executive offices are located at 1404 North Main Street, Suite 200, Meridian, Idaho 83642 and our telephone number is (208) 288-5550. We maintain websites at www.RxElite.com and www.RxEliteSevo.com which contain a description of our company, but such websites are not part of this prospectus. Please note that you should not view such websites as part of this prospectus and should not rely on such websites in making a decision to invest in our common stock.

The Offering
Common stock offered by the selling stockholder	31,175,071 (1)

Common stock outstanding	116,315,303 (2)
Use of proceeds	We will not receive any proceeds from the sale of common stock, but we may receive proceeds from the exercise of warrants by the selling stockholder.

OTC Bulletin Board Quote	RXEI.OB
Risk Factors
You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 3 of this prospectus before deciding whether or not to invest in shares of our common stock.

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(1)
Represents 5,594,033 shares of our common stock that were issued to the selling stockholder, 13,985,083 shares of our common stock underlying Series A warrants held by the selling stockholder and 11,595,955 shares of our common stock issuable upon the conversion of a convertible promissory note issued to the selling stockholder.

(2)	Represents the number of shares of our common stock outstanding as of June 2, 2008, and excludes:

•	4,509,624 shares of our common stock issuable upon exercise of outstanding stock options;
•	10,364,259 shares of our common stock reserved for future issuance under our 2007 Stock Incentive Plan;
•	25,177,817 shares of our common stock issuable upon exercise of outstanding warrants; and

•	Any shares of common stock issuable upon conversion or exercise of the note, Series A warrants and Series B warrants held by the selling stockholder.

Recent Developments

On December 31, 2007, we entered into a securities purchase agreement with the selling stockholder, pursuant to which we sold 5,594,033 shares of our common stock, a 9.50% senior secured redeemable convertible note in the principal amount of $10,500,000 (“Convertible Note”) a Series A warrant to purchase up to 13,985,083 shares of our common stock (“Series A Warrant”) and a Series B warrant to purchase up to 4,661,694 shares of our common stock (“Series B Warrant”, and together with the Series A Warrant, “Warrants”) for aggregate gross proceeds of $10,500,000 (“Securities Purchase Agreement”). To secure our obligations under the Convertible Note, we granted the selling stockholder a first priority perfected security interest in all of our assets and properties, together with all of the assets and properties of RxElite Holdings Inc., including the stock of RxElite Holdings Inc. On January 18, 2008, we entered into a letter agreement with the selling stockholder, pursuant to which we amended certain terms of the Convertible Note, the Series A Warrant and the Series B Warrant.

On January 4, 2008, our wholly owned subsidiary, FineTech Pharmaceutical Ltd. (formerly known as RxElite Israel Ltd.), a company organized under the laws of the State of Israel (“FineTech Pharmaceutical”), entered into an asset purchase agreement to acquire substantially all of the assets of FineTech Laboratories, Ltd., a company organized under the laws of the State of Israel (“FineTech”), for an aggregate purchase price of $6,200,000 (“FineTech Acquisition”). In connection with the FineTech Acquisition, Dr. Arie Gutman, the sole owner of FineTech and currently the president of FineTech Pharmaceutical and a director of our company, agreed not to engage in certain activities that would be competitive with our or FineTech Pharmaceutical’s business and to assign the right to receive royalties with respect to the sale of certain pharmaceutical products to us.

On May 30, 2008 we entered into a Loan and Security Agreement with NPIL Pharma, Inc. pursuant to which we obtained a term loan facility in the original principal amount of $3,000,000. We entered into the facility to fund the purchase of anesthetic vaporizers. The facility bears interest at 15% per annum and is secured by a lien and security interest on all of our assets, subject to rights granted to the selling stockholder under the Convertible Note.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), financing, revenue, operations, and compliance with applicable laws. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the following paragraphs. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward- looking statement. Market data used throughout this prospectus is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information. Although we believe that such sources are reliable, we do not guarantee the accuracy or completeness of this information, and we have not independently verified such information.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this prospectus, before purchasing shares of our common stock. There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment.

Risks Related to Our Business

We may require additional capital financing in connection with the planned expansion of our operations and development of new products and may have difficulty obtaining such additional capital on acceptable terms or at all. These factors could adversely affect our ability to pursue our strategy and negatively affect operations in future periods and caused our auditors to include a going concern qualification in the report on our audited financial statements for the fiscal year ended December 31, 2006.

We have incurred losses since inception and may continue to incur losses for the foreseeable future. We anticipate that our near future activities will be funded from the issuance of additional equity and funds provided by ongoing operations. If sales from operations are insufficient to support our planned development of new products and expansion of operations, we will need to access additional equity or debt capital. If public or private financing is not available when needed or is not available on terms acceptable to us, our growth and revenue-generating plans may be materially impaired. Such results could have a material adverse effect on our financial condition, results of operations and future prospects. As a result of these factors our auditors have included a going concern qualification in their report on our audited financial statements for the fiscal year ended December 31, 2006.

The majority of our inventory consists of Sevoflurane, a generic pharmaceutical that received FDA approval for use in the U.S. on May 2, 2007. There is no guarantee that Sevoflurane will provide us with our projected sales and cash flows. Failure to achieve projected margin and or market share will adversely affect our future financial position.

We rely on Minrad International, Inc. as our sole supplier of our distributed products, which could result in us not being able to obtain sufficient quantities to meet our short-term needs.

All the products that we currently distribute are produced by Minrad International, Inc. These products are the source of all of our current sales. If we were unable to acquire sufficient quantities of our products from Minrad International, Inc. or our products were not available, we would have to make a significant capital investment and divert resources to obtain such products. Manufacturers of our products are scarce and a disruption or termination of our relationship with Minrad could result in our inability to meet demand for our products, which could lead to customer dissatisfaction, damage our reputation, cause customers to cancel existing orders and to stop doing business with us and could result in the cessation of our business.

We have only one product line, consisting of Enflurane, Isoflurane, and Sevoflurane, we are not diversified, and a decrease in sales of this product line could seriously harm our business.

Our sole product line currently consists of Enflurane, Isoflurane, and Sevoflurane. As such, our line of products is not as diversified as those of some of our competitors. Consequently, if sales of Enflurane, Isoflurane, or Sevoflurane decline precipitously, our business would be seriously harmed, and it would likely be difficult for us to recover because we do not have the breadth of products that would enable us to sustain our business while seeking to develop new types of products or new markets for our existing product.

Our obligations to the selling stockholder as holder of our Convertible Note are secured by all of our assets, so if we default on those obligations, the selling stockholder could foreclose on our assets.

The selling stockholder, as holder of our convertible note, has a security interest in all of our assets and those of our subsidiary. As a result, if we default under our obligations under the Note, the selling stockholder could foreclose its security interests and liquidate some or all of our assets, which would harm our business, financial condition and results of operations.

If we are unable to successfully develop or commercialize new products, our operating results will suffer.

Our future growth and results of operations will depend to a significant extent upon our ability to successfully commercialize generic products in a timely manner that can be promoted through current marketing and distribution channels. There are numerous difficulties in developing and commercializing new products, including:

•	developing, testing and manufacturing products in compliance with regulatory standards in a timely manner;
•	receiving requisite regulatory approvals for such products in a timely manner;
•	the availability, on commercially reasonable terms, of raw materials, including active pharmaceutical ingredients and other key ingredients; and
•	unexpected delays or unanticipated costs.

There can be no assurance that we will successfully develop new pharmaceutical products or, if we do develop new products, that we will successfully integrate such new products into our existing product lines. In addition, there can be no assurance that we will receive all necessary FDA approvals or that such approvals will not involve delays, which could adversely affect the marketing and sale of our products. Our failure to develop new products and receive FDA approvals for such products in a timely manner could have a material adverse effect on our business, financial condition and results of operations.

Our success depends on the development of generic and off-patent pharmaceutical products that are particularly susceptible to competition, substitution and reimbursement policies.

Our success depends, in part, upon our ability to anticipate which branded pharmaceuticals are about to come off patent and thus permit us to develop, manufacture (or contract with third-parties to manufacture) and market equivalent generic pharmaceutical products. Generic pharmaceutical products must meet the same quality standards as branded pharmaceutical products, even though these equivalent generic pharmaceutical products are sold at prices that are significantly lower than that of branded pharmaceutical products. Generic substitution is regulated by federal and state governments, as is reimbursement for generic drug dispensing. There can be no assurance that substitution will be permitted for newly approved generic drugs or that such products will be subject to government reimbursement. In addition, generic pharmaceutical products that third parties develop may render our generic pharmaceutical products noncompetitive or obsolete. There can be no assurance that we will be able to consistently bring generic pharmaceutical products to market quickly and efficiently in the future. An increase in competition in the sale of generic pharmaceutical products or our failure to bring such products to market before our competitors could have a material adverse effect on our business, financial condition and results of operations.

If brand pharmaceutical companies are successful in limiting the use of generics through their legislative, regulatory, and commercial efforts, our sales of generic products may suffer.

Many brand pharmaceutical companies increasingly have used state and federal legislative and regulatory means to delay generic competition. These efforts have included:
•

pursuing new patents for existing products that may be granted just before the expiration of one patent, which could extend patent protection for additional years or otherwise delay the launch of generics;

•	using the Citizen Petition process to request amendments to FDA standards;
•	seeking changes to U.S. Pharmacopeia, an organization that publishes industry recognized compendia of drug standards;
•	attaching patent extension amendments to non-related federal legislation;
•	engaging in state-by-state initiatives to enact legislation that restricts the substitution of some branded drugs, which could have an impact on products that we are developing; and
•	implementing commercial efforts to switch patients towards branded drugs with longer patent protection.

If brand pharmaceutical companies are successful in limiting the use of generic products through these or other means, our sales of generic products may decline. If we experience a material decline in generic product sales, our results of operations, financial condition and cash flows will suffer.

From time to time we may need to rely on licenses to proprietary technologies, which may be difficult or expensive to obtain.

We may need to obtain licenses to patents and other proprietary rights held by third parties to develop, manufacture (or contract with third-parties to manufacture) and market products. If we are unable to timely obtain these licenses on commercially reasonable terms, our ability to commercially market our products may be inhibited or prevented.

Our business may be adversely affected by a decline in key products.

The sales of our products could underperform due to numerous factors, many of which are beyond our control, including:
•	lower prices or better terms offered on similar products by other manufacturers or marketers;
•	substitute or alternative products or therapies;
•	development by others of new pharmaceutical products or treatments that are more effective than our products;
•	introduction of other generic equivalents or products that may be therapeutically interchanged with our products;
•	interruptions in the manufacturing or supply of our products or their ingredients;
•	changes in the prescribing practices of physicians;
•	changes in third-party reimbursement practices; and
•	pending FDA approval of pipeline products.

Any factor adversely affecting the sale of these or our other key products may cause our sales to decline. In particular, if sales of Sevoflurane do not meet our expectations, our operating results will suffer and our ongoing partnering relationship with Minrad International, Inc. will be at risk.

Our sales depend on sales of products manufactured by third-parties, which we cannot control.

We derive all of our sales from the sale of products manufactured by third parties. There can be no assurance that our dependence on third parties for the manufacture of such products will not adversely affect our profit margins or our ability to develop and deliver our products on a timely and competitive basis. If for any reason we are unable to obtain or retain third-party manufacturers on commercially acceptable terms, we may not be able to distribute certain of our products as planned. No assurance can be made that the third-party manufacturers we use will be able to provide us with sufficient quantities of our products or that the products supplied to us will meet our specifications. Any delays or difficulties with third-party manufacturers could adversely affect the marketing and distribution of certain of our products, which could have a material adverse effect on our business, financial condition and results of operations.

We may be required to perform additional testing if manufacturing problems are identified after the products are on the market.

If manufacturing problems occur, product recalls may be required, regulatory approval may be withdrawn and reformulation of products, additional testing, and changes to or re-approvals of the facilities manufacturing our products may be required, any of which could have a material adverse effect on sales of the affected products and on our business and results of operations.

If we are unable to obtain sufficient supplies from key suppliers that in some cases may be the only source of finished products or raw materials, our ability to deliver our products to the market may be impeded.

We are required to identify the supplier(s) of all the raw materials for our products in our applications with the FDA. To the extent practicable, we attempt to identify more than one supplier in each drug application. However, some products and raw materials are available only from a single source and, in some cases, only one supplier of products and raw materials has been identified, even in instances where multiple sources exist. We were dependent on two outside suppliers who accounted for 67.3% and 32.5% of our product purchases during the fiscal year ended December 31, 2006 and are currently dependent on Minrad International, Inc. as the sole supplier of our product purchases. If our outside suppliers experienced regulatory or supply-related difficulties that inhibit their ability to deliver products and raw materials to us and, to the extent any difficulties experienced by our suppliers cannot be resolved within a reasonable time, and at reasonable cost, or if raw materials for a particular product become unavailable from an approved supplier and we are required to qualify a new supplier with the FDA, we may not be able to manufacture our products as planned, our sales and marketing efforts could be delayed and our profit margins and market share for the affected product could decrease.

Although we do not currently purchase any products under our existing arrangements with foreign suppliers, our arrangements with foreign suppliers are subject to certain additional risks, including the availability of government clearances, export duties, political instability, war, acts of terrorism, currency fluctuations and restrictions on the transfer of funds. Arrangements with international raw material suppliers are subject to, among other things, FDA regulation, customs clearances, various import duties and other government clearances. Acts of governments outside the U.S. may affect the price or availability of raw materials needed for the development or manufacture of our products.

The formulation, development, manufacture (or contracting with third-parties to manufacture) and sale of our products involves the risk of product liability claims by consumers and other third parties, and insurance against such potential claims is expensive and may be difficult to obtain.

The formulation, development, manufacture (or contracting with third-parties to manufacture) and sale of our products involve an inherent risk of product liability claims and the associated adverse publicity. Insurance coverage is expensive and may be difficult to obtain, and may not be available in the future on acceptable terms, or at all. Although we currently maintain product liability insurance for our products in amounts we believe to be commercially reasonable, if the coverage limits of these insurance policies are not adequate, a claim brought against us, whether covered by insurance or not, could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We may require additional capital to grow our business and such funds may not be available to us.

We may require additional funds to grow our business. We may seek additional funds through public and private financing, including equity and debt offerings. However, adequate funds through the financial markets or from other sources may not be available when needed or on terms acceptable to us. The “going concern” qualification in our independent registered public accountants’ report related to their audit of our most recent audited consolidated financial statements for the year ended December 31, 2006 may significantly limit the availability of financing sources to us. In addition, because our common stock currently is traded on the OTC Bulletin Board and not listed on a national exchange, we may experience further difficulty accessing the capital markets. Without sufficient additional funding, we may be unable to pursue growth opportunities that we view as essential to the expansion of our business. Further, the terms of such additional financing, if obtained, may require the granting of rights, preferences or privileges senior to those of our common stock and could result in substantial dilution of the existing ownership interests of our common stockholders and could include covenants and restrictions that limit our ability to operate or expand our business in a manner that we deem to be in our best interest.

Our indebtedness and restrictive debt covenants could limit our financing options and liquidity position, which would limit our ability to grow our business.

The terms of our Convertible Note could have negative consequences to us, such as:
•	we may be unable to obtain additional financing to fund working capital, operating losses, capital expenditures or acquisitions on terms acceptable to us, or at all;
•	we may be unable to refinance our indebtedness on terms acceptable to us, or at all; and
•	we may be more vulnerable to economic downturns and our ability to withstand competitive pressure may be limited.

Additionally, covenants in the securities purchase agreement governing the Convertible Note impose operating and financial restrictions on us. These restrictions prohibit or limit our ability, and the ability of our subsidiaries, to, among other things:
•	pay cash dividends to our stockholders;
•	incur additional indebtedness;
•	permit liens on assets or conduct sales of assets; and
•	engage in transactions with affiliates.

These restrictions may limit our ability to obtain additional financing, withstand downturns in our business or take advantage of business opportunities. Moreover, additional debt financing we may seek may contain terms that include more restrictive covenants, may require repayment on an accelerated schedule or may impose other obligations that limit our ability to grow our business, acquire needed assets, or take other actions we might otherwise consider appropriate or desirable.

Dependence on key executive officers.

Our success will depend, in part, on our ability to attract and retain key executive officers. The inability to attract and retain key executive officers, or the loss of one or more of our key executive officers could have a material adverse effect on our business, financial condition and results of operations.

We must continue to attract and retain key personnel to be able to compete successfully.

Our performance depends, to a large extent, on the continued service of our key personnel, other technical employees, managers and sales personnel and our ability to continue to attract and retain such personnel. Competition for such personnel is intense, particularly for highly motivated and experienced pharmaceutical personnel. We are facing increasing competition from companies with greater financial resources for such personnel. There can be no assurance that we will be able to attract and retain sufficient numbers of highly-skilled personnel in the future, and the inability to do so could have a material adverse effect on our business, and financial condition and results of operations.

Risks Relating To Investing In the Pharmaceutical Industry

We are subject to substantial regulation by the FDA, the Drug Enforcement Agency and other regulatory agencies. The costs of complying or the consequences of failing to comply with such regulations may have a material adverse effect on our ability to conduct our business.

Virtually all aspects of our business, including the development, testing, manufacturing, processing, quality, safety, efficacy, packaging, labeling, recordkeeping, distribution, storage and advertising of our products and disposal of waste products arising from these activities, are subject to extensive regulation by federal, state and local governmental authorities in the U.S., including the FDA, and are increasingly subject to regulation in foreign countries. Compliance with these regulations is costly and time-consuming.

The manufacturing facilities and procedures of our suppliers are subject to ongoing regulation, including periodic inspection by the FDA, the Drug Enforcement Agency, or DEA, foreign regulatory agencies, and other regulatory authorities, including state controlled substance authorities. For example, manufacturers of pharmaceutical products must comply with detailed regulations governing current good manufacturing practices, including requirements relating to quality control and quality assurance. Funds, time and effort must be spent in the areas of production, safety, quality control and quality assurance to ensure compliance with these regulations. Notwithstanding our efforts to ensure compliance with all laws, rules and regulations, there can be no assurance that the manufacturing facilities of our suppliers will not be subject to regulatory action in the future.

Products to be sold by us generally must receive appropriate regulatory clearance before they can be sold in a particular country, including the U.S. Delays in the introduction of a product may result from, among other things, insufficient or incomplete submissions to the FDA or similar regulatory authorities in foreign countries for approval of a product, objections by another company with respect to our submissions for approval, new patents by other companies, patent challenges by other companies that result in a 180-day exclusivity period and a 30-month stay, and changes in regulatory policy during the period of product development or during the regulatory approval process. The FDA and foreign regulatory authorities have extensive administrative and judicial enforcement powers over the activities of pharmaceutical manufacturers and marketers to ensure compliance with FDA regulations. Those powers include, but are not limited to, the authority to initiate court action to seize unapproved or non-complying products, to enjoin non-complying activities, to halt manufacturing operations that are not in compliance with cGMP, to recall products, to seek civil monetary and criminal fines and penalties. Other enforcement activities include the refusal to approve product applications or to revoke drug approvals previously granted and remove from the market previously approved products for various reasons, including issues related to current good manufacturing practices for that particular product or in general. Any such enforcement activities could have a material adverse effect on our business, financial condition, and results of operations.

We may be subject from time to time to any such enforcement activities and any product recalls initiated by us or by the FDA and foreign regulatory authorities, unexpected delays in obtaining regulatory approvals, the revocation of a prior approval, the restriction or prohibition on sales of products we market, or the halting of the operations of our third-party manufacturers, each of which could impose significant costs on us and adversely affect our ability to generate revenue.

Our inability or the inability of our suppliers to comply with applicable FDA and other regulatory requirements could result in, among other things, warning letters, fines, consent decrees restricting or suspending the operations of our third-party manufacturers, delay of approvals for new products, injunctions, civil penalties, recall or seizure of products, total or partial suspension of sales and potential criminal prosecution. Any of these or other regulatory actions could materially adversely affect our business and financial condition.

We must obtain approval from the FDA for each pharmaceutical product that we market. The FDA approval process is typically lengthy and expensive, and approval is never certain. Our new products could take a significantly longer time than we expect to gain regulatory approval and may never gain approval. Even if the FDA or another regulatory agency approves a product, the approval may limit the indicated uses for a product, which may otherwise limit our ability to promote, sell and distribute a product.

We and our third-party manufacturers are subject to periodic inspection by the FDA to assure regulatory compliance regarding the manufacturing, distribution, and promotion of sterile pharmaceutical products. The FDA imposes stringent mandatory requirements on the manufacture and distribution of sterile pharmaceutical products to ensure their sterility. The FDA also regulates drug labeling, promotion and advertising of prescription drugs. A finding by a governmental agency or court that we are not in compliance the FDA requirements could have a material adverse effect on our business, financial condition and results of operations.

If the FDA changes its regulatory position, it could force us to delay or suspend indefinitely, the operations of our third-party manufacturers, distribution or sales of certain products. While we believe that all of our current pharmaceuticals are lawfully marketed in the U.S. and have received the requisite agency approvals for manufacture and sale, such marketing authority is subject to withdrawal by the FDA. In addition, modifications or enhancements of approved products are in many circumstances subject to additional FDA approvals which may or may not be granted and which may be subject to a lengthy application process.

We may implement product recalls and could be exposed to significant product liability claims; we may have to pay significant amounts to those harmed and may suffer from adverse publicity as a result.

The manufacturing and marketing of pharmaceuticals involves an inherent risk that our products may prove to be defective and cause a health risk. In that event, we may voluntarily implement a recall or market withdrawal or may be required to do so by a regulatory authority. In the case of a product recall, whether voluntary or mandated, we could experience significant costs, potential disruptions in the supply of our products to our customers, and adverse publicity, all of which could harm our ability to market our products.

Although we are not currently subject to any material product liability proceedings, we may incur material liabilities relating to product liability claims in the future. Even meritless claims could subject us to adverse publicity, hinder us from securing insurance coverage in the future and require us to incur significant legal fees and divert the attention of the key employees from running our business. Successful product liability claims brought against us could have a material adverse effect on our business, financial condition and results of operations.

We currently have product liability insurance in the amount of $5,000,000 for aggregate annual claims with a $25,000 deductible per incident and a $125,000 aggregate annual deductible. However, there can be no assurance that such insurance coverage will be sufficient to fully cover potential claims. Additionally, there can be no assurance that adequate insurance coverage will be available in the future at acceptable costs, if at all, or that a product liability claim would not have a material adverse effect on our business, financial condition and results of operations.

The FDA may authorize sales of some prescription pharmaceuticals on an over-the-counter drug or a non-prescription basis, which would reduce the profitability of our prescription products.

From time to time, the FDA elects to permit sales of some pharmaceuticals currently sold on a prescription basis, without a prescription. FDA approval of the sale of our products without a prescription would reduce demand for our competing prescription products and, accordingly, reduce our profits. The FDA may also require us to stop selling our product as a prescription drug and obtain approval of the product for over-the-counter sale.

The pharmaceutical industry is highly competitive and changes in technology could render our products obsolete.

We face significant competition from other pharmaceutical companies, including major pharmaceutical companies with financial resources substantially greater than ours, in developing, acquiring, manufacturing and marketing pharmaceutical products. The selling prices of pharmaceutical products typically decline as competition increases. Further, other products now in use, under development or acquired by other pharmaceutical companies, may be more effective or offered at lower prices than our current or future products. The industry is characterized by rapid technological change that may render our products obsolete, and competitors may develop their products more rapidly than we can. Competitors may also be able to complete the regulatory process sooner, and therefore, may begin to market their products in advance of our products. We believe that competition in sales of our products is based primarily on price, service and technical capabilities.

Sales and gross profit derived from the sales of generic pharmaceutical products tend to follow a pattern based on certain regulatory and competitive factors. As patents for brand name products and related exclusivity periods expire, the first generic manufacturer to receive regulatory approval for generic equivalents of such products is generally able to achieve significant market penetration. As competing off-patent manufacturers receive regulatory approvals on similar products or as brand manufacturers launch generic versions of such products (for which no separate regulatory approval is required), market share, sales and gross profit typically decline, in some cases dramatically. Accordingly, the level of market share, revenue and gross profit attributable to a particular generic product normally is related to the number of competitors in that product’s market and the timing of that product’s regulatory approval and launch, in relation to competing approvals and launches. Consequently, we must continue to develop and introduce new products in a timely and cost-effective manner to maintain our sales and gross margins. Additionally, as new competitors enter the market, there may be increased pricing pressure on certain products, which would result in lower gross margins. There can be no assurance that we will be able to develop or acquire commercially attractive pharmaceutical products, additional competitors will not enter the market or competition from other pharmaceutical companies will not have a material adverse effect on our business, financial condition and results of operations.

Sales of our products may continue to be adversely affected by the continuing consolidation of our distribution network and the concentration of our customer base.

Our principal customers are wholesale drug distributors, retail drug store chains, hospitals and alternate site health care facilities. These customers comprise a significant part of the distribution network for pharmaceutical products in the U.S. This distribution network is continuing to undergo significant consolidation marked by mergers and acquisitions and the growth of large retail drug store chains. As a result, a small number of customers control a significant share of the market. We expect that consolidation of drug wholesalers and retailers will increase pricing and other competitive pressures on drug manufacturers.

We depend on a small number of national account customers, the loss of any of which could have a material adverse effect.

A small number of customers account for a large portion of the market’s generic drug purchases. For the fiscal year ended December 31, 2006, our three largest customers accounted for approximately 35%, 15% and 7% of net sales, respectively. For the fiscal year ended December 31, 2007, our three largest customers accounted for approximately 22.7%, 17.6% and 13.6% of net sales, respectively. The loss of one or more of these customers, together with a delay or inability to secure an alternative distribution source for end users, could have a material negative impact on our revenue and results of operations. A change in purchasing patterns, a decrease in inventory levels, an increase in returns of our products, delays in purchasing products and delays in payment for products by one or more customers also could have a material negative impact on our revenue and results of operations.

We will face uncertainty related to pricing and reimbursement and health care reform.

In both domestic and foreign markets, sales of our products will depend in part on the availability of reimbursement from third-party payors such as government health administration authorities, private health insurers, health maintenance organizations and other health care-related organizations. Reimbursement by such payors is presently undergoing reform and there is significant uncertainty at this time how this will affect sales of certain pharmaceutical products.

Medicare, Medicaid and other governmental healthcare programs govern drug coverage and reimbursement levels in the U.S. Federal law requires all pharmaceutical manufacturers to rebate a percentage of their revenue arising from Medicaid-reimbursed drug sales to individual states. Our rebates to Medicare vary by state, and historically, we rebate about 1.5% of sales in state Medicare rebates. Both the federal and state governments in the United States and foreign governments continue to propose and pass new legislation, rules and regulations designed to contain or reduce the cost of health care. Existing regulations that affect the price of pharmaceutical and other medical products may also change before any products are approved for marketing. Cost control initiatives could decrease the price that we receive for any product developed in the future. In addition, third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services and litigation has been filed against a number of pharmaceutical companies in relation to these issues. Our products may not be considered cost effective or adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an adequate return on our investment.

Other companies may claim that we infringe their intellectual property or proprietary rights, which could cause us to incur significant expenses or prevent us from selling products.

Our success will depend in part on our ability to operate without infringing the patents and proprietary rights of third parties. The manufacture, use and sale of new products have been subject to substantial patent rights litigation in the pharmaceutical industry. These lawsuits generally relate to the validity and infringement of patents or proprietary rights of third parties. Infringement litigation is prevalent with respect to generic versions of products for which the patent covering the brand name product is expiring, particularly since many companies that market generic products focus their development efforts on products with expiring patents. Other pharmaceutical companies, biotechnology companies, universities and research institutions may have filed patent applications or may have been granted patents that cover aspects of our products or our licensors’ products, product candidates or other technologies.

Future or existing patents issued to third parties may contain patent claims that conflict with our products. We expect to be subject to infringement claims from time to time in the ordinary course of business, and third parties could assert infringement claims against us in the future with respect to our current products or with respect to products that we may develop or license. Litigation or interference proceedings could force us to:
•	stop or delay selling, manufacturing or using products that incorporate or are made using the challenged intellectual property;
•	pay damages; or
•	enter into licensing or royalty agreements that may not be available on acceptable terms, if at all.

Any litigation or interference proceedings, regardless of their outcome, would likely delay the regulatory approval process, be costly and require significant time and attention of key management and technical personnel.

Any inability to protect intellectual property rights in the U.S. and foreign countries could limit our ability to facilitate the manufacture of, or to sell, our products.

The patent and proprietary rights position of competitors in the pharmaceutical industry generally is highly uncertain, involves complex legal and factual questions, and is the subject of much litigation. We will rely on trade secrets, unpatented proprietary know-how, continuing technological innovation and, in some cases, patent protection to preserve a competitive position. Our patents and licensed patent rights may be challenged, invalidated, infringed or circumvented, and the rights granted in those patents may not provide proprietary protection or competitive advantages to us. We and our licensors may not be able to develop patentable products. Even if patent claims are allowed, the claims may not issue, or in the event of issuance, may not be sufficient to protect the technology owned by or licensed to us. Third party patents could reduce the coverage of the patent’s license, or that may be licensed to or owned by us. If patents containing competitive or conflicting claims are issued to third parties, we may be prevented from commercializing the products covered by such patents, or may be required to obtain or develop alternate technology. In addition, other parties may duplicate, design around or independently develop similar or alternative technologies. There can be no assurances that any patent applications or other proprietary rights, including licensed rights, relating to our potential products or processes will result in patents being issued or other proprietary rights secured, or that the resulting patents or proprietary rights, if any, will provide protection against competitors who successfully challenge our patents or proprietary rights, obtain patents or proprietary rights that may have an adverse effect on our ability to conduct business or are able to circumvent our patent or proprietary rights position.

It is possible that other parties have conducted or are conducting research and could make discoveries of pharmaceutical formulations or processes that would precede any discoveries made by us, which could prevent us from obtaining patent or other protection for these discoveries or marketing products developed therefrom. Consequently, there can be no assurance that others will not independently develop pharmaceutical products similar to or obsolescing those that we are planning to develop, or duplicate any of our products. Our inability to obtain patents for, or other proprietary rights in, our products and processes or the ability of competitors to circumvent or obsolete our patents or proprietary rights could have a material adverse effect on our business, financial condition, and results of operations.

We may not be able to prevent third parties from infringing or using our intellectual property, and the parties from whom we may license intellectual property may not be able to prevent third parties from infringing or using the licensed intellectual property. We generally will control and limit access to, and the distribution of, our product documentation and other proprietary information. Despite efforts to protect this proprietary information, however, unauthorized parties may obtain and use information that we may regard as proprietary. Other parties may independently develop similar know-how or may even obtain access to these technologies.

The laws of some foreign countries do not protect proprietary information to the same extent as the laws of the U.S., and many companies have encountered significant problems and costs in protecting their proprietary information in these foreign countries.

The U.S. Patent and Trademark Office and the courts have not established a consistent policy regarding the breadth of claims allowed in pharmaceutical patents. The allowance of broader claims may increase the incidence and cost of patent interference proceedings and the risk of infringement litigation. On the other hand, the allowance of narrower claims may limit the value of our proprietary rights.

We may need to change our business practices to comply with changes to, or may be subject to charges under, the fraud and abuse laws.

We will be subject to various federal and state laws pertaining to health care fraud and abuse, including anti-kickback, marketing and pricing laws. Violations of these laws are punishable by criminal and/or civil sanctions, including, in some instances, imprisonment and exclusion from participation in federal and state health care programs such as Medicare and Medicaid. We may have to change our business practices, or existing business practices could be challenged as unlawful due to changes in laws, regulations or rules or due to administrative or judicial findings, which could materially adversely affect our business.

We may become subject to federal false claims or other similar litigation brought by private individuals and the government.

The Federal False Claims Act allows persons meeting specified requirements to bring suit alleging false or fraudulent Medicare or Medicaid claims and to share in any amounts paid to the government in fines or settlement. These suits, known as qui tam actions, have increased significantly in recent years and have increased the risk that a health care company will have to defend a false claim action, pay fines and/or be excluded from Medicare and Medicaid programs. Federal false claims litigation can lead to civil monetary penalties, criminal fines and imprisonment and/or exclusion from participation in Medicare, Medicaid and other federally funded health programs. Other alternate theories of liability may also be available to private parties seeking redress for such claims. A number of parties have brought claims against numerous pharmaceutical manufacturers, and there can be no assurance that such claims will not be brought against us, or if they are brought, that such claims might not be successful.

Risks related to FineTech Pharmaceutical

The principal research and development and manufacturing facilities of FineTech Pharmaceutical, our wholly-owned subsidiary, are located in Israel and the unstable military and political conditions of Israel may cause interruption or suspension of our business operations without warning.

FineTech Pharmaceutical’s principal research and development and manufacturing facilities are located in Haifa, Israel. As a result, FineTech Pharmaceutical is directly influenced by the political, economic and military conditions affecting Israel. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors and, since September 2000, involving the Palestinian population, and a state of hostility, varying in degree and intensity, has led to security and economic problems for Israel and companies based in Israel. Acts of random terrorism periodically occur which could affect our operations or personnel. In addition, Israeli-based companies and companies doing business with Israel, have been the subject of an economic boycott by members of the Arab League and certain other predominantly Muslim countries since Israel’s establishment. Although Israel has entered into various agreements with certain Arab countries and the Palestinian Authority, and various declarations have been signed in connection with efforts to resolve some of the economic and political problems in the Middle East, we cannot predict whether or in what manner these problems will be resolved. Also, since the end of September 2000, there has been a marked increase in the level of terrorism in Israel, which has significantly damaged both the Israeli economy and levels of foreign and local investment. Furthermore, certain of FineTech Pharmaceutical’s officers and employees may be obligated to perform annual reserve duty in the Israel Defense Forces and are subject to being called up for active military duty at any time.

We have significant international operations, including in Israel, which may be adversely affected by acts of terrorism, major hostilities or adverse legislation or litigation.

Significant portions of FineTech Pharmaceutical’s operations are conducted outside of the United States, and FineTech Pharmaceutical imports a substantial number of products into the United States. FineTech Pharmaceutical may, therefore, be directly affected and denied access to our customers by a closure of the borders of the United States for any reason or as a result of other economic, political and military conditions in the countries in which FineTech Pharmaceutical’s businesses are located. FineTech Pharmaceutical may also be affected by currency exchange rate fluctuations and the exchange control regulations of such countries or other political crises or disturbances, which impede access to FineTech Pharmaceutical’s suppliers.

FineTech Pharmaceutical’s executive offices and manufacturing facilities are located in Israel. FineTech Pharmaceutical’s Israeli operations are dependent upon materials imported from outside of Israel. We also export significant amounts of products from Israel. Accordingly, FineTech Pharmaceutical’s operations could be materially and adversely affected by acts of terrorism or if major hostilities should occur in the Middle East or trade between Israel and its present trading partners should be curtailed, including as a result of acts of terrorism in the United States or elsewhere. Any such effects may not be covered by insurance.

FineTech Pharmaceutical is subject to legislation in Israel, primarily relating to patents and data exclusivity provisions, that may prevent FineTech Pharmaceutical from exporting Israeli-manufactured products in a timely fashion. Additionally, the existence of third-party patents in Israel, with the attendant risk of litigation, may cause FineTech Pharmaceutical to move production outside of Israel or otherwise adversely affect FineTech Pharmaceutical’s ability to export certain products from Israel.

Because some of FineTech Pharmaceutical’s officers are located in non-U.S. jurisdictions, there may be no effective recourse against the management for misconduct and may not be able to enforce judgment and civil liabilities against its officers, experts and agents.

Most of FineTech Pharmaceutical’s officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult to enforce within the United States any judgments obtained against FineTech Pharmaceutical’s officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any U.S. state.

FineTech Pharmaceutical’s failure to comply with applicable environmental laws and regulations worldwide could adversely impact FineTech Pharmaceutical’s business and results of operations.

FineTech Pharmaceutical is subject to laws and regulations concerning the environment, safety matters, regulation of chemicals and product safety in the countries where FineTech Pharmaceutical manufactures and sells its products or otherwise operates its business. These requirements include regulation of the handling, manufacture, transportation, use and disposal of materials, including the discharge of pollutants into the environment. In the normal course of FineTech Pharmaceutical’s business, FineTech Pharmaceutical is exposed to risks relating to possible releases of hazardous substances into the environment that could cause environmental or property damage or personal injuries, and that could require remediation of contaminated soil and groundwater. Under certain laws, FineTech Pharmaceutical may be required to remediate contamination at certain of FineTech Pharmaceutical’s properties regardless of whether the contamination was caused by FineTech Pharmaceutical, or by previous occupants of the property.

In recent years, the operations of all companies have become subject to increasingly stringent legislation and regulation related to occupational safety and health, product registration and environmental protection. Such legislation and regulations are complex and constantly changing, and FineTech Pharmaceutical cannot assure you that future changes in laws or regulations would not require it to install additional controls for certain of FineTech Pharmaceutical’s emission sources, to undertake changes in its manufacturing processes or to remediate soil or groundwater contamination at facilities where such clean-up is not currently required.

Risks Relating to the Market for our Common Stock

We may issue additional shares of our common stock upon the redemption of the Convertible Note or for our failure to meet certain performance targets, which could result in our existing stockholders experiencing dilution.

The Convertible Note allows us, so long as there is not an event of default, to redeem up to 100% of the Note. However, should we redeem more than 50% of the Note, our Series B Warrant will become exercisable at $1.1262 per share for 4,661,694 shares if the Note is redeemed in full, or such less number of shares, as adjusted pro rata depending on how much of the Note is redeemed. In addition, should we fail to meet certain earnings targets commencing in the first fiscal quarter of 2008 and more than 50% of the Note has not yet been redeemed, the conversion price of the Note shall be reset to the lower of (i) the then current conversion price or (ii) 85% of the average market price of our common stock at such time. Each of these scenarios could lead to us issuing substantially more shares of our common stock to the noteholder at discounted prices, which will lead to greater dilution of existing stockholders’ percentage of ownership and voting power.

The requirements of being a public company may strain our resources and distract management.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and the Sarbanes-Oxley Act of 2002. These requirements are extensive. The Securities Exchange Act of 1934, as amended, requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act of 2002 requires that we maintain effective disclosure controls and procedures and internal controls for financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight is required. This may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations.

Because we became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with us becoming public through a “reverse merger”. Securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any secondary offerings on our behalf.

There is currently a limited trading market for our common stock and we cannot ensure that one will ever develop or be sustained.

There is currently a limited trading market for our common stock. We cannot predict how liquid the market for our common stock might become. Our common stock is currently approved for quotation on the OTC Bulletin Board. We anticipate listing our common stock as soon as practicable on either the American Stock Exchange, the NASDAQ Stock Market or a different national or other securities exchange, assuming that we can satisfy the initial listing standards for such. We currently do not satisfy the initial listing standards, and cannot ensure that we will be able to satisfy such listing standards or that our common stock will be accepted for listing on any such exchange. Should we fail to satisfy the initial listing standards of such exchanges, or our common stock be otherwise rejected for listing and remain on the OTC Bulletin Board or be suspended from the OTC Bulletin Board, the trading price of our common stock could suffer, the trading market for our common stock may be less liquid and our common stock price may be subject to increased volatility.

In addition, the price at which our common stock may be sold is very unpredictable because there are very few trades in our common stock. Because our common stock is so thinly traded, a large block of shares traded can lead to a dramatic fluctuation in the share price.

Failure to comply with internal control attestation requirements could lead to loss of public confidence in our financial statements and negatively impact our stock price.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we will be required to include in each Annual Report on Form 10-K, management’s assessment of the effectiveness of our internal control over financial reporting. Furthermore, beginning with the fiscal year ending on December 31, 2008, our independent registered public accounting firm will be required to attest to whether management’s assessment of the effectiveness of internal controls over financial reporting is fairly stated in all material respects and separately report on whether it believes we maintained, in all material respects, effective internal control over financial reporting. If we fail to timely complete the development of our internal controls and management is unable to make this assessment, or, once required, if the independent registered public accounting firm cannot timely attest to this assessment, we could be subject to regulatory sanctions and a loss of public confidence in our internal control and the reliability of our financial statements, which ultimately could negatively impact our stock price.

Any future acquisitions and other material changes in our operations likely will require us to expand and possibly revise our disclosure controls and procedures, internal controls and related corporate governance policies. In addition, the new and changed laws and regulations are subject to varying interpretations in many cases due to their lack of specificity and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. If our efforts to comply with new or changed laws and regulations differ from the conduct intended by regulatory or governing bodies due to ambiguities or varying interpretations of the law, we could be subject to regulatory sanctions, our reputation may be harmed and our stock price may be adversely affected.

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act of 2002 and new rules subsequently implemented by the Securities and Exchange Commission have required changes in corporate governance practices of public companies. As a public company, we expect these new rules and regulations to increase our compliance costs in 2008 and beyond and to make certain activities more time consuming and costly. As a public company, we also expect that these new rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance in the future and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

Persons associated with securities offerings, including consultants, may be deemed to be broker dealers.

In the event that any of our outstanding securities were offered without engaging a registered broker-dealer we may face claims for rescission and other remedies. If any claims or actions were to be brought against us relating to our lack of compliance with the broker-dealer requirements, we could be subject to penalties, required to pay fines, make damages payments or settlement payments, or repurchase such securities. In addition, any claims or actions could force us to expend significant financial resources to defend ourselves, could divert the attention of our management from our core business and could harm our reputation.

Future changes in financial accounting standards or practices may cause adverse unexpected financial reporting fluctuations and affect reported results of operations.

A change in accounting standards or practices can have a significant effect on our reported results and may even affect its reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way it conducts business.

Our officers and directors own a substantial amount of our common stock and, therefore, exercise significant control over our corporate governance and affairs, which may result in their taking actions with which you do not agree.

Our executive officers and directors, and entities affiliated with them, beneficially own approximately 33% of our outstanding common stock. These stockholders, if they act together, may be able to exercise substantial influence over the outcome of all corporate actions requiring approval of our stockholders, including the election of directors and approval of significant corporate transactions, which may result in corporate action with which you do not agree. This concentration of ownership may also have the effect of delaying or preventing a change in control, which might be in your best interest, but which might negatively affect the market price of our common stock.

Significant quarterly fluctuation of our results of operations which may increase the volatility of our stock price.

Our results of operations may vary from quarter to quarter due to a variety of factors including, but not limited to, the timing of the development and marketing of new pharmaceutical products, the failure to develop such products, delays in obtaining government approvals, including FDA approval of applications for our products, expenditures to comply with governmental requirements for manufacturing facilities, expenditures incurred to acquire and promote pharmaceutical products, changes in our customer base, a customer’s termination of a substantial account, the availability and cost of raw materials, interruptions in supply by third-party manufacturers, the introduction of new products or technological innovations by our competitors, loss of key personnel, changes in the mix of products sold by us, changes in sales and marketing expenditures, competitive pricing pressures, expenditures incurred to pursue or contest pending or threatened legal action and our ability to meet our financial covenants. There can be no assurance that we will be successful in avoiding losses in any future period. Such fluctuations may result in volatility in the price of our common stock.

Our stock price may be volatile in response to market and other factors, which may limit our ability to raise capital in the future or cause investment losses for our stockholders.

The market price for our stock may continue to be, volatile and subject to price and volume fluctuations in response to market and other factors, including the following, some of which are beyond our control:
•	the concentration of the ownership of our shares by a limited number of affiliated stockholders may limit interest in our securities;
•	variations in quarterly operating results from the expectations of securities analysts or investors;
•	revisions in securities analysts’ estimates or reductions in security analysts’ coverage;
•	announcements of technological innovations or new products or services by us or our competitors;
•	reductions in the market share of our products;
•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
•	general technological, market or economic trends;
•	investor perception of our industry or prospects;
•	insider selling or buying;
•	sales of large blocks of our stock;
•	investors entering into short sale contracts;
•	regulatory developments affecting our industry in general or us or our products in particular;
•	additions or departures of key personnel;

•	major catastrophic events;
•	failure of our common stock to be quoted on the OTC Bulletin Board or listed on the NASDAQ Capital Market, American Stock Exchange, or other national securities market or exchange;
•	changes in accounting principles; and
•	discussion of us or our stock price by the financial and scientific press and in online investor communities.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Due to the potential volatility of our stock price, we may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from our business.

We may not be able to achieve secondary trading of our stock in certain states because our common stock is not nationally traded, which could subject our stockholders to significant restrictions and costs.

Because our common stock is not listed for trading on a national securities exchange, our common stock is subject to the securities laws of the various states and jurisdictions of the U.S. in addition to federal securities law. This regulation covers any primary offering we might attempt and all secondary trading by our stockholders. While we may register our common stock or qualify for exemptions for our common stock in one of more states, if we fail to do so the investors in those states where we have not taken such steps may not be allowed to purchase our stock or those who presently hold our stock may not be able to resell their shares without substantial effort and expense. These restrictions and potential costs could be significant burdens on our stockholders.

Our certificate of incorporation allows for our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors also has the authority to issue preferred stock without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

If we issue additional shares of stock, such issuances can dilute the tangible net book value of shares of our outstanding stock.

We may issue shares of stock at a purchase price that is substantially lower than the market price of shares of our common stock, without stockholder approval. If we issue such shares of stock, then the tangible net book value of shares of our outstanding stock will be diluted.

“Penny stock” rules may make buying or selling our common stock difficult.

Trading in our common stock is subject to the “penny stock” rules. The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $4.00 per share, subject to certain exceptions. These rules require that any broker-dealer that recommends our common stock to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market price and liquidity of our common stock.

Exercise of warrants and the conversion of debt may have a dilutive effect on our common stock.

If the price per share of our common stock at the time of exercise or conversion of any warrants, options, convertible debt, or any other convertible securities is in excess of the various exercise or conversion prices of such convertible securities, exercise or conversion of such convertible securities would have a dilutive effect on our common stock. As of June 2, 2008, holders of our outstanding options and warrants would receive 48,823,434 shares of our common stock at a weighted average exercise price of $0.91 per share and the holder of our outstanding Convertible Note would receive 48,231,511 shares of our common stock at a conversion price of $0.2177 per share. The amount of such dilution that may result from the exercise or conversion of the foregoing, however, cannot currently be determined as it would depend on the difference between our common stock price and the price at which such convertible securities were exercised or converted at the time of such exercise or conversion. Any additional financing that we secure may require the granting of rights, preferences or privileges senior to those of our common stock and which result in additional dilution of the existing ownership interests of our common shareholders.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholder, but we will from the exercise of warrants held by the selling stockholder. These proceeds, if any, will be used for general corporate purposes and working capital.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock was quoted on the OTC Bulletin Board from July 23, 2007 through November 7, 2007 under the symbol SOUT.OB, and since November 8, 2007, our common stock has been quoted on the OTC Bulletin Board under the symbol RXEI.OB. Prior to July 23, 2007, there was no active market for our common stock. As of June 2, 2008, there were approximately 282 record holders of our common stock.

The following table sets forth the high and low bid prices for our common stock for the periods indicated, as reported by the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.
Period	High	Low
2007
Third Quarter (from July 23, 2007)	$1.79	$0.70
Fourth Quarter	$1.14	$0.70
2008
First Quarter	$0.89	$0.25
Second Quarter (through June 2, 2008)	$0.36	$0.22

The last reported closing sales price of our common stock on the OTC Bulletin Board on June 2, 2008, was $0.36 per share. Our common stock is thinly traded.

DIVIDEND POLICY

We have not declared nor paid any cash dividend on our common stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, operating results, capital requirements and other factors that our board of directors considers significant.

Item 6.	Management’s Discussion and Analysis or Plan of Operation.

The following discussion and analysis should be read in conjunction with our financial statements and notes thereto appearing elsewhere in this report for our fiscal year ended December 31, 2007 and for the interim period ended March 31, 2008.

Overview

We develop and market generic prescription drug products in specialty generic markets in the areas of anesthesia, sterile liquid dose drugs (which includes ophthalmic and sterile inhalation respiratory products and injectible drugs) and APIs.

We were formed as a Delaware limited liability company in November 2001 for the purpose of providing customized computing and communications services and solutions for small to medium-sized businesses. On August 24, 2005, we were converted into a Delaware corporation and changed our name from Southridge Technology Group, LLC to Southridge Technology Group, Inc. On July 13, 2007, we completed a reverse merger, pursuant to which a wholly-owned subsidiary of ours merged with and into a privately held Delaware corporation engaged in the development and marketing of generic pharmaceuticals, RxElite Holdings Inc., with the private company being the surviving company. In connection with the reverse merger, we discontinued our former business and succeeded to the business of RxElite Holdings Inc. as our sole line of business. For financial reporting purposes, RxElite Holdings Inc., and not us, is considered the accounting acquiror. Accordingly, the historical financial statements presented and the discussion of financial condition and results of operations herein are those of RxElite Holdings Inc. and do not include our historical financial results. Our July 13, 2007 merger is being accounted for as a reverse acquisition and recapitalization of RxElite Holdings Inc. for financial accounting purposes. Consequently, the assets and liabilities and the historical operations reflected in the financial statements prior to the merger are those of RxElite Holdings Inc. and recorded at the historical cost basis of RxElite Holdings, and the consolidated financial statements after completion of the merger includes our assets and liabilities and the assets and liabilities of RxElite Holdings Inc., historical operations of RxElite Holdings Inc. and our operations from the closing date of the merger.

On October 29, 2007, we amended our certificate of incorporation to change our name to “RxElite, Inc.” from “Southridge Technology Group, Inc.” and to increase the number of shares of authorized capital stock to 201,000,000, divided into two classes: 200,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share. Prior to the amendment, the number of shares of authorized capital stock was 99,000,000, divided into two classes: 98,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share.

On December 31, 2007, we entered into a securities purchase agreement with the selling stockholder, pursuant to which we sold 5,594,033 shares of our common stock, a 9.50% senior secured redeemable convertible note in the principal amount of $10,500,000 (“Convertible Note”) a Series A warrant to purchase up to 13,985,083 shares of our common stock (“Series A Warrant”) and a Series B warrant to purchase up to 4,661,694 shares of our common stock (“Series B Warrant”, and together with the Series A Warrant, “Warrants”) for aggregate gross proceeds of $10,500,000 (“Securities Purchase Agreement”). To secure our obligations under the Convertible Note, we granted the selling stockholder a first priority perfected security interest in all of our assets and properties, together with all of the assets and properties of RxElite Holdings Inc., including the stock of RxElite Holdings Inc. On January 18, 2008, we entered into a letter agreement with the selling stockholder, pursuant to which we amended certain terms of the Convertible Note, the Series A Warrant and the Series B Warrant.

On January 4, 2008, our wholly owned subsidiary, FineTech Pharmaceutical Ltd. (formerly known as RxElite Israel Ltd.), a company organized under the laws of the State of Israel (“FineTech Pharmaceutical”), entered into an asset purchase agreement to acquire substantially all of the assets of FineTech Laboratories, Ltd., a company organized under the laws of the State of Israel (“FineTech”), for an aggregate purchase price of $6,200,000 (“FineTech Acquisition”). In connection with the FineTech Acquisition, Dr. Arie Gutman, the sole owner of FineTech and currently the president of FineTech Pharmaceutical and a director of our company, agreed not to engage in certain activities that would be competitive with our or FineTech Pharmaceutical’s business and to assign the right to receive royalties with respect to the sale of certain pharmaceutical products to us. On January 22, 2008 we issued 18,632,383 shares of our common stock to Dr. Gutman in consideration for his non-competition undertaking and assignment of royalty rights.

Results of Operations

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006.

Sales

Sales decreased by $11,359,538 from $14,171,134 for the twelve months ended December 31, 2006 to $2,811,596 for the twelve months ended December 31, 2007. This decrease over the twelve months reflects the divestiture of two product lines, Albuterol 0.083% and Ipratropium 0.02%, to Nephron Pharmaceuticals Corporation on August 18, 2006. Over 99% of our sales came from customers in the U.S. We realized a higher gross margin on sales, however, in 2007 after the divestiture of the product lines.

For the first quarter of 2006, over 90% of our sales came from our Albuterol 0.083% and Ipratropium 0.02% product lines. Since August 18, 2006, our anesthesia gas product line accounted for over 99% of our sales.

Cost of Goods Sold

Cost of goods sold decreased by $11,202,776 from $13,870,372 for the twelve months ended December 31, 2006 to $2,667,596 for the twelve months ended December 31, 2007. Cost of goods sold as a percentage of sales decreased from approximately 98% for the twelve months ended December 31, 2006 to approximately 95% for the twelve months ended December 31, 2007. The increase in the cost of goods sold as a percentage of sales was a result of a transition in product mix.

Gross Profit

Gross profit decreased by $156,762 from $300,762 for the twelve months ended December 31, 2006 to $144,000 for the twelve months ended December 31, 2007. Gross profit as a percentage of sales decreased for the twelve months ended December 31, 2007 resulting from a transition in product mix.

Operating Expenses

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006.

Selling Expense (Sales & Marketing)

Sales and marketing expense increased by $2,407,063 from $1,056,845 for the twelve months ended December 31, 2006 to $3,463,908 for the twelve months ended December 31, 2007. This growth in sales and marketing expenses was driven by the expansion of our sales organization and expenses related to preparation for product launches in future periods, including the launch of Sevoflurane that took place in May 2007.

Product Purchase Agreements

We incurred a $4,400,000 non-cash expense in the second quarter of 2007 related to the issuance of common stock to our trade partner, Minrad, and to International Capital Advisory Inc. (“ICA”) for royalties related to Minrad products sold by us. Minrad owns the ANDAs and manufactures three of our products: Sevoflurane, Isoflurane, and Enflurane. As part of an agreement for Minrad to extend 180-day payment terms to us for two years, we agreed to issue a total of 7,333,333 shares of our common stock to Minrad and ICA.

Salaries, Wages and Benefits

Salaries, wages and benefits increased $2,669,090 from $1,110,753 for the twelve months ended December 31, 2006 to $3,779,843 for the twelve months ended December 31, 2007. This increase was due primarily to the launch of Sevoflourane in 2007. This increase was partially offset due to a total of $202,126 in non-cash, stock-based compensation expense recorded in the twelve months ended December 31, 2006 related to the modification of terms of common stock warrants and the issuance of shares of our common stock to employees. There was no similar expense during the twelve months ended December 31, 2007.

Research and Product Development

Research and development, or product development expenses increased by $2,643,415 from $502,580 for the twelve months ended December 31, 2006 to $3,145,995 for the twelve months ended December 31, 2007. We have a pipeline of 11 ANDAs in various stages of development and currently anticipate making filings in 2008 and each year thereafter.

General and Administrative

General and administrative expenses increased by $73,628 from $1,764,597 for the twelve months ended December 31, 2006 to $1,838,225 for the twelve months ended December 31, 2007. These increases were driven by the increase in new employee costs related to the launch of generic Sevoflurane, along with professional fees and expenses related to our merger and equity funding.

Depreciation and Amortization

Depreciation and amortization expense increased $103,275 from $91,126 for the twelve months ended December 31, 2006 to $194,401 for the twelve months ended December 31, 2007. In addition, for the year ended December 31, 2007, there was $239,964 of depreciation expense included in cost of goods sold compared to $0 for the year ended December 31, 2006. The increase was due to the increase in property and equipment during 2007 from $465,649 at December 31, 2006 to $2,433,552 at December 31, 2007.

Other Income (Expenses)

The loss on debt restructure in the three months ended December 31, 2007 consisted of payments made to debt holders in accordance with early repayment terms in the related note agreements. The loss on debt restructure for the twelve months ended December 31, 2007 included these payments plus an amount resulting from our agreement with a shareholder to convert a portion of a loan to shares of our common stock and a portion of a loan to be paid in cash.

For the twelve months ended December 31, 2006, we reported a gain on debt restructure described below. From 2002 through August 2006, we operated under a contract manufacturing, distribution and finance agreement with Nephron Pharmaceuticals Corporation, under which Nephron Pharmaceuticals Corporation manufactured Albuterol 0.083% and Ipratropium 0.02% for us to thereafter sell under our own label. Nephron Pharmaceuticals Corporation also provided extended credit terms to us. In August 2006, we mutually agreed to terminate our agreement. In order to continue to provide our former customers with an uninterrupted supply of Albuterol 0.083% and Ipratropium 0.02%, we worked together with Nephron Pharmaceuticals Corporation during the transition to establish direct sales to those customers by Nephron Pharmaceuticals Corporation. As to each such customer, Nephron Pharmaceuticals Corporation assumed any liability that we may have had for rebates of any type owed in relation to the service of those customers. In addition, Nephron Pharmaceuticals Corporation agreed to assume all chargeback balances specifically associated with servicing McKesson Corporation, Cardinal Health, Inc., AmerisourceBergen Corporation and Rochester Drug Cooperative, Inc. In exchange for the transition of our Albuterol 0.083% and Ipratropium 0.02% product lines to Nephron Pharmaceuticals Corporation, and the future value of the sales and gross margins Nephron Pharmaceuticals Corporation would receive from the direct sales of Albuterol 0.083% and Ipratropium 0.02% to our former customers, Nephron forgave all our then owed outstanding balances. The total value of this transaction resulted in a realized gain of $12,335,199 in the twelve months ended December 31, 2006.

Changes in the other income (expense) amounts not discussed above were not material to our operations.

Net Loss Available for Common Stock Holders

Net loss available for common stockholders increased by $24,691,106 from net income of $7,525,831 for the twelve months ended December 31, 2006 to a net loss of $17,165,275 for the twelve months ended December 31,2007. The increase in our net loss for the twelve months ended December 31, 2007 was attributed to the increase in our operating expenses in preparation for the launch of generic Sevoflurance, the significant increase in research and development expenses as we moved forward with our pipeline of ANDAs and the $4,400,000 non-cash expense related to the issuance of shares to Minrad International, Inc. for our product purchase agreements. In addition, net income for the twelve months ended December 31, 2006 included a gain on debt restructure of $12,335,199. Also contributing to our net loss were greater sales of higher margin products and further low gross margins, which were a result of a change in product mix.

Three Months Ended March 31, 2008 Compared to Three Months Ended March 31, 2007 .

	Three Months Ended March 31,
	2008	2007	Change	% Change
Sales (Net of Discounts)	$2,999,403	$146,873	$2,852,530	1,942%
Cost of Goods Sold (Net of Discounts)	2,642,142	139,245	2,502,897	1,797%
Gross Profit	$357,261	$7,628	$349,579	4,551%
Gross Profit %	11.9%	5.2%

Sales

Net sales increased by $2,852,530 from $146,873 for the three months ended March 31, 2007 to $2,999,403 for the three months ended March 31, 2008. This increase reflects the acquisition of assets of FineTech Laboratories and the opening of our subsidiary, FineTech Pharmaceutical, Ltd., as well as the launch of our Sevoflurane product line in late 2007.

Cost of Goods Sold

Cost of goods sold increased by $2,502,897 from $139,245 for the three months ended March 31, 2007 to $2,642,142 for the three months ended March 31, 2008. This increase reflects acquisition of assets and launch of our Sevoflurane product line.

Gross Profit

Gross profit increased by $349,579 from $7,628 for the three months ended March 31, 2007 to $357,261 for the three months ended March 31, 2008. Gross profit as a percentage of sales increased for the three months ended March 31, 2008 resulting from a transition in product mix.

Operating Expenses

Three Months Ended March 31, 2008 Compared to Three Months Ended March 31, 2007 .

	Three Months Ended March 31,
	2008	2007	Change	% Change
Operating Expenses:
Selling Expenses	$144,967	$450,733	$(305,766)	68%
Salaries, Wages and Benefits	1,366,705	533,643	833,062	156%
Research and Development	154,356	809,558	(655,202)	81%
General and Administrative Expenses	854,771	303,066	551,705	182%
Amortization Expense	132,992	650	132,342	20,360%
Depreciation Expense	177,252	37,503	139,749	373%

Total Operating Expenses	$2,831,043	$2,135,153	$695,890	33%

Selling Expense (Sales & Marketing)

Sales and marketing expense decreased by $305,766 from $450,733 for the three months ended March 31, 2007 to $144,967 for the three months ended March 31, 2008. This decrease in sales and marketing expenses was a result of reclassification for financial statement preparation from a selling expense to the salaries, wages and benefits account.

Salaries, Wages and Benefits

Salaries, wages and benefits increased by $833,062 from $533,643 for the three months ended March 31, 2007 to $1,366,705 for the three months ended March 31, 2008. The increase in salaries, wages and benefits in the three months ended March 31, 2008 compared to the three months ended March 31, 2007 was due an increase in salaries, wages and benefits due to the launch of generic Sevoflurane and related increased operating activities. Further increase was a result of opening our subsidiary, FineTech Pharmaceutical, in Israel after our recent asset acquisition, as well as a reclassification from the selling expense account.

Research and Product Development

Research and development, or product development expenses for the three months ended March 31, 2008 decreased by $655,202 from $809,558 for the three month period ended March 31, 2007 to $154,356 for the three month period ended March 31, 2008. The decrease in research and development was due to the termination of the Core Tech agreement in the period ended March 31, 2008, which was in effect during the period ended March 31, 2007. This amount was partially offset by costs incurred for research and development conducted by our subsidiary

General and Administrative

General and administrative expenses increased by $551,705 from $303,066 for the three months ended March 31, 2007 to $854,771 for the three months ended March 31, 2008. These increases were driven by the increase in new employee costs related the launch of generic Sevoflurane, professional fees and expenses related to our asset acquisition, professional fees and expenses related to operating as a public company, and the addition of board of director fees and expenses.

Amortization

Amortization expense increased $132,342 from $650 for the three months ended March 31, 2007 to $132,992 for the three months ended March 31, 2008. This amount was due to the increase in intangible assets acquired by our subsidiary, FineTech Pharmaceutical, Ltd.

Depreciation

Depreciation expense increased $139,749 from $37,503 for the three months ended March 31, 2007 to $177,252 for the three months ended March 31, 2008. The increase was due to the increase in assets acquired by our subsidiary, FineTech Pharmaceutical, Ltd.

Other Income (Expenses)

Three Months Ended March 31, 2008 Compared to Three Months Ended March 31, 2007 .

	Three Months Ended March 31,
	2008	2007	Change	% Change
Other Income (Expenses):
Interest income	$15,828	$25,901	$(10,073)	39%
Penalties and interest expense	(310,548)	(100,398)	(210,149)	209%
Amortization of debt discount	(1,305,519)	-	(1,305,519)	100%
Termination of development agreement	800,000	-	800,000	100%
Loss on note conversion rate	(3,755,678)	-	(3,755,678)	100%
Other expense	(10,141)	(6,340)	(3,801)	60%

Total Other Expenses	$(4,566,058)	$(80,837)	$(4,485,221)	5,548%

Interest Income

Interest income decreased by $10,073 from $25,901 for the three month period ended March 31, 2007 to $15,828 for the three month period ended March 31, 2008. The decrease is due to lower levels of interest-bearing deposits during the first three months.

Interest Expense

Interest expense increased by $210,149 from $100,398 for the three month period ended March 31, 2007 to $310,548 for the three month period ended March 31, 2008. The increase is due to the quarterly interest payments of $249,375 to Castlerigg Investments, Ltd. related to our convertible debt acquired on December 31, 2007. There are seven additional quarterly interest payments due related to the convertible debt financing.

Amortization of Debt Discount

Amortization of debt discount increased by $1,305,519 from $0 for the three month period ended March 31, 2007 to $1,305,519 for the three month period ended March 31, 2008. The increase is due to the present value discount related to our convertible debt acquired on December 31, 2007.

Termination of Development Agreement

Termination of Development Agreement increased by $800,000 from $0 for the three month period ended March 31, 2007 to $800,000 for the three month period ended March 31, 2008. The increase is due to the termination of the agreement with Core Tech Technologies, Ltd. during the first three months of the current year.

Loss on Note Conversion Rate Change

As of March 31, 2008, we failed to satisfy the EBITDA ratio of our Convertible Note and, as a result, the conversion price of the Convertible Note was adjusted downward from $1.1262 to a price of $0.2177 per share. Based upon the new conversion price, if the Convertible Note were converted in full, we would be required to issue 48,231,511 shares of Common Stock to the holder of the Convertible Note.  These new shares would represent approximately 29% of our then outstanding shares of Common Stock.  Notwithstanding the new conversion price, under the terms of the Note and Warrants, the investor cannot convert the Note or exercise any warrants to the extent that such conversion or exercise would result in the investor holding in excess of 4.99% of our outstanding common stock.  Since the investor presently holds 5,594,033 shares of our common stock, it could not convert the convertible Note for an amount that would exceed 210,101 shares, based upon 116,315,303 shares outstanding prior to such conversion.

As such, the Company for its first quarter consolidated in its Form 10-Q for the period, revalued the convertible debenture based on the amended terms of the Convertible Note. Accordingly, $55,848 was allocated to Debt Discount, $3,755,678 to Loss on Note Conversion Rate Change, and $3,811,526 was allocated to the equity component of the Note. Because the Convertible Note terms the formula for determining the reset price required a measurement period ending after the end of the first quarter, we included an estimate of these revaluation figures in our report. Our second quarter Form 10-Q will include an updated revaluation based upon the definitive new conversion price.

Changes in the other income (expense) amounts not discussed above were not material to our operations.

Net loss Available for Common Stock Holders

Net loss available for common stockholders increased by $ 4,831,478 from net loss of $2,208,362 for the three months ended March 31, 2007 to a net loss of $7,039,840 for the three months ended March 31, 2008. The increase in our net loss for the first three months of the current fiscal year was due to the loss on the note conversion ($3,755,678), which was partially offset by a gain in an accounts payable write off ($800,000). In addition, the increase was attributed to the increased expenses incurred as a result of our recent launch of Sevoflurane, the asset acquisition depreciation and amortization costs, and the formation and operating expenses of our new subsidiary.

Liquidity and Capital Resources

As of December 31, 2007, we had current assets of $18,530,280, including cash and equivalents of $10,113,584, accounts receivable of $960,140, inventory of $7,353,339 and other current assets of $94,272. As of December 31, 2007, we had current liabilities of $7,145,245, consisting primarily of accounts payable of $5,720,737. As a result, at December 31, 2007, we had net working capital of $11,385,035.  On January 4, 2008, we paid $6,200,000 of the current cash available for the purchase of assets acquired from FineTech. As of March 31, 2008, we had current assets of $14,132,023, including cash and equivalents of $1,081,048, accounts receivable of $2,176,346, related party accounts receivable of $262,578, inventory of $9,658,516 and other current assets of $953,535. As of March 31, 2008, we had current liabilities of $12,665,156, consisting primarily of accounts payable of $9,262,073, accrued rebates of $900,179, accrued expenses of $749,765, and accounts payable to former preferred shareholders of $1,291,769 (due after December 31, 2008). As a result, at March 31, 2008, we had net working capital of $1,466,867.

Net cash used in operating activities was $13,366,194 and $3,679,005 for the twelve months ended December 31, 2007 and 2006, respectively.  The increase in net cash used in operating activities for the twelve months ended December 31, 2007 was due to the decrease in sales due to the divestiture of two product lines in anticipation of the launch of generic Sevoflurane, which received FDA approval on May 2, 2007. Also using cash in 2007 and in 2006 were increased levels of selling, research and development and general and administrative expenses, also discussed above. We also experienced a growth in our inventory balances during the 2007 due to increased inventory of generic Sevoflurane. Other assets increased during this twelve month period by $622,667 primarily due to increase in deposits on a building lease. We also reduced accounts payable by $514,760 during the twelve months ended December 31, 2007.  On January 4, 2008, we paid $6,200,000 of the current cash available for the purchase of assets acquired from FineTech.

Net cash used in operating activities was $2,006,853 and $3,677,981 for the three months ended March 31, 2008 and 2007, respectively. The decrease in net cash used in operating activities in the first three months of the current year resulted from increased reliance on our suppliers (increase in accounts payable), which was partially offset by an increase in inventory and accounts receivables.

Net cash used in investing activities was $1,847,239 and $300,302 for the twelve months ended December 31, 2007 and 2006, respectively.  Cash used in investing activities consisted of purchases of property and equipment, including new corporate office and warehouse facilities, and new furniture, computer equipment and software related to the implementation of new technology and the increase in number of employees needed to launch Sevoflurane.

Net cash used in investing activities was $6,949,893 and $167,283 for the three months ended March 31, 2008 and 2007, respectively. Cash used in investing activities consisted of purchases of assets through our subsidiary, FineTech Pharmaceutical, Ltd. on January 4, 2008.

We have funded our operating losses primarily from proceeds from the sale of our common stock and proceeds from the issuance of convertible debentures and notes payable to related parties.

Net cash provided by financing activities was $22,923,873 for the twelve months ended December 31, 2007, comprised of $15,714,161 from the sale of common stock subscribed as part of private placement stock offerings and $10,500,000 from proceeds of the Convertible Note, partially offset by net reductions in debt of $898,717, distributions to former preferred stockholders of $600,000, and the payment of stock issuance costs of $1,764,326. By comparison, net cash provided by financing activities was $4,751,966 for the twelve months ended December 31, 2006, comprised of $4,201,370 from the sale of common stock, and a net increase in debt of $1,147,000, partially offset by reductions of debt of $573,549.

Net cash used in financing activities was $75,790 and $2,143,228 for the three months ended March 31, 2008 and 2007, respectively, comprised mostly of a cash payment for related to a severance agreement.

On June 24, 2003, we issued a promissory note to William J. Marciniak, which was subsequently amended pursuant to a Letter Agreement, dated February 16, 2004. Following the closing of our reverse merger on July 13, 2007, this promissory note was cancelled in full in exchange for our payment of approximately $515,171 and the issuance of 429,310 shares of our common stock.

On July 13, 2007, immediately following the closing of our reverse merger, we raised $10,703,092 of equity capital and converted $1,899,273 of convertible debentures through the issuance of 21,003,959 units in a private placement, consisting of an aggregate of (i) 21,003,959 shares of our common stock and (ii) two-year warrants to purchase an aggregate of 10,501,976 shares of our common stock at an exercise price of $0.85 per share, at $0.60 per unit. These warrants became exercisable, and their two-year term began, upon stockholder approval of the amendment to our articles of incorporation to increase the number of authorized shares of our common stock on October 23, 2007.

On December 31, 2007, we issued the Convertible Note, certain terms of which were amended by letter agreement, dated January 18, 2008, in the aggregate principal amount of $10,500,000. The Convertible Note matures on December 31, 2009, which date may be extended at the option of the noteholder as described below. The entire outstanding principal balance and any outstanding fees or interest are due and payable in full on the maturity date. The Convertible Note bears interest at the rate of 9.50% per annum, which rate may be increased to 15% upon the occurrence of an event of default, as described below. Interest on the Convertible Note is payable quarterly beginning on April 1, 2008.

The maturity date with respect to all or any portion of the amounts due under the Convertible Note may be extended at the option of the noteholder (i) for so long as an event of default is continuing or for so long as an event is continuing that if not cured and with the passage of time would result in an event of default, (ii) in connection with a change of control, to a date within ten days after the change in control and (iii) for up to two years after the original maturity date.

Conversion

The Convertible Note is convertible at the option of the noteholder into shares of our common stock. The initial conversion price was $1.1262 per share, subject to adjustment for stock splits, combinations or similar events. The conversion price is also subject to a “full ratchet” anti-dilution adjustment which, in the event that we issue or are deemed to have issued certain securities at a price lower than the then applicable conversion price, immediately reduces the conversion price to equal the price at which we issued or are deemed to have issued common stock.

Under the terms of the Convertible Note if we failed as of March 31, 2008 or fail in the future to record consolidated EBITDA, as defined in the Convertible Note, of at least (i) ($1,000,000) for the fiscal quarter ending March 31, 2008, (ii) $0.00 for the fiscal quarter ending June 30, 2008, (iii) $1,000,000 for the fiscal quarter ending September 30, 2008, (iv) $2,000,000 for the fiscal quarter ending December 31, 2008 and (v) $2,000,000 for each fiscal quarter thereafter, the conversion price shall be reset to the lower of (i) the then current conversion price or (ii) 85% of the average market price as defined in the Note, of the common stock at such time. As a result of the failure to satisfy the required EBITDA threshold as of March 31, 2008, the conversion price of the Converitible Note has been reset to a price of $0.2177 per share. Under the terms of the Note, the reset price is determined using a formula which includes a seven trading day measurement period which commenced on May 19, 2008 and ended June 2, 2008.

In accordance with EITF Issue No. 00-27 Application of EITF Issue No. 98-5 to Certain Convertible Instruments, ("EITF 00-27"), the Company recorded a non-cash charge of $3,755,678 to loss on note conversion and an increase in the debt discount of $55,848 for the period ended March 31, 2008. The non-cash charge measures the difference between the relative fair value of the Note with a conversion price of $1.1262 and a new conversion price of $0.2177. For our unaudited financial statements included in our Report on Form 10-Q for the quarter ended March 31, 2008 and in the unaudited financial statements appearing as part of this prospectus, we had estimated the conversion price to be $0.24.

As such, the Company revalued the convertible debenture based on the amended terms of the Convertible Note. Accordingly, $55,848 was allocated to Debt Discount, $3,755,678 to Loss on Note Conversion Rate Change, and $3,811,526 was allocated to the equity component of the Note.

The Convertible Note contains certain limitations on conversion. For example, it provides that no conversion may be made if, after giving effect to the conversion, the noteholder would own in excess of 4.99% of the outstanding shares of our common stock. This percentage may, however, be raised or lowered to an amount not to exceed 9.99%, at the option of the noteholder, upon 61-days’ prior notice to us.

The Convertible Note imposes penalties on us for any failure to timely deliver any shares of our common stock issuable upon conversion.

Events of Default

The Convertible Note contains standard events of default, as well as the following:

•
The failure of any registration statement registering for resale the common stock issued on December 31, 2007, as well as the common stock underlying the Note and the Warrants issued on such day, to be declared effective by the Securities and Exchange Commission within 60 days after the date required by the registration rights agreement described below or the lapse or unavailability of such registration statement for more than 5 consecutive days or more than an aggregate of 20 days in any 365-day period, other than certain allowable grace periods.

•
The suspension from trading or failure of our common stock to be listed for trading on the OTC Bulletin Board or another eligible market for more than 5 consecutive trading days or more than an aggregate of 10 trading days in any 365-day period.

•	The failure to issue shares upon conversion of the Note for more than 10 business days after the relevant conversion date or a notice of our intention not to comply with a request for conversion.
•	The failure for 10 consecutive business days to have reserved for issuance the full number of shares issuable upon conversion in accordance to the terms of the Note.
•	The breach of any representation, warranty, covenant or term of any transaction documents with respect to the sale of the Note, or if such breach is curable, if not cured within 10 business days.
•
The invalidity of any material provision of the documents perfecting the noteholder’s security interest in our assets or if the enforceability or validity of any material provision of such security documents are contested by us.

•	The failure of the security documents to perfect or maintain the noteholder’s first priority security interest.
•
The failure by us to record consolidated EBITDA, as defined in the Note, of at least (i) ($1,500,000) for the fiscal quarter ending March 31, 2008, (ii) ($1,000,000) for the fiscal quarter ending June 30, 2008, (iii) $450,000 for the fiscal quarter ending September 30, 2008, (iv) $1,000,000 for the fiscal quarter ending December 31, 2008 and (v) $1,000,000 for each fiscal quarter thereafter.

If there is an event of default, the noteholder may force us to redeem all or any portion of the Convertible Note, at the greater of (i) up to 125% of the sum of the outstanding principal, interest and late fees, depending on the nature of the default or (ii) the product of (a) the number of shares into which the Note, including all principal, interest and late fees, may be converted and (b) the product of (1) 150% and (2) the highest closing sale price of our common stock beginning on the date immediately preceding the event of default and ending on the date the noteholder delivers its redemption notice for such event of default. The failure to satisfy any EBITDA standard described above is not an event of default.

Fundamental Transactions

The Convertible Note prohibits us from entering into certain transactions involving a change of control, unless the successor entity is a public company and it assumes in writing all of our obligations under the Note and the other transaction documents.

In the event of such a transaction, the noteholder has the right to force redemption of the Convertible Note, at the greater of (i) 150% of the sum of the amount of principal, interest and late fees to be redeemed and (ii) the product of (x) 150% and (y) the product of (1) the sum of the amount of principal, interest and late fees to be redeemed and (2) the quotient determined by dividing (A) the value of the consideration paid per share of common stock in the change of control transaction by (B) the conversion price.

Redemption

At any time on or after September 30, 2008, the noteholder may require us to redeem up to 50% of the original principal amount of the Convertible Note at a price equal to 120% of the amount of principal to be redeemed plus all accrued but unpaid interest and late fees.

At any time, provided there is not an event of default, we may redeem (i) the first 50% of the Convertible Note for 120% of the sum of the amount of principal, interest and late fees to be redeemed and (ii) the remaining 50% of the Note for the sum of (A) 100% of the sum of the amount of principal, interest and late fees to be redeemed and (B) the amount of interest that, but for such redemption, would have been paid to the noteholder from the issuance date through the maturity date of the Note.

Covenants

The Convertible Note contains standard covenants, as well as the following:

•	The Note will rank senior to all other indebtedness.
•	We will at all times reserve a number of shares equal to 130% of the number of shares of our common stock issuable upon conversion of the Note.
•	We will not incur other indebtedness, except for certain permitted indebtedness.
•	We will not incur any liens, except for certain permitted liens.
•
We will not, directly or indirectly, redeem or repay all or any portion of any permitted indebtedness if at the time such payment is due or is made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an event of default has occurred and is continuing.

•
Except for the redemption of 350,000 shares of our common stock within 50 days following December 31, 2008 at a purchase price of $4.00 per share, we will not redeem, repurchase or pay any dividend or distribution on our common stock or any other capital stock.

•
From and after December 31, 2008, we will maintain a consolidated total debt to consolidated EBITDA ratio, each as defined in the Note, equal to or less than (i) 3.5 for the fiscal quarter ending December 31, 2007, (ii) 3.5 for the fiscal quarter ending March 31, 2008, (iii) 3.5 for the fiscal quarter ending June 30, 2008, (iv) 3.5 for the fiscal quarter ending September 30, 2008, (v) 3.0 for the fiscal quarter ending December 31, 2008 and (v) 3.0 for each fiscal quarter thereafter.

Participation Rights

Any holder of the Convertible Note is entitled to receive any dividends paid or distributions made to the holders of our common stock on an “as if converted” to common stock basis.

Purchase Rights

If we issue options, convertible securities, warrants or similar securities to holders of our common stock, any holder of the Convertible Note will have the right to acquire the same as if it had converted the Note.

Amendment of Convertible Note

On January 18, 2008, we entered into a letter agreement with the selling stockholder, pursuant to which we amended certain terms of the Convertible Note and the Series A Warrant and Series B issued by us to the selling stockholder on December 31, 2007. Pursuant to the letter agreement, the Consolidated EBITDA (as defined in the Convertible Note) thresholds contained in the Convertible Note for the fiscal quarter ending March 31, 2008 were lowered by $500,000 and the value of up to 1,000,000 shares of common stock that may be issued to consultants during the fiscal quarter ending March 31, 2008 was added to our Consolidated EBITDA for such fiscal quarter. In addition, the definition of “Excluded Securities” with respect to anti-dilution price protection in both the Convertible Note and the Series A Warrant and Series B Warrant was expanded to include the issuance of up to 1,000,000 shares of common stock that may be issued to consultants during the fiscal quarter ending March 31, 2008.

Going Concern Uncertainty

Our financial statements have been prepared assuming that we will continue as a going concern. We have incurred losses since inception and may continue to incur losses for the foreseeable future. As a result, the report of our independent registered public accounting firm on our audited financial statements for the years ended December 31, 2007 and 2006 contains a paragraph regarding the uncertainty of us continuing as a going concern. Our business plan anticipates that our near future activities will be funded from the issuance of additional equity and funds provided by ongoing operations.

Immediately following the Merger, the Company raised $10,703,092 of equity capital and converted $1,899,273 of convertible debentures through the issuance of 21,003,959 units in a private placement. In addition, the Company received proceeds of $10,500,000 from a senior secured convertible note on December 31, 2007. As of March 31, 2008, the Company currently had cash and cash equivalents of $1,081,048.

If sales are insufficient to support planned development of new products and expansion of operations, we will need to raise money through the issuance of equity or debt. If public or private financing is not available when needed or is not available on terms acceptable to us, our growth and revenue-generating plans may be materially impaired. Such results could have a material adverse effect on our financial condition, results of operations and future prospects. The condensed financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Critical Accounting Estimates and Policies

Cash and Cash Equivalents. Cash and cash equivalents include highly liquid investments with a maturity of three months or less.

Accounts Receivable. We record our accounts receivable at the original invoice amount less an allowance for doubtful accounts and less any applicable difference between the wholesale acquisition cost price and the negotiated contract price (rebate amount). We also adjust the receivable amount for a discount allowance for timely payments. An account receivable is considered to be past due if any portion of the receivable balance is outstanding beyond its scheduled due date. On a quarterly basis, we evaluate our accounts receivable and establish an allowance for doubtful accounts, based on our history of past write-offs and collections, and current credit conditions. No interest is accrued on past due accounts receivable. Payment discounts are recorded against sales at the end of each period to the extent they remain eligible against the corresponding receivable. Customers are given payment discounts of between 2% and 3% for making payments within a range of 30 to 45 days.

Inventories. Inventories are stated at the lower of cost (first-in, first-out) or market. A reserve for slow-moving and obsolete inventory is established for all inventory deemed potentially non-saleable by management in the period in which it is determined to be potentially non-saleable. The current inventory is considered properly valued and saleable. We concluded that there was no need for a reserve for slow moving and obsolete inventory at December 31, 2007 or at December 31, 2006. We concluded that there was no need for a reserve for slow moving and obsolete inventory at March 31, 2008.

    Property and Equipment. Property and Equipment are stated at cost less accumulated depreciation. Expenditures related to repairs and maintenance that are not capital in nature are expensed in the period incurred. Appropriate gains and or losses related to the disposition of property and equipment are realized in the period in which such assets are disposed. Depreciation is computed using the straight-line method over the following estimated useful lives:

Category	Useful Life
Furniture and Fixtures	3-7 years
Computer Equipment	5 years
Software	3 years
Machinery and Equipment	7-10 years
Product (vaporizers)	2 years

Revenue Recognition. We recognize revenue from product sales when the goods are received by the customer, resulting in the transfer of title and risk of loss. We sell our products to some wholesalers at the wholesale acquisition cost price and to some wholesalers at a negotiated contract price. Upon sale to wholesalers who operate based on the WAC price, the wholesale acquisition cost price less an allowance for the difference between the wholesale acquisition cost price and the contract price (rebate amount), is recorded based on the maximum calculated rebate amount which is treated as a sales revenue offset. Upon sale of our product by the wholesaler using the wholesale acquisition cost price, we are invoiced for the difference between the wholesale acquisition cost and the contract price and create a credit note for the difference. The credit notes are then reconciled with the sales revenue offset. Sales at negotiated contract prices, as opposed to wholesale acquisition costs, are recognized at the negotiated contract price.

    FineTech Pharmaceutical, Ltd. generates its revenues mainly from sales of chemical compounds for the use in the manufacturing of pharmaceutical products and from granting an exclusive right of supply. Revenues from chemical compounds are recognized upon delivery in accordance with Staff Accounting Bulletin No. 104 "Revenue Recognition" ("SAB 104"), when persuasive evidence of an agreement exists, delivery of the product has occurred, the fee is fixed or determinable and collectibility is probable. The Company does not have any significant obligations after delivery. Amounts received from granting exclusive rights to the manufacturing and production outputs are recognized throughout the terms period. The Company also generates revenues from sales of professional services including consulting. Service revenues are recognized as work is performed.

Earnings Per Share. We have adopted the provisions of Statement of Financial Accounting Standard (“FAS”) No. 128, “Earnings Per Share.” Basic earnings or loss per share is computed by dividing income or loss (numerator) applicable to common stockholders by the weighted number of common shares outstanding (denominator) for the period. Diluted earnings per share assumes the exercise or conversion of all dilutive securities.

Share Based Payments. We use the Black-Scholes valuation model to estimate the fair value of our stock options and warrants. The model requires various judgment in assumptions including estimated stock price volatility, forfeiture rates and expected life. Prior to our reverse merger on July 13, 2007, we were privately held and did not have an internal or external market for our shares and therefore we did not have sufficient information available to support an estimate of our stock’s expected volatility and share prices. In accordance with FAS 123(R), we identified a similar public entity for which sufficient share price information was available and used that information for estimating our expected volatility. Our calculations of the fair market value of each stock-based award that was granted, modified or calculated used the following assumptions:

	Year Ended December 31, 2007	Year Ended December 31, 2006

Risk-free interest rate	4.93%	4.75%
Expected life in years	8.87	0 to 2
Dividend yield	0	0
Expected volatility	74.70%	46.137%

Research and Development Costs. All costs related to research and development are expensed as incurred. These costs include labor and other operating expenses related to product development, as well as costs to obtain regulatory approval.

Advertising. We expense advertising as incurred.

Accounting Estimates. The process of preparing financial statements in conformity with accounting principles generally accepted in the U.S. requires the use of estimates and assumptions regarding certain types of assets, liabilities, sales, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, actual results may differ from estimated amounts.

Concentration of Credit Risk. Financial instruments that potentially subject us to concentration of credit risk consist of cash accounts in financial institutions. Although the cash accounts exceed the federally insured deposit amount, we do not anticipate nonperformance by the financial institutions.

Shipping and Handling. We record shipping and handling expenses in the period in which they are incurred and are included in the cost of goods sold.

Off-Balance Sheet Arrangements. We do not have any off-balance sheets arrangements as of December 31, 2007 or March 31, 2008.

Recent Accounting Pronouncements

In September 2005, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 05-8, “Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature.” Under EITF 05-8, the issuance of convertible debt with a beneficial conversion feature results in a temporary difference for purposes of applying Statement 109. The deferred taxes recognized for the temporary difference should be recorded as an adjustment to paid-in capital. EITF 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” and EITF 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments” require that the non-detachable conversion feature of a convertible debt security be accounted for separately if it is a beneficial conversion feature. A beneficial conversion feature is recognized and measured by allocating to additional paid-in capital a portion of the proceeds equal to the conversion feature’s intrinsic value. A discount on the convertible debt is recognized for the amount that is allocated to additional paid-in capital. The debt discount is accreted from the date of issuance to the stated redemption date of the convertible instrument or through the earliest conversion date if the instrument does not have a stated redemption date. The U.S. Federal Income Tax Code includes the entire amount of proceeds received at issuance as the tax basis of the convertible debt security. The EITF 05-8 Consensus should be applied retrospectively to all instruments with a beneficial conversion feature accounted for under EITF 98-5 and EITF 00-27 for periods beginning after December 15, 2005. The adoption of EITF 05-8 did not have a material impact on our financial statements.

In May 2005, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”), which replaces APB Opinion No. 20, “ Accounting Changes” and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS 154 retained accounting guidance related to changes in estimates, changes in a reporting entity and error corrections. However, changes in accounting principles must be accounted for retrospectively by modifying the financial statements of prior periods unless it is impracticable to do so. SFAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005. The adoption of SFAS 154 did not have a material impact on our financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “ Share-Based Payment” (“SFAS No. 123R”), which revises and replaces SFAS No. 123, “Accounting for Stock-Based Payments” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). SFAS 123R requires the measurement of all share-based payments to employees, including grants of employee stock options, using a fair-value based method and the recording of such expense in its statements of operations. The pro forma disclosures previously permitted under SFAS No. 123 will no longer be an alternative to financial statement recognition. The provisions for SFAS No. 123R are effective for the first interim or annual reporting period beginning after June 15, 2005. We have adopted SFAS No. 123R effective January 1, 2006. The adoption of SFAS 123R impacted our financial position in 2006 by reducing Net Income by approximately $1 million.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, and disclosure. FIN 48 is effective January 1, 2007. We adopted FIN 48 on January 1, 2007, and the provisions of FIN 48 were applied to all tax positions upon initial adoption of this standard. There was no financial statement impact of adopting FIN 48.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations”. This statement replaces SFAS No. 141, “Business Combinations” and applies to all transactions or other events in which an entity (the acquirer) obtains control of one or more businesses (the acquiree), including those sometimes referred to as “true mergers” or “mergers of equals” and combinations achieved without the transfer of consideration. This statement establishes principles and requirements for how the acquirer: a. recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; b. recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and c. determines what information to disclose to enable users of the financials statements to evaluate the nature and financial effects of the business combination. This statement will be effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The future application of this pronouncement may have a material effect on our financial condition and results of operations.

In December 2007, the FASB issued SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements”. This statement applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, and amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It also amends certain of ARB 51’s consolidation procedures for consistency with the requirements of SFAS No. 141 (revised 2007). This statement will be effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The future application of this pronouncement may have a material effect on our financial condition and results of operations.

In February 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 permits companies to elect to follow fair value accounting for certain financial assets and liabilities in an effort to mitigate volatility in earnings without having to apply complex hedge accounting provisions. The standard also establishes presentation and disclosure requirements designed to facilitate comparison between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of the adoption of SFAS No. 159, if any, on our financial position, results of operations and cash flows.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations and SFAS No. 160, Accounting and Reporting of Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51. These new standards will significantly change the accounting for and reporting of business combinations and non-controlling (minority) interests in consolidated financial statements. Statement Nos. 141(R) and 160 are required to be adopted simultaneously and are effective for the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited. We are currently evaluating the impact of adopting SFAS Nos. 141(R) and SFAS 160 on our consolidated financial statements.

In June 2007, the Financial Accounting Standards Board ratified EITF Issue No. 07-3, which clarifies the method and timing for recognition of nonrefundable advance payments for goods and services to be used or rendered in future research and development activities pursuant to an executory contractual arrangement. In particular, it addresses whether nonrefundable advance payments for goods or services that will be used or rendered for research and development activities should be expensed when the advance payment is made or when the research and development activity has been performed. The consensus in this Issue is effective for financial statements issued for fiscal years beginning after December 15, 2007, and interim periods within those fiscal years. Earlier application is not permitted. The Company does not expect the adoption of this Issue to have a material impact on its consolidated financial statements.

Other recently issued FASB Statements or Interpretations, Securities and Exchange Commission, or SEC, Staff Accounting Bulletins, and AICPA Emerging Issue Task Force Consensuses have either been implemented or are not applicable to the Company

In September 2006, the FASB issued SFAS Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”. This new standard will require employers to fully recognize the obligations associated with single-employer defined benefit pension, retiree healthcare and other postretirement plans in their financial statements. We adopted SFAS No. 158 on December 31, 2007, and do not believe the adoption of the new accounting standard will result in a material impact on our consolidated financial statements since we currently do not sponsor the defined benefit pension or postretirement plans within the scope of the standard.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which provides guidance on how to measure assets and liabilities that use fair value. SFAS 157 will apply whenever another U.S. GAAP standard requires (or permits) assets or liabilities to be measured at fair value but does not expand the use of fair value to any new circumstances. This standard will also require additional disclosures in both annual and quarterly reports. SFAS 157 will be effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of SFAS 157 is not expected to have a material impact on our results of operations or financial position.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets.” This statement amends SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement 125”, or SFAS 140, regarding (1) the circumstances under which a servicing asset or servicing liability must be recognized, (2) the initial and subsequent measurement of recognized servicing assets and liabilities, and (3) information required to be disclosed relating to servicing assets and liabilities. We adopted this standard on January 1, 2007, with no impact on our consolidated financial statements.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”, or SFAS 155. This statement amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principal cash flows. SFAS 155 also amends SFAS 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative financial instrument. We adopted this standard on January 1, 2007, with no impact on our consolidated financial statements.

In June 2006, the FASB ratified EITF, No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation)”. EITF No. 06-3 requires that, for interim and annual reporting periods beginning after December 15, 2006, companies disclose their policy related to the presentation of sales taxes and similar assessments related to their revenue transactions. We present revenue net of sales taxes and any similar assessments. EITF No. 06-3 had no effect on our financial position and results of operations.

EITF No. 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities”, was issued in June 2007. The EITF reached a consensus that nonrefundable payments for goods and services that will be used or rendered for future research and development activities should be deferred and capitalized. Such amounts should be recognized as an expense as the related goods are delivered and the related services are performed. Entities should continue to evaluate whether they expect the goods to be delivered or services to be rendered. If the entity does not expect the goods to be delivered or services to be rendered, the capitalized advance payment should be charged to expense. This pronouncement is effective for financial statements issued for fiscal years beginning after December 15, 2007 (our fiscal year beginning January 1, 2008) and interim periods within those fiscal years. Earlier application is not permitted. Entities are required to report the effects of applying this pronouncement prospectively for new contracts entered into on or after the effective date of this pronouncement. The future application of this pronouncement may have a material effect on our financial condition and results of operations.

BUSINESS

The Merger and Related Transactions

We were organized as a limited liability company in the state of Delaware in November 2001 under the name Southridge Technology Group, LLC. On August 24, 2005, we were converted into a Delaware corporation and changed our name from Southridge Technology Group, LLC to Southridge Technology Group, Inc. Prior to July 13, 2007, we provided customized computing and communications services and solutions for small to medium-sized businesses.

On July 13, 2007, we entered into an agreement and plan of merger and reorganization with RxElite Acquisition Corp., our wholly-owned Delaware subsidiary, and RxElite Holdings Inc. On that date, RxElite Acquisition Corp. merged with and into RxElite Holdings Inc., with RxElite Holdings Inc. remaining as the surviving corporation and our wholly-owned subsidiary.

At the closing of this merger, each share of RxElite Holdings Inc.’s common was converted into the right to receive 0.090606 of one share of our common stock, and each option and warrant to purchase RxElite Holdings Inc.’s common stock was converted on the same basis into, respectively, an option or, in the case of consenting warrant holders, warrants to purchase our common stock. An aggregate of 4,145,806 shares of our common stock were issued to the holders of RxElite Holdings Inc.’s common stock, and an aggregate of 224,961 and 683,702 shares of our common stock were reserved for issuance under such RxElite Holdings Inc. options and warrants, respectively.

Immediately following the closing of the merger, under the terms of an agreement of conveyance, transfer and assignment of assets and assumption of obligations, dated as of July 13, 2007, by and among us, Joseph M. Garzi and Sunodia Partners LP, formerly our majority stockholders, we transferred all of our pre-merger operating assets and liabilities to our wholly-owned subsidiary, STG Holdings, Inc., a Delaware corporation. Thereafter, pursuant to a stock purchase agreement, dated as of July 13, 2007, by and between us and STG Holdings, Inc., we transferred all of the outstanding capital stock of STG Holdings, Inc. to Joseph M. Garzi and Sunodia Partners LP in exchange for cancellation of 9,050,000 shares of our common stock held by such stockholders, which left 1,495,000 shares of our common stock held by our existing stockholders.

Immediately following the closing of the merger and the effectuation of the divestiture of our pre-merger operating assets and liabilities, we raised $10,703,092 of equity capital and converted $1,899,273 of convertible debentures through the issuance of 1,903,086 units in a private placement, consisting of an aggregate of (i) 1,903,086 shares of our common stock and (ii) two-year warrants to purchase an aggregate of an additional 951,542 shares of our common stock, commencing on October 29, 2007, at an exercise price of $9.381271 per whole share, at $6.622073 per unit.

Immediately following consummation of the merger, the divestiture of our pre-merger operating assets and liabilities and our private placement, our board of directors declared an 11.036789 for 1 forward stock split in the form of a dividend of 10.036789 shares for each one share of outstanding stock. The record time for such dividend was on July 13, 2007, immediately following the merger, the divestiture of our pre-merger operating assets and liabilities and our private placement, such that the dividend was payable immediately.

Subsequent to the dividend, we issued shares of our common stock and/or warrants as follows, which we refer to as our post-merger transactions:

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Pursuant to a securities purchase agreement, dated as of July 13, 2007, by and among us, RxElite Holdings Inc. and the investors listed therein, the promissory note issued to William J. Marciniak on June 24, 2003, and subsequently amended pursuant to a letter agreement, dated February 16, 2004, was paid in full in exchange for approximately $515,171 in cash and 429,310 shares of our common stock.

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Pursuant to an amended and restated consulting agreement with International Capital Advisory Inc., dated as of June 29, 2007, and a stock purchase agreement, dated as of July 13, 2007, between us, RxElite Holdings Inc. and International Capital Advisory Inc., in consideration for certain advisory services provided by International Capital Advisory Inc., we issued to International Capital Advisory Inc. a two-year warrant to purchase 2,500,000 shares of our common stock, commencing on October 29, 2007, at a price of $0.60 per share and a two-year warrant to purchase 1,250,000 shares of our common stock, commencing on October 29, 2007, at a price of $0.85 per share. In addition, pursuant to an amended and restated consulting agreement, we were obligated to pay International Capital Advisory Inc. a one-time cash consulting fee of $1,500,000, together with a monthly consulting fee of $10,000 during the first 12 months of the agreement, commencing September 18, 2006, and $12,500 during the second 12 months of the agreement, commencing September 18, 2007. Furthermore, should International Capital Advisory Inc. assist us in connection with a merger or acquisition, we are obligated to pay International Capital Advisory Inc. a work fee equal to the greater of $150,000 of 6% of the transaction value. Finally, should International Capital Advisory Inc. assist us in connection with a strategic partnership, International Capital Advisory Inc. will receive a fee of between 1% and 3% of the gross revenues from this business relationship.

•

Pursuant to a compensation agreement with Mr. Wu Kong King. dated as of July 13, 2007, and a stock purchase agreement, dated as of July 13, 2007, between us, RxElite Holdings Inc. and Mr. Wu Kong King, in consideration for certain advisory services provided by Mr. Wu, we issued Mr. Wu a two-year warrant to purchase 379,963 shares of our common stock, commencing on October 29, 2007, at a price of $0.60 per share. In addition, pursuant to a compensation agreement, we paid Mr. Wu Kong King a one time cash fee of $231,780.

•

Pursuant to a first amended and restated conversion agreement, dated as of April 26, 2007 (the “Conversion Agreement”), we paid $600,000 to the former holders of RxElite Holdings Inc.’s Series A preferred stock (“Former Series A Stockholders”) and issued to them two-year warrants to purchase 1,000,000 shares of our common stock, commencing on October 29, 2007, at a price of $0.60 per share, to be divided in accordance with the terms of the Conversion Agreement. Such agreement also provides that on December 31, 2008, we will offer to purchase from each Former Series A Stockholder a portion of up to an aggregate of 350,000 shares of our common stock at a price of $4.00 per share, to be divided in accordance with the terms of the Conversion Agreement.

•

The stockholders of RxElite Holdings, Inc. as of December 31, 2006 were issued two-year warrants to purchase 2,000,001 shares of our common stock, commencing on October 29, 2007, at a price of $0.85 per share, to be divided among them pro rata.

•

Pursuant to a securities purchase agreement, we issued an aggregate of 65,884 shares of our common stock to certain non-executive employees of RxElite Holdings Inc. who elected to convert an aggregate of $39,530 of deferred compensation into such stock.

On October 29, 2007, we amended our certificate of incorporation in order to increase the number of authorized shares of our common stock from 98,000,000 to 200,000,000 and change our name from “Southridge Technology Group, Inc.” to “RxElite, Inc.”

On October 29, 2007, following the effectiveness of this amendment to our certificate of incorporation, pursuant to a certain letter of intent between Minrad International, Inc. and RxElite Holdings Inc., we issued Minrad International, Inc. and International Capital Advisory Inc. in consideration for extended payment terms and certain pricing discounts, 1,500,000 shares of our common stock to Minrad International, Inc. and 5,833,333 shares of our common stock to International Capital Advisory Inc. in discharge of a certain royalty obligation owed by Minrad International, Inc. to International Capital Advisory Inc. on products commercialized by RxElite Holdings Inc. and Minrad International, Inc.

Following the merger, the divestiture of our pre-merger assets and liabilities, private placement, dividend, post-merger transactions and the stock issuances to Minrad International, Inc. and International Capital Advisory Inc., each as described above, we had issued and outstanding on a fully diluted basis and reserved under the RxElite Holdings Inc. 2007 Incentive Stock Plan, 131,140,587 shares of our common stock, as follows:
•	the former stockholders of RxElite Holdings Inc. hold an aggregate of (i) 45,756,390 shares of our common stock and (ii) warrants to purchase an aggregate of 10,545,878 shares of our common stock.
•	our legacy stockholders hold 16,500,011 shares of our common stock.
•	the investors in the private placement hold an aggregate of (i) 21,003,959 shares of our common stock and (ii) warrants to purchase an aggregate of 10,501,976 shares of our common stock.
•	the parties to the post-merger transactions hold an aggregate of (i) 495,194 shares of our common stock and (ii) warrants to purchase an aggregate of 4,129,963 shares of our common stock.
•	Minrad International, Inc. and International Capital Advisory Inc. received an aggregate of 7,333,333 shares of our common stock.
•	there are an aggregate of 14,873,883 shares of our common stock issued or reserved for issuance under the RxElite Holdings Inc. 2007 Incentive Stock Plan.

Company Overview

We develop, contract for the manufacture, and market generic prescription drug products in specialty generic markets. Our business strategy focuses on three key tenets: (1) serve specialty generic segments; (2) employ low cost manufacturing; and (3) deliver unparalleled customer service defined by consistent supply and a high level of service. Our marketed and pipeline products are in specialty markets characterized by limited competition, barriers to entry, and good margin opportunities. These markets include products in the areas of anesthesia, sterile liquid dose drugs (which includes ophthalmic products, sterile inhalation respiratory products, and injectable drugs), and APIs. Barriers to entry in these specialty markets include limited industry capacity, patented manufacturing processes, difficult formulations, and limited sources of APIs.

On January 4, 2008, our wholly owned subsidiary, FineTech Pharmaceutical, entered into an asset purchase agreement to acquire substantially all of the assets of FineTech for an aggregate purchase price of $6,200,000.

At present, we have a portfolio of pipeline and marketed specialty products classified into three identifiable business segments: (1) anesthetic gases; (2) sterile liquid dose products; and (3) APIs. In addition, we have one ANDA pending review at the FDA pursuant to our agreement with Alkem Laboratories Limited, and we own three other ANDAs that are dormant and are not actively marketed. Our customers include hospitals and hospital group purchasing organizations, national and regional wholesalers, direct retail pharmacy stocking chains, leading homecare companies, and outpatient surgery centers and ambulatory care clinics.

Anesthetic Gases. We currently market three anesthetic gases, Enflurane, Isoflurane, and Sevoflurane pursuant to a mutually exclusive manufacturing and distribution agreement with Minrad International, Inc. In addition to Enflurane, Isoflurane, and Sevoflurane, our agreement with Minrad International, Inc. grants us the right to market and sell Desflurane once it becomes available as a generic drug in the U.S. market. Assuming we meet the volume milestones in our agreement with Minrad International, Inc., we will be able to renew that agreement past December 31, 2008 and remain the exclusive distributor to Minrad International, Inc. of Enflurane, Isoflurane, Sevoflurane and, upon approval, Desflurane in the U.S.

We began purchasing human inhalation anesthetics under our agreement with Minrad International, Inc. on September 30, 2004. On April 14, 2005, we and Minrad International, Inc. amended this agreement in order for us to receive the non-exclusive right to purchase Isoflurane, for distribution for veterinary uses in the U.S. market. The amendment also gives us the exclusive right to purchase for distribution to end-users other generic inhalation anesthetic products that Minrad International, Inc. expects to make in the future, including Desflurane, for human use, when they become available. Terms of our original agreement with Minrad International, Inc. provide us with the exclusive right to distribute Sevoflurane, Isoflurane and Enflurane for human use under our own label.

The current term of our agreement with Minrad International, Inc. ends on December 31, 2008, and we may renew it for successive one-year terms provided we meet certain requirements. Minrad International, Inc. may only terminate this agreement under limited circumstances, such as if we fail to meet minimum annual purchase commitments or fail to pay any amount we owe to Minrad International, Inc. This agreement also provides that if we or Minrad International, Inc. recall any of the products distributed by us because the products are believed to violate a provision of applicable law, Minrad International, Inc. will bear the costs of the recall.

In connection with the execution of our agreement with Minrad International, Inc., we entered into an Advisory Consulting Agreement, dated as of July 1, 2003, with PowerOne Capital Corp. pursuant to which we agreed to pay to PowerOne Capital Corp. a royalty on the gross revenues of any product developed and marketed under our agreement with Minrad International, Inc. The amount of the royalties per product is 1% for the first year of distribution and marketing, 2% for the second year, 3% for the third year, 3% for the fourth year and 3% for the fifth year. After the fifth year, no further royalties accrue. This royalty provision survived the termination of the agreement, which otherwise expired as of June 1, 2005, and is a continuing obligation so long as Minrad International, Inc. manufactures our products.

Enflurane and Isoflurane are marketed to U.S. hospitals and hospital group purchasing organizations. We estimate that the U.S. markets for Enflurane and Isoflurane are approximately $1 million and $10 million, respectively.

On May 2, 2007, Minrad International, Inc. received FDA approval for its generic Sevoflurane product. This approval allows us to immediately launch generic Sevoflurane in the U.S. market. We estimate that the U.S. market for Sevoflurane is approximately $400 million.

Minrad International, Inc. currently plans to file an ANDA with the FDA Center for Drug Evaluation and Research, Office of Generic Drugs for Desflurane in 2008. We estimate that the U.S. market for Desflurane is approximately $200 million. Upon U.S. FDA approval of the Desflurane ANDA application, we intend to move rapidly to market the product in the U.S. market.

We do not have the right under our agreement with Minrad International, Inc. to market and distribute any of Enflurane, Isoflurane, Sevoflurane or Desflurane outside the U.S.

Sterile Liquid Dose Products. The market for sterile liquid dose products is diverse and varies in size depending on the specific features of the drug being marketed. Our sterile liquid dose product pipeline includes generic ophthalmic products in unit and multi-dose presentations, sterile unit dose inhalation respiratory products and injectable drugs. Unit dose products are pre-measured dosages of drugs that have the advantage of being convenient to use while reducing the risk of dosage error, medication waste, and cross-contamination. We currently have eight sterile liquid dose ANDAs in various stages of development although none have been submitted for review at the FDA. We plan to file ANDAs on a regular basis and compete by marketing prescription generic equivalents.

In August 2006, we made a strategic decision to divest our respiratory business to focus our corporate resources on growing our more profitable anesthetic gas franchise, including the preparation for the launch of generic Sevoflurane. The divestiture of our respiratory business significantly reduced our sales and business volumes, but also enabled us to retire approximately $15.9 million of long term debt. Prior to the divestiture, over the past six years, we had become a leading supplier of unit dose sterile respiratory inhalation drugs, Albuterol 0.083% and Ipratropium 0.02%, manufactured using advanced aseptic blow-fill-seal (BFS) technology. Our distribution strength and service levels made us a primary vendor for these products at a significant majority of the top 50 U.S. generic buyers that accounted for over 80% of all U.S. generic drug purchases. In doing so, we had attained a leading market share position in the unit dose sterile respiratory inhalation drug market ahead of larger competitors in the industry.

Since the divestiture of our respiratory business, we have not marketed any sterile liquid dose products, but are in the process of developing such products.

Manufacturing. We have pursued a contract manufacturing strategy to date, and prior to our recent divestiture, our sterile liquid products were manufactured at several sterile liquid products contract manufacturing sites. Our anesthetic gas products are manufactured by Minrad International, Inc. and any products developed or marketed pursuant to our agreements with Stason Pharmaceuticals, Inc. and Alkem Laboratories Limited will be manufactured in Asia.

Through our acquisition of the assets of FineTech in January 2008, our wholly-owned subsidiary, FineTech Pharmaceutical manufactures complex, low volume, high value APIs in its facility in Haifa, Israel. These APIs are developed for production and sale by FineTech Pharmaceutical, as well as on a contract basis for leading pharmaceutical companies in the U.S., Europe and Asia.

In the future, we expect to develop internal capabilities for sterile liquids manufacturing and ANDA development. The manufacture of high volume sterile liquid products requires a state-of-the-art facility, equipment and testing controls, as well as expertise. We believe the development of these internal capabilities will further improve our competitive position in the sterile liquid products market.

Sales and Marketing. Since all of our finished dose products (all products except for our APIs) are non-proprietary and generic in nature, we rely on our efforts in marketing, distribution, low manufacturing and operating costs, and high service levels to capture, maintain, and increase market share. To this end, we employ a three-tiered sales effort.

For our generic pharmaceutical products that are sold to U.S. generic drug buyers (who, in the aggregate, represent a significant majority of U.S. generic drug purchases), such as McKesson Corporation, Cardinal Health Inc., Amerisource Bergen, Wal-Mart and Walgreens Co., we employ a national accounts approach with a team of experienced retail national accounts representatives that sell and provide service to national wholesalers, regional wholesalers, direct retail pharmacy stocking chains and leading homecare companies.

For our hospital focused products, such as our portfolio of anesthetic gas products, we focus on contacting and servicing hospital group purchasing organizations such as Premier Purchasing Partners, L.P., Purchasing Alliance for Clinical Therapeutics LLC, Broadlane DSH, MedAssets, Inc., Health Trust Purchasing Group and Consorta, Inc. and integrated hospital delivery networks such as Catholic Health Initiatives, Centura Health, HCA Inc., Trinity Health, Holy Cross Health Systems, Provena Health, Catholic Health East and Ascension Health, Inc. at the national accounts level. In addition to providing national accounts focus, we are also building a national hospital focused sales force as a part of the launch of Sevoflurane and for future hospital products.

An in-house telemarketing sales team supports the direct selling efforts in retail and hospital national accounts, and also sells directly to outpatient and ambulatory clinics and small rural hospitals.

Our API products produced in our Haifa, Israel facility are marketed and sold through direct contact with leading pharmaceutical companies worldwide, and through participation in major international chemical and pharmaceutical conferences.

To date, this approach has provided us with the ability to capture a market share in excess of 10% within 12 months for each of our product launches, but there can be no assurance that this level of market penetration can be attained for future products.

Research and Product Development. We are planning to aggressively expand our product line by pursuing new product development through a combination of contract development services, sponsored research, partnership development and the acquisition or in-licensing of products developed by others.

We currently have 11 ANDAs for generic pharmaceuticals in various stages of development, including eight sterile liquid dosage form products, three of which we are working with partners. We plan to continue to file ANDAs on a regular basis as pharmaceutical products come off patent allowing us to compete by marketing prescription generic equivalents. To date, we have successfully employed our contract development services approach to obtain ANDA approvals for Albuterol 0.083% in 2005 and Ipratropium 0.02% in 2006. In addition, along with our plans to develop sterile liquids manufacturing capabilities internally, we intend to develop internal formulation and capabilities for our sterile liquids pipeline products. Clinical trials and bioequivalent studies required in connection with the development of certain specialty generic products are performed by contract research organizations under the direction of our personnel. Generally, for sterile liquid dose products, bioequivalency testing is not required in connection with seeking approval from the FDA through the ANDA process.

At present, FineTech Pharmaceutical has a pipeline of five complex APIs being developed internally at its Haifa, Israel manufacturing facility. We currently plan to expand this pipeline as we are able to identify complex, low volume, high value APIs that are coming off patent in the next five years and have a limited number of competitors.

We also maintain a business development program that identifies potential product acquisition or product licensing candidates. In this regard, we focus our business development in two directions. First, we focus on niche products that complement our existing product lines and distribution channels, and that have limited competitors in the market. Alternatively, we focus on leveraging our commercial platform by partnering with low cost partners, to match their low cost manufacturing capabilities with our distribution strength in the U.S. to launch new products into the U.S. market.

In addition to our internal pipeline, we also have corporate partnerships with Stason Pharmaceuticals, Inc. and Alkem Laboratories Limited, each of which is a significant Asian generic pharmaceutical company and Zach Systems S.p.A., a European pharmaceutical company. The agreements are for the development, testing and manufacture of a portfolio of products to be launched by us exclusively in the U.S. market. Pursuant to our agreements with Alkem Laboratories Limited and Stason Pharmaceuticals, Inc., we will pay an equal share in the cost of the development of the products. Pursuant to other defined conditions, the agreement with Zach Systems S.p.A. includes provisions for a modification in the division of benefits to maintain an equitable allocation between the parties. Upon approval and launch, the products will be transferred to us at cost by Stason Pharmaceuticals, Inc. or Alkem Laboratories Limited, as applicable, and the profits will be shared equally. In our agreement with Zach Systems S.p.A., they pay for the development costs and retain non-U.S. commercial rights to the products developed under the agreement. We currently have one ANDA pending for review at the FDA related to our partnership Alkem Laboratories Limited, but do not currently market that product or any other products under any of our corporate partnership agreements.

Patents, Trademarks and Proprietary Technology

We consider the protection of discoveries in connection with our development and third-party manufacturing activities important to our business. We have sought, and intend to continue to seek, patent protection in the U.S. and selected foreign countries where we deem such protection to be appropriate.

We hold an exclusive world-wide license to make, use, sell and offer to sell, import, distribute or otherwise transfer U.S. Patent No. 5,599,534, titled “Reversible gel-forming composition for delivery of bio-affecting substances, and method of use” issued on February 4, 1997, from U.S. Patent Application Serial No. 08/287,694 filed August 9, 1994. Kenneth J. Himmelstein and Cara L. Baustian are the named inventors. All right, title and interest in and to the patent have been assigned to us. The patent covers a technique relating to the production of ophthalmic products with certain gelling properties. The patent covers only one method of production of such ophthalmic products and other patents exist that cover alternate methods of producing such ophthalmic products. We do not currently utilize our patent, though we may do so in the future if we were to develop and market ophthalmic products. In certain circumstances, if we utilize the rights granted pursuant to the license agreement, we may incur royalty obligations to various parties.

FineTech Pharmaceutical holds the following patents to protect the method of manufacturing for raw materials in pharmaceutical manufacturing.

U.S. Patent No. 6,696,568 and Israeli Patent No. IL134975 titled “Novel process and intermediates for production of Cabergoline and related compounds” issued on February 24, 2004, from U.S. Patent Application Serial No. 09/834,657 filed April 16, 2001. Arie Gutman, Gennadiy Nisnevich, Igor Ruchman, Boris Tishin, Alex Vilensky, and Boris Pertsikov are the named inventors.  All right, title, and interest to the product have been assigned to us. The patent covers a process for the preparation of dopamine agonists such as Cabergoline, to some novel intermediates used in this process and to their preparation.

U.S. Patent No. 7,026,483, European Patent No. 1620100, and Israeli Patent No. IL155545 titled “Forms of Cabergoline” issued on April 11, 2006, from U.S. Patent Application Serial No. 10/827,955 filed April 20, 2004.  Arie Gutman, Gennadiy Nisnevich, Albay Agazade, Boris Tishin, Alex Vilensky, and Boris Pertsikov are the named inventors.  All right, title, and interest to the product have been assigned to us. The patent covers a new crystalline form of Cabergoline and processes for its preparation. Uses of the novel form of Cabergoline in purification of crude Cabergoline, in the preparation of amorphous Cabergoline and in the manufacture of a medicament are disclosed. A method for treating a prolactin disorder with the medicaments is also disclosed.

U.S. Patent No. 6,492,522 titled “Process for production of highly pure Donepezil hydrochloride” issued on December 10, 2002, from U.S. Patent Application Serial No. 09/763,245 filed May 24, 2001, which was filed from a PCT Patent Application filed February 24, 2000.  Arie Gutman, Eleonora Shkolnik, Boris Tishin, Genady Nisnevich, Igor Zaltzman are the named inventors.  All right, title, and interest to the product have been assigned to us. The patent covers a new process for the preparation of acetylcholinesterase inhibitors (anti-AchE) such as Donepezil, to some novel intermediates used in this process and to their preparation.

U.S. Patent No. 6,927,300 titled “Process for the preparation of Latanoprost” issued on April 9, 2005, from U.S. Patent Application Serial No. 10/181,523 filed August 25, 2002, which was filed from a PCT Patent Application filed on January 26, 2001.  Arie Gutman, Gennady Nisnevich, Marina Etinger, Igor Zaltzman, Lev Yudovitch, and Boris Pertsikov are the named inventors.  All right, title, and interest to the product have been assigned to us. The patent covers a novel process for the preparation of 13,14-dihydro-17-phenyl-18,19,20-trinor-PGF.sub.2.sub..sub.. alpha. isopropyl ester (Latanoprost) of the formula [1]: ##STR1## drug for treating glaucoma (Merck Index, 12th Ed., 5787).

U.S. Patent No. 7,157,590 titled “Process for the preparation of 17-phenyl-18,19,20-thinor-pgf 2a and its derivatives” issued on January 2, 2007, from U.S. Patent Application Serial No. 10/478,849 filed may 3, 2002, which was filed from a PCT Patent Application filed May 3, 2002.  Arie Gutman, Gennady  Nisnevich, Marina Etinger, Igor Zaltzman, Lev Yudovitch, and Boris Pertsikov are the named inventors.  All right, title, and interest to the product have been assigned to us. The patent covers a novel process for the preparation of 17-phenyl-18,19,20-trinor-PGF. sub.2.alpha. and its derivatives.

U.S. Patent No. 7,166,730 titled “Process for the preparation of prostaglandin derivatives” issued on January 23, 2007, from U.S. Patent Application Serial No. 11/125,164 filed May 10, 2005.  Arie Gutman, Gennady Nisnevich, Marina Etinger, Igor Zaltzman, Lev Yudovitch, Boris Tishin, and Boris Pertsikov are the named inventors.  All right, title, and interest to the product have been assigned to us. The patent covers a novel process for the preparation of prostaglandins and analogues thereof.

In addition, we also hold licenses from third parties for certain patents, patent applications and technology utilized in some of our products and products in development.

We also rely on trademarks, trade secrets, unpatented proprietary know-how and continuing technological innovation to maintain and develop our competitive position. We enter into proprietary information and confidentiality agreements with certain of our employees pursuant to which such employees agree to assign to us any inventions relating to our business made by them while in our employ.

The RxElite name and corporate logo are registered trademarks.

Employee Relations

As of May 19, 2008, we had 43 full-time employees. We believe we enjoy good relations with our employees, none of whom is represented by a collective bargaining agent.

Competition

The marketing and manufacturing of pharmaceutical products is highly competitive, with many established marketers, manufacturers, suppliers and distributors actively engaged in all phases of the business. Most of our competitors have substantially greater financial and other resources, including greater sales volume, larger sales forces, and greater product development and internal manufacturing capabilities and capacity, as well as greater regulatory and scientific resources. We believe that the principal factors on which we compete are marketing and distribution ability, product development capability, product quality, low cost third-party product manufacturing and customer service. However, there can be no assurance that we will be able to successfully develop and introduce new products in order to maintain our competitive position.

The companies that compete with us in the anesthetic gases segment for human use include Abbott Laboratories, Baxter Healthcare Corporation, and Hospira, Inc., and for the veterinary market, we also compete with Halocarbon Products Corporation and Rhodia.

The companies that compete with our API business include Teva Pharmaceuticals Industries, Ltd., Aurobindo Pharma India and several international chemical companies.

The companies that compete with our sterile liquid dosage products include both generic and brand name companies such as Dey, L.P., Nephron Pharmaceuticals Corporation, Teva, Pharmaceutical Industries Ltd. and AstraZeneca plc for inhalation products; Alcon Inc., Allergan Inc., and Bausch Lomb Inc. for ophthalmic products; Hospira, Baxter International, Inc. and American Pharmaceutical Products for injectable drugs.

In all of these segments, the basis of competition is price, service, and the reliability of supply measured by order fulfillment and on-time deliveries. In this regard, we have a track record of uninterrupted supply and service levels for over seven years.

Suppliers and Customers

We require a supply of quality raw materials and components to manufacture and package pharmaceutical products for our own needs and for third parties with which we have partnered or contracted for the manufacture of our products. The principal components of our products are active and inactive pharmaceutical ingredients and certain packaging materials. Some of these components are only available from a single source and, in the case of some of our ANDAs, only one supplier of raw materials has been identified. Because FDA approval of drugs requires manufacturers to specify their proposed suppliers of active ingredients and certain packaging materials in their applications, FDA approval of any new supplier would be required if active ingredients or such packaging materials were either no longer available or are no longer economically feasible from the specified supplier for us to continue to be competitive in the market. The qualification of a new supplier could delay our development and marketing efforts. If, for any reason, we are unable to obtain sufficient quantities of any of the raw materials or components required to produce or package our products, we may not be able to manufacture our products as planned, which could have a material adverse effect on our business, financial condition and results of operations. Similarly, as we rely on third party manufacturers for our products on a contracted or partnership basis, if for any reason we are unable to obtain sufficient quantities of any finished products as planned, it would also have a material adverse effect on our business financial condition and results of operations. For the fiscal year ended December 31, 2006, our two largest suppliers accounted for approximately $11 million and $5 million, or 67.3% and 32.5%, respectively, of product purchases. For the fiscal year ended December 31, 2007, our two largest suppliers accounted for approximately $1.9 million and $1.1 million or 47.9% and 26.2%, respectively, of product purchases.

We focus on national account drug buyers, who, in the aggregate, account for a significant majority of all U.S. generic drug purchases. In the past, we have been the primary vendor for our respiratory products to a significant majority of these national accounts. They include national wholesalers such as McKesson Corporation and Cardinal Health, Inc., regional wholesalers such as Value Drug and Kinray, direct retail pharmacy stocking chains such as Wal-Mart Stores Inc., and Walgreen Co., and leading homecare companies such as Lincare Holdings Inc. and Apria Healthcare Group Inc.

In the hospital and hospital group purchasing organization segment, we are an approved vendor and have approved vendor contracts in place with all eight major group purchasing organizations that, in the aggregate, account for a significant majority of all hospital drug purchases. These group purchasing organizations include Premier Purchasing Partners, L.P., Novation, LLC, MedAssets, Inc., Amerinet Inc. and Consorta, Inc., among others.

The customer base for our anesthetic gas products consists of group purchasing organizations (46%), veterinary distributors and clinics (46%), direct sales to hospitals (6%) and alternate sites, such as clinics (2%).

Wholesalers such as McKesson Corporation, AmerisourceBergen Corporation, and Cardinal Health, Inc. distribute our products as well as a broad range of health care products for many other companies. None of these distributors is an end user of our products. If sales to any one of these distributors were to diminish or cease, we believe that the end user of our products would find little difficulty obtaining our products either directly from us, or from another distributor. However, the loss of one or more of these distributors, together with a delay or inability to secure an alternative distribution source for end users, could have a material negative impact on our revenue, business, financial condition and results of operations. For all national account customers, a change in purchasing patterns, a decrease in inventory levels, an increase in returns of our products, delays in purchasing products and delays in payment for products by one of more distributors could also have a material negative impact on our revenue, business, financial condition and results of operations.

Customers of our API business based in Haifa Israel include major U.S. pharmaceutical companies, and regional European and Asian pharmaceutical companies. Cabergoline accounts for the majority of our API sales, the majority of which are to Par Pharmaceutical Companies, Inc., a U.S. generic pharmaceutical company. We currently believe that Par Pharmaceutical will continue to purchase Cabergoline at the same level as the last two years. However, a reduced purchasing level could have a material negative impact on our revenue, business, financial condition and results of operations if we are not able to replace those sales with another buyer in a very short time frame. The sales cycle for APIs is usually 6-18 months. We are working to diversify our API customer base in 2008 and 2009 by offering our API products that are primarily sold in the U.S. to non-U.S. markets that have similar regulations, product demand and numbers of competitors. We believe the market for our current portfolio of APIs is larger outside of the U.S. than inside the U.S. However, there can be no assurance that we will be successful in our diversification efforts.

For the fiscal year ended December 31, 2006, our three largest customers accounted for approximately 35%, 15% and 7% of net sales, respectively. For the fiscal year ended December 31, 2007, our three largest customers accounted for approximately 22.7%, 17.6% and 13.6% of net sales respectively.

Backorders

We have a well-established track record for consistent supply and service. We presently have no backorders.

Government Regulations

Pharmaceutical manufacturers and distributors are subject to extensive regulation by government agencies including the FDA, the Drug Enforcement Administration, or DEA, the Federal Trade Commission, and other federal, state, and local agencies. The Federal Food Drug and Cosmetic Act, or FDC Act, the Controlled Substance Act and other federal statues and regulations govern or influence the development, testing, formulations, manufacturing, safety, efficacy, labeling, storage, recordkeeping, approval, marketing, advertising, and promotion of products that we manufacture and market. The FDA inspects drug manufacturers and storage facilities to determine compliance with its cGMP regulations, non-compliance with which can result in fines, recall, and seizure of products, total or partial suspension of production, refusal to approve new drug applications and criminal prosecution. The FDA also has the authority to revoke approval of drug products.

FDA approval is required before a pharmaceutical manufacturing facility can manufacture a pharmaceutical product to be commercialized in the U.S. and pharmaceutical manufacturing facilities are required to operate within the cGMP regulation published by the FDA. New drugs require a new drug application, or NDA, filing including clinical studies demonstrating the safety and efficacy of the drug. In our case, generic drugs, which are equivalents of existing, brand name drugs, require an ANDA filing. An ANDA does not, for the most part, require clinical studies because the safety and efficacy of the drug have already been demonstrated by the product originator. However, an ANDA must provide data demonstrating the equivalency of the generic formulation in terms of bioavailability, that the duplicate product is properly manufactured and labeled and is stable after manufacture. ANDA approvals typically take up to two years to obtain from the date of initial application, although the time required by the FDA to review and approve NDAs and ANDAs is variable and beyond our control, depending upon the particular drug product and dosage form involved. Furthermore, there can be no assurance that the FDA will approve a particular ANDA at all, or that the FDA will agree that an ANDA is a suitable vehicle through which to secure approval rather than an NDA, which requires the applicant to conduct lengthy clinical trials and to incur substantial costs of development prior to submission. APIs require rigorous development and testing to prove equivalence in different markets around the world. To market an API in the U.S. a drug master file (“DMF”) must be filed with the FDA which meets FDA equivalence and manufacturing guidelines. Development of a new API and obtaining proper regulatory approval can take 2-5 years depending on the complexity of the API and there is no assurance that regulatory approval will ever be obtained.

FDA Inspections. The FDA routinely inspects FDA approved pharmaceutical manufacturing facilities to ensure the facility continues to operate in compliance with cGMPs. FDA warning letters may be issued as a consequence of violations observed during inspection. An FDA warning letter is intended to provide notice to a company of violations of the laws administered by the FDA and to elicit voluntary corrective action. Until the violations identified in the warning letter are corrected, the FDA frequently will withhold approval of any marketing applications (ANDAs, NDAs, DMFs) submitted by us and will share the contents of the warning letter with government agencies that may contract to purchase products from us. Failure to take effective corrective actions can result in FDA enforcement action such as monetary fines, seizure of products, or injunction that could suspend manufacturing and compel recall of a product.

If the confirmatory inspection shows that corrections have been made and no significant deviations are identified, the FDA can be expected to remove the sanctions of the Warning Letter and resume a routine inspection schedule.

If the confirmatory inspection identifies significant deviations from the established FDA standards, the FDA may initiate enforcement action including, but not limited to, the following: (1) maintain the warning letter sanctions and require further corrective actions, which could include a recall of certain products; (2) seek a court-ordered injunction which may include temporary suspension of some or all operations, mandatory recall of certain products, potential monetary penalties or other sanctions; or (3) seize our products. Though we are not currently subject to any enforcement action, any such action could significantly impair our ability to continue to manufacture and to distribute our products, and generate cash from our operations. Any or all of these actions would have a material adverse effect on our liquidity and our ability to continue as a going concern.

Our corporate facilities, as well as our warehousing and distribution operations have been routinely inspected by the FDA and we have not received any 483 inspectional observation or FDA warning letters. Our contract manufacturers have also been routinely inspected by the FDA and have informed us that they have no outstanding 483 inspectional observations.

Product Recalls

We have not had any product recalls to date.

Environment

We do not anticipate any material adverse effect from compliance with federal, state, and local provisions that have been enacted or adopted regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment.

Properties

We have leased our corporate headquarters and administrative offices located at 1404 N. Main Street, Suite 200, Meridian, Idaho since 2003. We currently lease approximately 6,000 square feet at a monthly base rental of approximately $9,800, which lease expires in April 2008. Upon expiration of the lease, we currently intend to continue to lease such facilities on a month-to-month basis while our new facilities are under construction.

We store and ship finished goods to all 50 states from a 48,000 square foot warehouse and distribution facility located in Mountain Home, Idaho. We lease such space on a month-to-month basis for $2,500 per month.

We are in the process of building a new corporate facility located in Nampa, Idaho that will house our new office headquarters, product development laboratories and finished goods warehouse. In the future, we hope to expand such facilities to add sterile liquids manufacturing capabilities, which we currently do not have, and capacity for pipeline and future sterile liquids dose products. We currently expect our new facility to be completed by September 2008.

We believe that our current combined space, along with the planned space expansion, is adequate to accommodate our office, manufacturing, and warehousing needs for the foreseeable future. We currently do not need sterile liquid dose products manufacturing capabilities, but we believe such capabilities would add important strategic value to our business, providing us with greater control over our sterile liquid dose products, allowing us to perform our product development internally with greater control and less cost, enabling us to pursue a broader ANDA filing program for sterile liquid dose products, and providing us with manufacturing cost strength to our sterile liquid dose product pipeline and product portfolio.

Legal Proceedings

We are not party to any material legal proceeding.

We may be party to legal proceedings and potential claims arising in the ordinary course of business. The amount, if any, of ultimate liability with respect to such matters cannot be determined. Despite the inherent uncertainties of litigation, we, at this time, do not believe that such proceedings will have a material adverse impact on our financial condition, results of operations or cash flow.

MANAGEMENT

Directors and Executive Officers

Set forth below is certain information regarding our directors and executive officers. Each of the directors listed below was elected to our board of directors to serve until our next annual meeting of stockholders or until his successor is elected and qualified. All directors hold office for one-year terms until the election and qualification of their successors.

Name	Age	Position with RxElite

Jonathan Houssian	38	President, Chief Executive Officer, Treasurer, Chief Financial Officer and Director
Earl Sullivan	36	Chief Operating Officer
Rick Schindewolf	46	Senior Vice President of New Business Development
Shannon Stith	28	Vice President of Finance, Principal Accounting Officer and Secretary
Peter W. Williams	70	Chairman of the Board
Daniel Chen	40	Director
Mark Auerbach	69	Director
David Rector	59	Director
Arie Gutman, Ph.D.	54	Director
Frank Leo	52	Director

Jonathan Houssian. Mr. Houssian has served as our president and as a director since July 13, 2007. Mr. Houssian has also served as our chief executive officer since October 11, 2007, our chief financial officer since October 1, 2007 and as our secretary from July 13, 2007 until February 7, 2008. Mr. Houssian founded RxElite Holdings Inc. in December 2000 and has served as its president since that time. Mr. Houssian has a strong background in entrepreneurial growth, sales and finance. Prior to forming RxElite Holdings Inc., Mr. Houssian co-founded Sisbro LLC a family investment office for a high net worth family based in Idaho, in March 1998 and served as its chief executive officer,. As the chief executive officer of Sisbro LLC, Mr. Houssian launched, and was the managing partner of four investment partnerships with over $50 million in invested assets and directed over $20 million of venture capital investments focused in healthcare companies. He sat on the board of directors and was involved in developing and implementing strategy of several rapidly growing healthcare companies.

Earl Sullivan. Mr. Sullivan has served as our chief operating officer since October 11, 2007 and from July 13, 2007 to October 11, 2007, Mr. Sullivan served as our executive vice president of operations. Mr. Sullivan has been the executive vice president of RxElite Holdings Inc. since May 2002. Mr. Sullivan brings over 10 years of operations experience and has a track record for success in outsourcing partnerships, operational system development and developing early growth companies into mature platforms. Prior to joining RxElite Holdings Inc., Mr. Sullivan was employed at Green Mountain Energy as its director of operations where he built and managed the Midwest region through a period of high growth. Prior to Green Mountain Energy, he joined Express-Med in September 1997, where he held increasingly senior roles including general manager, and helped to build the company from a start-up to over $100M in sales. Mr. Sullivan is an active member in ISPE (International Society of Pharmaceutical Engineers) and PDA (Parenteral Drug Association), as well as participating on several boards for entrepreneurial ventures.

Rick Schindewolf. Mr. Schindewolf has served as our senior vice president of new business development since January 21, 2008, where he oversees the business development of FineTech Pharmaceutical. From 1997 to 2008, Mr. Schindewolf was employed at Automated Liquid Packaging, a privately-held contract sterile drug business, which later became Cardinal Health, Inc.'s Woodstock sterile products operations in 1999 as a result of an acquisition. At Cardinal Health, Inc. (NYSE:CAH), Mr. Schindewolf was responsible for the strategic direction, growth, and profitability of Cardinal Health's Blow-Fill-Seal Technology division. From June 1996 to October 1997, Mr. Schindewolf served as Division Controller, Diagnostics Division at Fischer Scientific, where he was responsible for financial controls. From 1990 to 1994, Mr. Schindewolf was employed at Baxter Healthcare in the areas of sterile manufacturing operations, as well as accounting department.

Shannon M. Stith. Ms. Stith has served as our vice president of finance and principal accounting officer since January 11, 2008 and as our secretary since February 7, 2008. Ms. Stith served as vice president and chief financial officer at PCS Edventures!.com, Inc. (PCSV.OB) from August 2005 through January 2008. From March 2005 until August 2005, Ms. Stith was a chief accountant for Washington Group International in the financial reporting department-internal reporting. From May 2001 until February 2004, Ms. Stith was a paralegal and controller with Dykas, Shaver & Nipper LLP. Ms. Stith graduated from Boise State University with a Bachelor of Business Administration in Finance and a Masters of Business Administration in 2002 and 2003, respectively.

Peter W. Williams. Mr. Williams has served as a director since July 13, 2007 and became our chairman on September 20, 2007. For more than five years prior to his retirement from the law firm of Clifford Chance Rogers & Wells in 2002, Mr. Williams was a senior partner at the firm and its predecessor Rogers & Wells. He remained as a consultant to the firm until 2003, when he became a Senior Counsel to the firm of Winston & Strawn LLP. Since leaving Winston & Strawn in 2006, Mr. Williams has been an independent consultant and international advisor including serving as director and chairman of the corporate governance and nominating Committee and a member of the audit committee of the board of directors at Par Pharmaceuticals (NYSE:PRX); serving as a member of the international advisory committee of RWE/Thames Water until 2006; and serving as a director of The Special Situations Funds.

Daniel Chen. Mr. Chen has served as a director since July 13, 2007. From July 13, 2007 to October 11, 2007, Mr. Chen served as our chief executive officer and treasurer, from August 17, 2007 to October 11, 2007, Mr. Chen served as our chief financial officer, and from July 13, 2007 to September 20, 2007, Mr. Chen served as our chairman. Since September 20, 2007, Mr. Chen ceased serving as our principal executive officer and principal financial officer and his duties as chief executive officer, treasurer and chief financial officer were transferred to certain of our other officers. From November 2003 to October 11, 2007, Mr. Chen was the chief executive officer of RxElite Holdings Inc., (although his duties were transferred to other executive officers on September 20, 2007), and from November 2003 to September 20, 2007, Mr. Chen served as chairman of RxElite Holdings Inc. Prior to joining RxElite Holdings Inc., Mr. Chen was the founder and chief executive officer of Cendian Pharmaceuticals, Ltd., a generic drugs company, which later became part of RxElite Holdings Inc. in a merger transaction. Prior to joining Cendian Pharmaceuticals, Ltd., Mr. Chen was employed at LifeSpan Biosciences, Inc. as its vice president, marketing and business development. Prior to joining LifeSpan Biosciences, Inc., Mr. Chen joined ALARIS Medical Systems, Inc. in October 1997, and in that time, held increasingly senior commercial positions in both its domestic and international businesses.

Mark Auerbach. Mr. Auerbach has served as a director since July 13, 2007. Mr. Auerbach was a board member at Par Pharmaceuticals (NYSE:PRX), a specialty pharmaceutical company, from 1990 to September 2006, with his last position as its executive chairman of the board. Currently, he serves as chairman of the board at Neuro-Hitech, Inc. (NASD: NHPI), a biopharmaceutical company, and as a director and chairman of the audit committee at Optimer Pharmaceuticals (NASD:OPTR). Mr. Auerbach was a partner and a chief financial officer of Central Lewmar LP, a national fine paper merchant with sales of approximately $700M, from 1992 to 2005.

David Rector. Mr. Rector has served as a director since September 24, 2007. Since 1985, Mr. Rector has been the Principal of The David Stephen Group, which provides enterprise consulting services to emerging and developing companies in a variety of industries. In addition, from 2004 until 2005, Mr. Rector was the President and Chief Executive Officer of Nanoscience Technologies, Inc., a development stage company engaged in the development of DNA nanotechnology, and from 2005 until 2006, Mr. Rector served as its Chief Operating Officer. From 1983 until 1985, Mr. Rector served as President and General Manager of Sunset Designs, Inc., a domestic and international manufacturer and marketer of consumer product craft kits, and a wholly-owned subsidiary of Reckitt & Coleman N.A. From 1982 until 1983, Mr. Rector served as National Accounts & International Manager of Sunset Designs, Inc. and from 1980 until 1982, Mr. Rector served as Sunset Designs, Inc.’s Marketing Manager. From 1972 until 1980, Mr. Rector served in various roles in both the financial and product marketing departments of Crown Zellerbach Corporation, a multi-billion dollar pulp and paper industry corporation. Mr. Rector also serves as a director of Superior Galleries, Inc., Nanoscience Technologies, Inc., CallKey International, Inc. and Senesco Technologies, Inc. Mr. Rector received a Bachelor of Science degree in business/finance from Murray State University in 1969.

Arie Gutman. Dr. Gutman has served as a director since February 7, 2008. In 1991, Dr. Gutman founded FineTech in 1991, and served as its chief executive officer and president. In 2001, FineTech merged with International Specialty Products (“ISP”), and Dr. Gutman was appointed president and chief executive officer of ISP-FineTech. In 2002, ISP-FineTech was acquired by Par Pharmaceutical and Dr. Gutman was appointed a director of Par. In 2006, FineTech was divested from Par and Dr. Gutman again became the sole owner of FineTech. In connection with the FineTech Acquisition in January 2008, Dr. Gutman was appointed president of FineTech Pharmaceutical. Dr. Gutman has been a visiting professor at various universities in the United States, the United Kingdom, Germany and Japan and has a Ph.D from Cambridge University.

Frank Leo. Mr. Leo has served as a director since February 13, 2008. From January 2007 to December 2007 Mr. Leo was the chief executive officer of Morton Grave Pharmaceuticals and from April 2004 to December 2006 Mr. Leo provided health care and pharmaceutical executive consulting services. Prior thereto, From September 1998 to April 2004, Mr. Leo was a group president with Cardinal Health, Inc. and a member of its operating committee with responsibilities for its sterile drug manufacturing businesses and contract product development companies. During his tenure at Cardinal, Mr. Leo was instrumental in assisting in the development of Cardinal Health’s overall strategy for the creation of its pharmaceutical technology and services segment and led the start up of its global generic initiative. Previously, Mr. Leo was chief operating officer for Automatic Liquid Packaging and prior thereto, over a 16-year period Mr. Leo served in a variety of roles and along with his team created a highly valued contract sterile drug business that was subsequently sold to Cardinal Health. Mr. Leo has extensive experience and expertise in both drug and medical device products and has worked with private equity firms in identifying unique investment opportunities and has broad experience in managing companies and helping them create a strategic vision.

Board Committees

On October 11, 2007, our Board of Directors formed an Audit Committee, an Executive Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each member of our committees is “independent” as such term is defined under and required by the federal securities laws. Although we are not listed on the American Stock Exchange, our Directors whom we consider to be independent would qualify as such under the rules of the American Stock Exchange. The Chairman of the Board, Mr. Peter Williams, serves as an ex-officio member of each Committee.

Audit Committee. The Audit Committee of the Board of Directors is currently comprised of Mark Auerbach, David Rector, Frank Leo and Peter W. Williams, each of whom is an independent Director. Mr. Auerbach is a qualified financial expert as defined in Item 407(d)(5)(ii) of Regulation S-B and serves as Chairman of the Audit Committee. The Audit Committee’s duties are to recommend to our Board of Directors the engagement of independent auditors to audit our financial statements and to review our accounting and auditing principles. The Audit Committee reviews the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls. The Audit Committee will at all times be composed exclusively of directors who are, in the opinion of our Board of Directors, free from any relationship that would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

Compensation Committee. The Compensation Committee of the Board of Directors is currently comprised of Mark Auerbach and David Rector. Mr. Rector serves as Chairman of the Compensation Committee. The Compensation Committee reviews and approves our salary and benefits policies, including compensation of executive officers. The Compensation Committee also administers our Incentive Stock Plans and recommends and approves grants of awards under such plan. See Proposal 2.

Nominating and Corporate Governance Committee. We established a Nominating and Corporate Governance Committee of the Board of Directors, currently comprised of Peter W. Williams and David Rector. Mr. Williams serves as Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee considers and makes recommendations on matters related to the practices, policies and procedures of the board and takes a leadership role in shaping our corporate governance. As part of its duties, the Committee assesses the size, structure and composition of the board and board committees, coordinates evaluation of board performance and reviews board compensation. The Committee also screens for candidates considered for election to the board. In this capacity it concerns itself with the composition of the board with respect to depth of experience, balance of professional interests, required expertise and other factors. The Committee evaluates prospective nominees identified on its own initiative or referred to it by other board members, management, stockholders or external sources and all self-nominated candidates. The Committee uses the same criteria for evaluating candidates nominated by stockholders and self-nominated candidates as it does for those proposed by other board members, management and search companies.

Executive Committee. We established an Executive Committee of the Board of Directors, currently comprised of Peter W. Williams and Mark Auerbach. Mr. Williams serves as the Chairman of the Executive Committee. The Executive Committee considers and exercises sole decision making power related to the matters that would normally be brought before the Board of Directors when the members of the Board of Directors are unable to be in session. Notwithstanding the foregoing, the role of the Executive committee is limited to the making of recommendations to the full Board of Directors in connection with the buying or selling of stock by the Company, mergers and acquisitions, changes in operating budgets and the incurrence of debt outside of the ordinary course of business.

On February 7, 2008, our Board of Directors formed a Strategic Planning Committee.

Strategic Planning Committee. We established a Strategic Planning Committee comprised of officers and directors which reports to the Board of Directors. This Committee is currently comprised of Frank Leo, David Rector, Jonathan Houssian, Earl Sullivan, and Rick Schindewolf. Mr. Leo serves as the Chairman of the Strategic Planning Committee. The Strategic Planning Committee was established to create a strategic plan and mission statement of the Company.

Our website is located at www.rxelite.com and a copy of our Audit Committee Charter, our Code of Ethics and the Nominating and Corporate Governance Committee Charter can be located on our website, as well as additional information about the Company.

Code of Ethics

Our board of directors has adopted a code of conduct and ethics that establishes the standards of ethical conduct applicable to all directors, officers and employees of our company. The code addresses, among other things, conflicts of interest, compliance with disclosure controls and procedures and internal control over financial reporting, corporate opportunities and confidentiality requirements. The audit committee is responsible for applying and interpreting our code of conduct and ethics in situations where questions are presented to it.

Compensation of Directors

The following table summarizes the compensation awarded to our directors in 2007:

Director Compensation

Name	Fees Earned or Paid in Cash	Option Awards (1)	Total

Peter W. Williams	$17,625	$200,000(2)	$217,625

Mark Auerbach	$15,125	$200,000(2)	$215,125

David Rector	$15,250	$338,289(3)	$353,539

(1)	Based upon the aggregate grant date fair value calculated in accordance with SFAS 123R and using a Black-Scholes-Merton valuation model.

(2)
On July 13, 2007, we granted a ten-year option to purchase 400,000 shares of our common stock at an exercise price of $0.60 per share to each of Messrs. Williams and Auerbach. Such options vest in four equal annual installments commencing on the first anniversary from the date of grant.

(3)
On October 11, 2007, we granted a ten-year option to purchase 400,000 shares of our common stock at an exercise price of $0.60 per share to Mr. Rector. Such option vests in four equal annual installments commencing on the first anniversary from the date of grant.

Effective October 11, 2007 the Board adopted a compensation plan to pay its non employee directors annual fees as follows:

Annual Fee	$25,000

Board Meeting Fee*	$ 1,500

Committee Meeting Fee*	$ 1,000

Chairman of the Board	$15,000

Audit Committee Chair	$10,000

Compensation Committee Chair	$ 7,500

Nominating and Corporate Governance Chair	$ 5,000

Committee Fee	$ 1,500

* for any meeting held by telephonic conference call, the payment will be reduced by $750 for Board meetings and $500 for committee meetings.

Directors cannot receive more than $2,000 in compensation for any single day on which meetings of the Board or any Committee are held.

In addition, as of January 2008, Mr. Rector serves as the “lead director” and receives additional compensation of $10,000 per month for these board services.

Executive Compensation

The following table summarizes the compensation paid by us for services rendered during the years ended December 31, 2007 and 2006 to each person who, during 2007, served as our chief executive officer and each of our two other most highly compensated executive officers for the fiscal year ended December 31, 2007. We refer to these officers collectively as “Named Executive Officers”.

Summary Compensation Table
Name and Principal Position	Year	Salary	Bonus	Option Awards (1)	All Other Compensation	Total
Daniel Chen (2)	2007	$251,367	$125,000	$189,000	$24,013(3)	$589,380
Chief Executive Officer, Treasurer	2006	$176,400	$35,000	-	$3,180(4)	$214,580
and Director

Jonathan Houssian	2007	$243,866	$62,500	$216,014	$3,180(4)	$525,560
President, Chief Executive Officer, Chief Financial Officer and Director	2006	$176,400	$35,000	-	$3,180(4)	$214,580

Earl Sullivan	2007	$188,867	$42,750	$144,984	$1,326(4)	$377,927
Chief Operating Officer	2006	$146,800	$20,000	-	$249,278(5)	$416,078

(1)
Based upon the aggregate grant date fair value calculated in accordance with FAS No. 123(R), Share Based Payment. Our policy and assumptions made in valuation of share based payments are contained in Note 17 to our December 31, 2007 financial statements.

(2)	Mr. Chen ceased performing the duties of chief executive officer and treasurer on September 30, 2007.

(3)	Consists of compensation payable to Mr. Chen in connection with his resignation as chief executive officer and treasurer on September 30, 2007.

(4)	Represents life insurance premiums paid by us on behalf of Messrs. Chen, Houssian and Sullivan. The beneficiary of the policies is the Company.

(5)
Consists of life insurance premiums of $253 per year and a gain of $249,025 as a result of the reduction of the exercise price of a warrant held by Mr. Sullivan to purchase 528,007 shares of our common stock at a price of $0.474 per share to a price of $0.00237 per share. 132,004 shares subject to the warrant remained unexercised and unvested as of December 31, 2006. We valued the adjustment to the warrant exercise price according to Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payments (SFAS 123R) using the Black-Scholes method. SFAS 123R requires all stock-based awards, including employee stock options, to be recognized in the income statement based on their fair values. The dollar amount represents the total compensation expense for stock option awards to be recognized in our financial statements over the requisite service period in accordance with SFAS 123R. For information regarding our valuation of option awards, refer to Note 17 to our Consolidated Financial Statements.

Mr. Houssian was appointed as Chief Executive Officer and Chief Financial Officer effective September 21, 2007. He resigned as Chief Financial Officer on April 25, 2008. Ms. Stith, our Vice President of Finance and Principal Accounting Officer, was not with the Company during the fiscal year ended December 31, 2007. Mr. Schindewolf, our senior Vice President, also was not with the Company during the fiscal year ended December 31, 2007.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information with regard to equity awards granted to each named executive officer that were outstanding as of December 31, 2007.

	Option awards
Name	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date

Daniel Chen	436,000	$0.66	07/05/2012
	552,432	$0.85	10/29/2009
	450,375	$0.60	10/29/2009
	32,895	0.76	12/31/2009
Jonathan Houssian	505,624	$0.66	07/05/2012
	32,895	0.76	12/31/2009
Earl Sullivan	132,004	$0.00237	11/04/2010
	259,825	$0.60	07/05/2017
	70,960	$0.85	10/29/2009
	25,000	0.76	12/31/2009

Employee Benefits Plans

On July 6, 2007, RxElite Holdings Inc. adopted the RxElite Holdings Inc. 2007 Incentive Stock Plan (the “Plan”), which was subsequently assumed by us in connection with our July 13, 2007 reverse merger. The Plan permits the grant of the following types of incentive awards:
•	incentive stock options,
•	non-qualified stock options,
•	restricted stock, and stock appreciation rights.

The Plan is intended to attract, motivate, and retain our employees and affiliates, consultants, if needed to provide significant services to us and our affiliates, and our outside directors. The Plan also is designed to encourage stock ownership by employees, directors, and consultants, thereby aligning their interests with those of our stockholders and to permit the payment of compensation that qualifies as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”).

The Plan is administered by the board of directors or a committee appointed by the board of directors. A committee generally consists of at least two directors who qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and as “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended (so that we are entitled to a federal tax deduction for certain performance-based compensation paid under the Plan).

Subject to the terms of the Plan, the Plan’s administrator has the sole discretion to select the employees, consultants and directors who will receive awards, determine the terms and conditions of the awards (for example, the exercise price and vesting schedule), and interpret the provisions of the Plan and outstanding awards. The Plan’s administrator also has authority to amend outstanding awards to provide for a lower exercise price and/or permit the surrender or cancellation of outstanding awards in exchange for awards with a lower exercise price, a different type of award, cash, and/or a combination thereof. The Plan’s administrator may delegate any part of its authority and powers under the Plan to one or more directors and/or officers; provided, however, the administrator generally may not delegate its authority and powers with respect to awards intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, if the delegation would cause the awards to fail to so qualify.

The number of shares of our common stock initially reserved for issuance under the Plan is 14,873,883. If an award is cancelled, terminates, expires, or lapses for any reason without having been fully exercised or vested, the unvested or cancelled shares generally will be returned to the available pool of shares reserved for issuance under the Plan.

Our board of directors generally may amend or terminate the Plan at any time and for any reason. However, no amendment, suspension, or termination may impair the rights of any participant without his or her consent.

On July 6, 2007, RxElite Holdings Inc. approved the issuance to employees of RxElite Holdings Inc. of options to purchase a total of 2,302,850 shares of RxElite Holdings, Inc.’s common stock, which option grants were assumed by us in connection with our July 13, 2007 reverse merger and were converted in 2,302,850 options to purchase our common stock. The options vest over a period of four years and are exercisable for a period of ten years at $0.60 per share.

Employment Agreements and Change-in-Control Agreements

Effective as of November 1, 2003, RxElite Holdings Inc. entered into an employment agreement with Jonathan Houssian, pursuant to which Mr. Houssian is employed as president of RxElite Holdings Inc. The employment agreement was amended and restated as of January 4, 2006 and November 27, 2006. The current term of the agreement expires on December 31, 2010 but will be automatically renewed for additional five-year periods until RxElite Holdings Inc. gives Mr. Houssian written notice of its intent not to renew at least 60 days prior to the end of the then current term. Mr. Houssian’s present base salary is $250,000 per annum. If Mr. Houssian’s employment is terminated under certain circumstances, he will be entitled to severance and the continuation of benefits for the greater of 24 months and the balance of the term. If RxElite Holdings Inc. experiences a change of control after which Mr. Houssian’s employment agreement is not fully reaffirmed by the succeeding entity, Mr. Houssian will continue to receive (i) benefits for the greater of 24 months and the balance of the term and (ii) the sum of (x) a lump sum cash payment of his severance payment as if the employment agreement is terminated without cause as of the date of the change of control plus (y) a lump sum cash payment of Mr. Houssian’s salary and bonuses (which bonuses shall not be less than 20% of base salary) through the balance of the term.

Effective as of November 1, 2003, RxElite Holdings Inc. entered into an employment agreement with Earl Sullivan, pursuant to which Mr. Sullivan is employed as executive vice president of operations of RxElite Holdings Inc. The employment agreement was amended and restated as of January 4, 2006 and November 27, 2006. The current term of the agreement expired on December 31, 2007 but will be automatically renewed for additional two-year periods until RxElite Holdings Inc. gives Mr. Sullivan written notice of its intent not to renew at least 60 days prior to the end of the then current term. Mr. Sullivan’s present base salary is $190,000 per annum. If Mr. Sullivan’s employment is terminated under certain circumstances, he will be entitled to severance and the continuation of benefits for the greater of 12 months and the balance of the term. If RxElite Holdings Inc. experiences a change of control after which Mr. Sullivan’s employment agreement is not fully reaffirmed by the succeeding entity, Mr. Sullivan will continue to receive (i) benefits for the greater of 24 months and the balance of the term and (ii) the sum of (x) a lump sum cash payment of his severance payment as if the employment agreement is terminated without cause as of the date of the change of control plus (y) a lump sum cash payment of Mr. Sullivan’s salary and bonuses (which bonuses shall not be less than 20% of the base salary) through the balance of the term.

In connection with the FineTech Acquisition, on January 4, 2008, we entered into an employment agreement with Dr. Arie L. Gutman, the sole owner of FineTech, engaging Dr. Gutman to serve as president of FineTech Pharmaceutical. The initial term of the employment agreement is three years and may be extended by mutual agreement. Pursuant to the employment agreement, Dr. Gutman is entitled to receive an annual base salary of $190,000, which may be increased annually as determined by our board of directors, and a bonus of up to 30% of his base salary, to be determined by the board in its sole discretion. Dr. Gutman is eligible for grants of options, restricted stock and/or other awards under our 2007 Incentive Stock Plan, which options shall immediately vest if Dr. Gutman’s employment is terminated without “cause” or upon a “change of control” (as defined in the employment agreement). We may terminate Dr. Gutman’s employment for “cause” 30 days after we notifies Dr. Gutman of the cause, provided that such cause has not been remedied during such 30 days period. We may also terminate Dr. Gutman’s employment without “cause” at any time upon 30 days prior written notice. If Dr. Gutman’s employment is terminated without cause, then (i) any unvested stock options held by Dr. Gutman will immediately vest, (ii) we will be obligated to continue to pay Dr. Gutman his then current annual base salary for a period of twelve months and to reimburse Dr. Gutman for the costs of obtaining benefits comparable to those that he received while employed by us, until twelve months following his termination or, if sooner, until such time as Dr. Gutman obtains other employment that provides comparable benefits. Dr. Gutman may voluntarily terminate his employment upon 270 days prior written notice, if such termination occurs during the initial three year term, or upon 60 days notice, if such termination occurs thereafter. Upon our receipt of any such notice of voluntary termination by Dr. Gutman, we may accelerate the resignation to an earlier date. Under the employment agreement, Dr. Gutman is prohibited from competing with us and with FineTech Pharmaceutical during the term of employment and for one year after any termination of his employment.

Effective as of January 21, 2008, RxElite Holdings Inc. entered into a five-year employment agreement with Rick Schindewolf, which was amended on February 11, 2008, pursuant to which Mr. Schindewolf is employed as our senior vice president of new business development at an annual base salary of $185,000, subject to increases at our board of director’s discretion. Mr. Schindewolf is entitled to receive (i) during 2008, 5% of EBITDA generated from new contracts or products, exclusive of contracts and products transferred to us in connection with the FineTech Acquisition, (ii) 3% of any EBITDA created on new product deals or other transactions originated by us or Mr. Schindewolf and (iii) 1.5% of any EBITDA created from deals that were under discussion prior to January 21, 2008 and that were being negotiated with Mr. Schindewolf’s prior employer. Pursuant to the employment agreement, as amended, Mr. Schindewolf was granted an option to purchase up to 250,000 shares of our common stock at an exercise price of $0.87 per share. Such option vests as to 50% of the shares subject to the option on the first anniversary of the date of grant and 50% thereafter in four equal quarterly installments. If Mr. Schindewolf’s employment agreement is terminated without “cause” (as defined in the employment agreement) during the first three years of its term, Mr. Schindewolf is entitled to receive one year of continued base salary, the vesting of all unvested stock options and continued benefits for up to 12 months. If Mr. Schindewolf’s employment agreement is terminated without “cause” thereafter, Mr. Schindewolf will be entitled to receive six months of continued base salary, the immediate vesting of all stock options (which will also occur upon change of control) and continued benefits for up to six months. The employment agreement also stipulates that Mr. Schindewolf shall refrain from competing with us or soliciting employees from us for a period of one year from the date of termination of employment.

On January 11, 2008, we entered into a three-year employment agreement with Shannon M. Stith, which was amended on February 11, 2008, pursuant to which Ms. Stith is employed as our vice president of finance and principal accounting officer. Ms. Stith’s present base salary is $105,000 per annum, which will increase to $120,000 upon Ms. Stith’s successful completion of the CPA exam in Idaho. In addition, Ms. Stith is entitled to (i) a discretionary bonus of up to 20% of her base salary, (ii) a $5,000 signing bonus and (iii) an option to purchase up to 75,000 shares of our common stock at $0.58 per share. Such option vests as to 50% of the shares subject to the option on the first anniversary of the date of grant and 50% thereafter in four equal quarterly installments. If Ms. Stith’s is employment is terminated without “cause” (as defined in the employment agreement) Ms. Stith will be entitled to receive one year of continued base salary and benefits and the immediate vesting of all stock options (which will also occur upon change of control). The employment agreement also stipulates that Ms. Stith shall refrain from competing with us for a period of one year from the date of termination of employment.

Effective as of November 5, 2003, RxElite Holdings Inc. entered into an employment agreement with Daniel Chen. The employment agreement was amended and restated as of January 4, 2006 and November 27, 2006. On January 16, 2008, we entered into a departure agreement and general release with Daniel Chen, effective as of December 14, 2007, to terminate Mr. Chen’s existing employment agreement (subject to certain continuing non-competition obligations) and to engage Mr. Chen as an at-will consultant. Pursuant to the departure agreement we have agreed to pay Mr. Chen (i) in installments in accordance with regularly scheduled payroll, his salary of $250,000 per annum and medical and dental insurance premiums, until December 31, 2010, (ii) a 2007 bonus of $125,000, and (iii) four weeks of accrued and unused vacation and/or sick days in the amount of $20,833, which foregoing terms are consistent with the terms of termination under Mr. Chen’s employment agreement. We and Mr. Chen also granted each other full general releases of any and all claims related to Mr. Chen’s employment with us or RxElite Holdings, Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of May 19, 2008 by:
•	each person or entity known by us to beneficially own more than 5% of our common stock;
•	each of our directors;
•	each of the executive officers named in the Summary Compensation Table above; and
•	all of our directors and executive officers as a group.

The percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Securities and Exchange Commission, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. Unless otherwise indicated, each of the stockholders named in the table below has sole voting and investment power with respect to such shares of our common stock. Except as otherwise indicated, the address of each of the stockholders listed below is: c/o 1404 N. Main Street, Suite 200, Meridian, Idaho 83642. Shares of our common stock subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of May 19, 2008, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the stockholder holding such options and warrants, but are not deemed outstanding for computing the percentage of any other stockholder.

Beneficial Owner	Shares Beneficially Owned	Percent of Class (1)
Daniel Chen	10,018,257(2)	8.51%
Jonathan Houssian	8,162,188(3)	6.96%
Tiburon LLC	7,656,564(4)	6.52%
Mark Auerbach	474,999(5)	*
Peter W. Williams	62,501(6)	*
Earl Sullivan	1,503,785(7)	1.29%
David Rector	-	-
Arie Gutman	18,832,383(8)	16.16%
Frank Leo	-	-
Directors and executive officers as a group (10 persons)	39,054,113(2)(3)(5)(6)(7)(8)	32.60%
______________
*   Indicates beneficial ownership of less than 1% of the total outstanding common stock.

(1)	Based on 116,315,303 shares of our common stock outstanding on May 19, 2008.

(2)	Includes (i) 1,002,807 shares issuable upon exercise of currently exercisable warrants and (ii) 436,000 shares issuable upon exercise of currently exercisable stock options.

(3)
Includes (i) 505,624 shares issuable upon exercise of currently exercisable stock options and (ii) 7,129,653 shares held by Tiburon LLC and (iii) 532,905 shares issuable upon exercise of currently exercisable warrants held by Tiburon LLC. Jonathan Houssian, the managing member of Tiburon LLC, exercises sole voting and dispositive power with respect to the shares held by Tiburon LLC. Mr. Houssian disclaims beneficial ownership with respect to such shares.

(4)	Includes 532,905 shares issuable upon exercise of currently exercisable warrants.

(5)
Represents (i) 316,667 shares held by Susan Auerbach and (ii) 158,333 shares issuable upon exercise of currently exercisable warrants held by Susan Auerbach. Susan Auerbach is the wife of Mark Auerbach and exercises sole voting and dispositive power with the respect to shares held by her. Mr. Auerbach disclaims beneficial ownership with respect to such shares.

(6)
Includes 20,833 shares issuable upon exercise of currently exercisable warrants. All shares are held as tenants in common by Mr. Williams and members of his family in which Mr. Williams has a 20% beneficial ownership.

(7)	Includes 462,789 shares issuable upon exercise of currently exercisable warrants.

(8)	Includes 200,000 shares issuable upon exercise of currently exercisable warrants.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On June 30, 2002, we issued a promissory note with a principal amount of $120,000 to William and Helen Houssian, the parents of Jonathan Houssian, our president, chief executive officer, chief financial officer, secretary and member of our board of directors. The promissory note was payable beginning on June 1, 2002 in three hundred sixty (360) monthly payments of $2,500 per month with an interest rate of 25%. The promissory note allowed for pre-payment at double the amount currently owed at any time plus any missed installments. This note was repaid in full in July 2007.

On December 31, 2007, the holder of our senior secured Convertible Note entered into a put agreement with Tiburon LLC, an Idaho limited liability company. Jonathan Houssian, our president, chief executive officer, chief financial officer and secretary, is the sole managing member of Tiburon LLC. Pursuant to the put agreement, upon an event of default under the Convertible Note, the noteholder may compel Tiburon LLC to purchase up to $10,500,000 principal amount of the Note at the greater of (i) up to 125% of the sum of the outstanding principal, interest and late fees, depending on the nature of the default or (ii) the product of (a) the number of shares into which the Note (including all principal, interest and late fees) may be converted and (b) the product of (1) 150% and (2) the highest closing sale price of our common stock beginning on the date immediately preceding the event of default and ending on the date the noteholder delivers its redemption notice for such event of default. This right of the noteholder is valid until the earlier of (i) the maturity date of the Note and (ii) the date that we satisfy our quarterly debt to EBITDA ratio minimums for two consecutive fiscal quarters, all as more specifically described in the Note.

Tiburon LLC’s obligations under the put agreement are secured by a pledge by Tiburon LLC to the noteholder of 6,879,653 shares of our common stock pursuant to a pledge agreement, dated as of December 31, 2007, between Tiburon LLC and the noteholder. To the extent Tiburon LLC fails to satisfy its obligations under the put agreement, the noteholder’s sole remedies against Tiburon LLC are pursuant to the pledge agreement.

On January 18, 2008, we entered into a letter agreement with the Castlerigg Master Investments Ltd., the beneficial owner of at least 5% of our stockholder, pursuant to which we amended certain terms of the Convertible Note and the Series A Warrant and Series B issued by us on December 31, 2007. Pursuant to the letter agreement, the Consolidated EBITDA (as defined in the Convertible Note) thresholds contained in the Convertible Note for the fiscal quarter ending March 31, 2008 were lowered by $500,000 and the value of up to 1,000,000 shares of common stock that may be issued to consultants during the fiscal quarter ending March 31, 2008 was added to our Consolidated EBITDA for such fiscal quarter. In addition, the definition of “Excluded Securities” with respect to anti-dilution price protection in both the Convertible Note and the Series A Warrant and Series B was expanded to include the issuance of up to 1,000,000 shares of common stock that may be issued to consultants during the fiscal quarter ending March 31, 2008.

In consideration for Dr. Gutman’s non-competition undertaking and assignment of royalty rights in connection with the FineTech Acquisition, on January 22, 2008, we issued 18,632,383 shares of our common stock to Dr. Gutman, our director. We also entered into a registration rights agreement, dated January 4, 2008 with Dr. Gutman, pursuant to which we granted Dr. Gutman has the right to demand that we register and maintain the effectiveness of up to two registration statements (or more, under certain circumstances) and “piggy-back” registration rights with respect to the shares of our common stock he received, commencing on January 4, 2010.

SELLING STOCKHOLDER

Up to 31,175,071 shares of our common stock are being offered by this prospectus, all of which are being registered for sale for the account of the selling stockholder and include the following:
•	5,594,033 shares of our common stock issued to the selling stockholder in a private placement on December 31, 2007;
•	13,985,083 shares of our common stock issuable upon the exercise of the Series A Warrants issued to the selling stockholder on December 31, 2007;
•	11,595,955 shares of our common stock that have been or may be acquired upon the partial conversion of the Convertible Note issued to the selling stockholder on December 31, 2007; and

•	no shares of our common stock issuable upon the exercise of the Series B warrants issued to the selling stockholder.

Each of the transactions by which the selling stockholder acquired its securities from us was exempt under the registration provisions of the Securities Act of 1933, as amended.

The shares of our common stock referred to above are being registered to permit public sales of the shares, and the selling stockholder may offer the shares for resale from time to time pursuant to this prospectus. The selling stockholder may also sell, transfer or otherwise dispose of all or a portion of its shares in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, or pursuant to another effective registration statement covering those shares. We may from time to time include additional selling stockholders in supplements or amendments to this prospectus.

The shares of our common stock being offered by the selling stockholder are those previously issued to the selling stockholder and those issuable to the selling stockholder upon conversion of the Convertible Note and upon exercise of the Series A Warrants. We are registering the shares of our common stock in order to permit the selling stockholder to offer the shares for resale from time to time. Except for the ownership of the shares of our common stock, the Convertible Note and the Warrants issued pursuant to the Securities Purchase Agreement, the selling stockholder has not had any relationship with us within the past three years.

The table below lists the selling stockholder and other information regarding the beneficial ownership of the shares of common stock held by the selling stockholder. The second column lists the number of shares of common stock beneficially owned by the selling stockholder, based on its ownership of our common stock, the Convertible Note and Warrants, as of  June 2, 2008, assuming conversion of the Convertible Note and exercise of the Warrants held by the selling stockholder on that date.

The third column lists the shares of our common stock being offered by this prospectus by the selling stockholder.

In accordance with the terms of a registration rights agreement with the selling stockholder, this prospectus covers the resale of the sum of (i) 5,594,033 shares of common stock previously issued to the selling shareholder, (ii) 11,595,955 shares of common stock issuable upon conversion of the Convertible Note, (iii) 13,985,083 shares of common stock issuable upon exercise of the Series A Warrants, and (iv) no shares of our common stock issuable upon the exercise of the Series B Warrants held by the selling stockholder. Because the conversion price of the Convertible Note and the exercise price of the Warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus.

Under the terms of the Convertible Note and the Warrants, the selling stockholder may not convert the Convertible Note or exercise the Warrants to the extent such conversion or exercise would cause the selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion or exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of the Convertible Note which have not been converted and upon exercise of the Warrants which have not been exercised. The number of shares in the second column reflects this limitation. The selling stockholder may sell all, some or none of its shares in this offering.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
Castlerigg Master Investments Ltd. (1)	5,827,435 (2)	31,175,071	0 (3)

(1)    Sandell Asset Management Corp. (“SAMC”) is the investment manager of Castlerigg Master Investments Ltd. (“Castlerigg”). Thomas Sandell is the controlling person of SAMC and may be deemed to share beneficial ownership of the shares beneficially owned by Castlerigg. Castlerigg International Ltd. (“Castlerigg International”) is the controlling shareholder of Castlerigg International Holdings Limited (“Holdings”).  Holdings is the controlling shareholder of Castlerigg.  Each of Holdings and Castlerigg International may be deemed to share beneficial ownership of the shares beneficially owned by Castlerigg Master Investments Ltd. The business address of each of these entities is as follows: c/o Sandell Asset Management Corp. 40 W. 57th Street, 26th Floor, New York, New York 10019. SAMC, Mr. Sandell, Holdings and Castlerigg International each disclaims beneficial ownership of the securities with respect to which indirect beneficial ownership is described.

(2)            Represents 5,594,033 shares of common stock issued, and an additional 210,101 shares of common stock issuable pursuant to the Series A Warrant and the Note. The selling stockholder is prohibited, pursuant to the terms of the Note, the Series A Warrant and the Series B Warrants held by it from converting or exercising such securities if such conversion or exercise would result in the selling stockholder owning in excess of 4.99% of the shares of Common Stock of the Company. Based upon a conversion price of $0.2177  for the Convertible Note in effect as of June 2, 2008, the Convertible Note, if fully converted, would be convertible into 48,231,511 shares. Does not include any shares which may be issued pursuant to the Series B Warrants held by the selling stockholder or any shares of Common Stock issuable pursuant to the Note or Series A Warrants in excess of 4.99% of the Company's outstanding shares of Common Stock. The Series B Warrant is not exercisable until such time as the Company elects to redeem the Note held by the selling stockholder. The Company's right to redeem the Note does not accrue until a date which is at least 9 months (September 29, 2008) after the issuance date of the Note.

(3)            As noted in footnote (2) above, the selling stockholder is prohibited, pursuant to the terms of the Note, the Series A Warrant and the Series B Warrants held by it from converting or exercising such securities if such conversion or exercise would result in the selling stockholder owning in excess of 4.99% of the shares of Common Stock of the Company. We have included for resale by the selling stockholder an aggregate of 31,175,071 shares of common stock comprised of 5,594,033 shares actually held by Castlerigg, 13,985,083 shares of common stock which could be issued upon full exercise of the Series A Warrants and 11,595,955 shares which could be issued upon partial conversion of the Note. Based upon a conversion price of $0.2177 for the Convertible Note in effect as of June 2, 2008, the Convertible Note, if fully converted, would be convertible into 48,231,511 shares. The Series B Warrants provide for the potential issuance of 4,661,694 shares and we have excluded from this calculation all of such shares of Common Stock which may be issuable under the Series B Warrants and have not included any such shares in the registration statement of which this prospectus forms a part.

Total Dollar value of Securities underlying the Note and Potential Profits on Conversion

The following table sets forth the potential profit to be realized upon conversion of the Note held by the selling shareholder based on a conversion price of $0.2177 and the closing price of our common stock of $0.88 on December 31, 2007. On June 2, 2008, our common stock had a closing sale price of $0.36 per share.

As of March 31, 2008, under the terms of the note, if we failed to record consolidated EBITDA, as defined in the note, of at least (i) ($1,000,000) for the fiscal quarter ending March 31, 2008, the conversion price shall be reset to the lower of (A) the then current conversion price or (B) 85% of the average market price, as defined in the note, of the common stock at such time. Under the note, the "Average Market Price" means, for any given date, the lesser of (i) the arithmetic average of the lowest Weighted Average Price of the Common Stock during the twenty (20) consecutive Trading Days ending on the Trading Day immediately prior to such given date (the "Measuring Period") and (ii) the arithmetic average of the Weighted Average Price of the Common Stock of the three (3) Trading Days with the lowest Weighted Average Price of the Common Stock during the Measuring Period; provided, that all such determinations shall be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction that proportionately decreases or increases the Common Stock during such periods. For purposes for this filing we have determined the reset price to be $0.2177.

As of March 31, 2008, we failed to satisfy the EBITDA ratio and as a result, the conversion price of the note was adjusted downward, in accordance with the formula under the note, from $1.1262 to $0.2177 per share. Based upon the new conversion price, if the note were converted in full, we would be required to issue 48,231,511 shares of Common Stock to the holder of the note.

Convertible Note	Date of Issuance	Original Principal Amount(1)	Conversion Price	Number of Shares of Common Stock (2)	Total Dollar Value of Shares (3)	Total Potential Profits
Castlerigg Master Investments LTD 9.5% Secured Convertible Promissory Note	12/31/2007	$10,500,000	$0.2177	48,231,511	$42,443,729	$31,943,729

(1)	Does not include accrued, but unpaid interest that may be converted into shares of common stock.

(2)
Pursuant to the terms of the note and the documents and agreements entered into by the Company and the selling shareholder, the number of shares issuable upon conversion of the full principal amount of the Note would be 9,323,389 shares based upon the initial conversion price of $1.1262 on the date of issuance (December 31, 2007). As a result of the failure by the Company to satisfy a financial covenant under the note, the conversion price has been reset to a new conversion price of $0.2177 per share, which would result in the issuance, if the note were fully converted, in 48,231,511 shares. The number of shares in this column includes an additional 36,635,556 shares which would be issuable under the note if it were fully converted. Excluded from the number of shares are 13,983,083 shares which may be obtained upon exercise of the Series A Warrant and all 4,661,694 shares which may be obtained upon exercise of the Series B Warrant. The Series A Warrant and the Series B Warrant have an exercise price of $1.1262 per share. If the selling stockholder exercised the Series A Warrants and Series B Warrants for these shares, the Company would receive an additional $18,307,112 in gross proceeds. In order for the selling stockholder to derive a profit from the Series A and Series B Warrants, the selling stockholder would have to be able to sell the shares for a price in excess of the exercise price of $1.1262 per share.

(3)	Based upon the closing price of $0.88 per share on December 31, 2007.

Notwithstanding the new conversion price, under the terms of the note and Series A and Series B Warrants, the investor cannot convert the Note or exercise any warrants to the extent that such conversion or exercise would result in the investor holding in excess of 4.99% of our outstanding common stock. Since the investor presently holds 5,594,033 shares of our common stock, it could not convert the note for an amount that would exceed 210,101 shares, based upon 116,315,303 shares outstanding prior to such conversion.

In accordance with EITF Issue No. 00-27 Application of EITF Issue No. 98-5 to Certain Convertible Instruments, ("EITF 00-27"), for the quarter ended March 31, 2008 the Company recorded a non-cash charge of $3,755,678 to loss on note conversion and an increase in the debt discount of $55,848 for the period ended March 31, 2008. The non-cash charge measures the difference between the relative fair value of the Note with a conversion price of $1.1262 and an estimated conversion price of $0.24. For purpose of initial disclosure in our Form 10-Q for the quarter ending March 31, 2008 and filed on May 19, 2008, the conversion price was estimated using a descent of 15% from the average trading price of the Company's common stock as defined above. The Company's financial statements for the second quarter ending June 30, 2008 will include additional adjustments to reflect the actual adjustments to the conversion price calculated at June 2, 2008.

As such, the Company revalued the convertible debenture based on the amended terms of the Convertible Note. Accordingly, $55,848 was allocated to Debt Discount, $3,755,678 to Loss on Note Conversion Rate Change, and $3,811,526 was allocated to the equity component of the Note.

Potential Payments made in connection with the Financing

Payments previously made
Cash (1)	$1,995,000
Warrants	*
Reimbursement of Legal fees	$108,500
Payments under securities purchase agreement
Liquidated damages (failure to deliver unlegended shares) (2)	*
Liquidated Damages (failure to deliver common shares underlying notes) (2)	*
Buy-in payment (3)	*
*
Payments under the Notes
Potential Redemption Payment(4)	$6,300,000

Payments under registration rights agreement
Liquidated damages for failure to have registration statement effective by June 8, 2008 (3)	$1,260,000
Penalty interest on failure to pay liquidated damages (18%) (3)	*

Payments under warrants
Buy-in payment (3)	*
*
*Denotes not applicable

(1) Eight quarterly interest payments in the amount of $249,375 are payable under the Note. On March 31, 2008 the Company made the first quarterly payment.

(2) We are unable to estimate at this time if any such payments will be payable, or, if payable, what such amount would be. Please see the description of the potential payments set forth below and under the heading “Description of Securities” appearing in this prospectus.

(3) See description below of the potential buy-in payments or liquidated damages which may be increased under certain events.

(4) See clause F below for a description of the potential redemption rights of the billing stockholder. Amount stated reflects one-half of the principal amount of the note plus 12,040 of such amount. Also assumes that he Company has paid all invoices due to the date of redemption.

We did not engage any finder or placement or selling agent in connection with the financing and therefore did not incur or pay any such fees.

We have not incurred any penalties or additional interest obligations at this time. Notwithstanding the forgoing, total possible payments under agreements entered into in connection with the sale of the common stock, note and warrants to the selling stockholder and any of their affiliates in the year following December 31, 2007 (the date of the closing of the financing) consist of (without giving effect to any payments which may be due or accelerated in an event of default under the note) the following:

A.      If the Company has failed to deliver to the selling shareholder, within three days of request, any share certificates delivered for removal of the then current restrictive legend, and the selling shareholder is required to buy shares in the open market to satisfy any delivery obligations, then the Company is obligated to pay to the selling shareholder an amount equal to the cost of any purchase of common stock by the selling shareholder (including broker commissions incurred).

B.     If we fail to cause our transfer agent to transmit to each selling stockholder a certificate or certificates representing the common stock in requisite form on or before the third trading day after request for conversion of the note or exercise of the Series A or Series B warrant, the company is required to pay to the selling shareholder an amount in cash equal to 1.5% of the product of (a) the number of shares which were required to be delivered and (b) the closing price of the company’s common stock on the trading day immediately preceding the last possible date on which the Company could have issued such shares by the selling shareholder on a timely basis. Further, if after such date such selling stockholder is required by its broker to purchase (in an open market transaction or otherwise) shares of common stock to deliver in satisfaction of a sale by the selling stockholder of common stock which the selling stockholder anticipated receiving in the form required (a “Buy-In”), then we shall pay in cash to such selling stockholder the amount by which (x) such selling stockholder’s total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed. We do not anticipate having to pay any amounts pursuant to this provision, but we are unable to estimate at this time if any such payments will be payable, or, if payable, the amount of such payments.

C.     If the selling stockholder becomes involved in any proceeding by or against any person who is a stockholder (except as a result of sales, pledges, margin sales and similar transactions by the selling stockholder to or with any other stockholder), solely as a result of such selling stockholder’s acquisition of our securities, we will reimburse the selling stockholder for its legal and other expenses (including the cost of any investigation preparation and travel in connection therewith) incurred in connection therewith, as such expenses are incurred. We do not anticipate having to pay any amounts pursuant to this provision, but we are unable to estimate at this time if any such payments will be payable, or, if payable, the amount of such payments.

D.     We have agreed to indemnify the selling stockholder for any losses they may incur as a result of any breach of any of the representations, warranties, covenants or agreements made by us in any of the transaction documents in the financing or as a result of any action instituted against a selling stockholder with respect to the private placement, unless such action is based upon a breach of such selling stockholder’s obligations or any violations by the selling stockholder of state or federal securities laws or fraud, gross negligence, willful misconduct or malfeasance. We do not anticipate having to pay any amounts pursuant to this provision, but we are unable to estimate at this time if any such payments will be payable, or, if payable, the amount of such payments.

E.     If the registration statement of which this prospectus forms a part is not effective on or before June 8, 2008, we must pay to each selling stockholder an amount equal to 2% of the aggregate purchase price paid by such selling stockholder for the registrable securities whether or not registered for resale pursuant to an effective registration statement. The maximum aggregate liquidated damages payable to a selling stockholder shall be 12% of the aggregate subscription amount paid by such selling stockholder. Thus, in the event the registration statement of which this prospectus forms a part has not been declared effective prior to June 8, 2008, the total possible payments we would have to make pursuant to these liquidated damages would be an aggregate of $1,260,000. If we fail to pay any damages within a timely manner the date payable, we will pay interest thereon at a rate of 1% per month. Although we do not anticipate having to pay any amounts pursuant to this provision, assuming liquidated damages of $1,260,000, one year’s interest at 1% per month would equal $151,200, for aggregate payments of $1,411,200.

F.     Commencing September 30, 2008, the holder of the Note may require the Company to redeem for cash an amount equal to 50% of the then outstanding amount of the note, plus accrued and unpaid interest. The amount of the required payment would be equal to 120% of the principal amount of the note redeemed.

Comparison of Proceeds to the Company to Potential Investor Profit.

We intend to use the proceeds of the sale of the shares, note and warrants sold to the selling shareholder for working capital purposes. Set forth below is a table comparing the proceeds received by the Company to the potential profit which may be obtainable by the selling stockholder, based upon the terms of the note on December 31, 2007. We have disclosed in the table below a second line entry for potential profit based on the new conversion price of $0.2177 and a more recent market price of the common stock of $0.36 per share on June 2, 2008.

Selling Security Holder	Market Price per share of Common Stock on Closing Date (1)	Conversion Price of Note (2)	Total Shares underlying the Note	Combined Market Price of Shares underlying the Note	Combined Conversion Price of Shares underlying Note	Total Possible Discount to Market Price
Castlerigg Master Investments LTD	$0.88	$1.1262	9,323.389	$8,204,581	$10,500,000	n/a
Castlerigg Master Investments LTD	$0.88	$0.2177	48,231,511	$17,363,344	$10,500,000	$0.66
Total

(1)	Reflects the closing price on December 31, 2007.

(2)	Reflects the initial conversion price of the note.

The provisions of the note allow for any adjustment in the fixed conversion price or the number of shares issuable upon conversion of the note under certain circumstances, such as customary adjustments for a recapitalization of the Company’s common stock such as split-ups, split-downs and stock dividends. Further, there is potential adjustment in the conversion price on a “full ratchet” basis, to reflect issuances by the Company of shares of its common stock (or other securities convertible into common stock) at less than the $1.1262 conversion price. In a “full ratchet” adjustment, the conversion price of the note would be adjusted to equal the issue price (or conversion or exercise price) of the subsequent issuance by the Company. Since we are not aware of any subsequent issuances at this time we may effect the conversion price of the note, we cannot estimate the possible adjusted exercise price of the note.

As of March 31, 2008, we failed to satisfy a covenant related to the maintenance of certain EBITDA ratios under the note and as a result, the conversion price of the note was adjusted downward, from $1.1262 to $0.2177 per share. Based upon the new conversion price, if the note were converted in full, we would be required to issue 48,231,511 shares of Common Stock to the holder of the note.

Based upon the new conversion price, and the number of shares which could be issued underlying the note, the combined price of the shares would be $38,750,835 utilizing the $0.88 price on December 31, 2007 and $17,363,344 utilizing a closing sale price of $0.36 on June 2, 2008.

Potential profit upon conversion/exercise of warrants

Set forth below is a chart setting forth the potential profit to be realized by the selling shareholder upon conversion of the Series A and Series B warrants, both of which are exercisable at $1.1262 per share. Based on the market price of $.88 per share on December 31, 2007, the date of the issuance of the warrants, there would be no immediate profit.

Selling Security Holder	Market Price per share of Common Stock on Closing Date	Exercise Price of Warrants	Total Shares underlying the Warrants	Combined Market Price of Shares underlying the Warrants	Combined Exercise Price of Shares underlying Warrants	Total Possible Discount to Market Price
Castlerigg Master Investments LTD	$0.88	$1.1262	18,646,777	$16,409,164	$21,000,000	n/a
Total

As of March 31, 2008, we failed to satisfy a covenant related to the maintenance of certain EBITDA ratios under the note and as a result, the conversion price of the note was adjusted downward, from $1.1262 to $0.2177 per share. Based upon the new conversion price, if the note were converted in full, we would be required to issue 48,231,511 shares of Common Stock to the holder of the note. The Series A and Series B Warrants do not have an adjustment provision similar to the note.

Comparison of Company Proceeds from December 31, 2007 Private Placement to Potential Investor Profit

Set forth below is a chart reflecting the gross and net proceeds that we received in the private placement completed on December 31, 2007, compared with the potential net profits to the investor in the private placement

Gross Proceeds from placement:(1)	$31,500,000
Less Payments Made or Required to be Made to Selling Security Holders and Any of Their Affiliates: (2)	$12,603,500
Resulting Net Proceeds from placement:	$18,896,500
Total Possible Discount to Market Price of Stock Registered Hereunder: (3)	75.3%
Total Amount of Possible Payments Divided by Net Proceeds, Net any Discounts (1)	51.14%

(1) The gross proceeds reflects the initial investment of $10,500,000 and the exercise for cash of the Series A and Series B Warrants in full for the exercise price of $1.1262. The exercise price of the Series A and Series B Warrant does not have any adjustment for the Company’s failure to satisfy EBITDA related covenants under the note.

(2) The total payments include repayment of the principal amount and interest on the note, plus $108,500 previously paid to the selling stockholder for its counsel fees.

(3) The market price of our Common Stock on the date of investment wsa $0.88 (December 31, 2007). The initial conversion price of the note has been reduced to $0.2177 which we have used to calculate the discount.

Prior Transactions with the Selling Shareholder

Prior to the December 31st placement, there were no transactions between the issuer (or any of its predecessors) and the selling shareholder, any affiliates of the selling shareholder, or any person with whom the selling shareholder has a contractual relationship regarding the transaction (or any predecessors of those persons).

Our ability to Repay the Note

Management has advised that based on historical financial events increased sales in the fourth quarter of 2007 and the year to date, and the current growth rate in this quarter and our current cash/receivables position, the Company has a reasonable basis to believe that the Company will meet all of the obligations to make all payments on the note.

Short Selling Activity by the Selling Shareholder

RxElite is not aware of any short position by the selling shareholder at this date (based upon inquiry made to the selling shareholder). Further, please note that the agreement governing the investment contain prohibitions against the selling shareholder maintaining a short position while the registration statement is under review and not yet effective.  In addition, the securities purchase agreement states that the selling shareholder, upon registration of the shares can not maintain a net negative position.

Method for Determining the Number of Shares Being Registered Hereunder

We are registering a total of 31,175,071 shares of common stock for resale by the selling shareholder representing (i) 5,594,033 shares of our common stock which were previously issued to the selling shareholder (ii) 11,595,955 shares issuable to the selling shareholder upon conversion of the note (iii) 13,985,083 shares issuable to the selling shareholder upon conversion of the Series A Warrants; and (iv) none of the shares issuable to the selling stockholder upon conversion of the Series B Warrants, all as purchased in the December 31, 2007 financing, as further described herein. We have not included an additional 36,635,556 shares issuable upon conversion of the note based upon a reduced conversion price of $0.2177 per share. The initial conversion price of $1.1262 per share has been reduced to reflect our failure to satisfy a financial covenant under the note. As of March 31, 2008, we failed to satisfy a covenant related to the maintenance of certain EBITDA ratios under the note and as a result, the conversion price of the note was adjusted downward, from $1.1262 to $0.2177 per share. Based upon the new conversion price, if the note were converted in full, we would be required to issue 48,231,511 shares of Common Stock to the holder of the note.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 200,000,000 shares of our common stock and 1,000,000 shares of preferred stock. On June 2, 2008, there were 116,315,303 shares of our common stock issued and outstanding and no shares of preferred stock issued and outstanding.

The Company intends to seek approval from its stockholders for a reverse stock split of one share for up to 20 outstanding shares at the annual meeting of stockholders to be held on June 4, 2008. The stockholders of the Company have approved the proposal for the reverse split. The exact reverse stock split ratio has not been determined as of the date of this prospectus and will not be determined by the Board of Director until a determination is made to effect the split. The reverse stock split will not effect the par value or the amount of authorized shares of our common stock.

Common Stock

The holders of common stock are entitled to one vote per share. Our certificate of incorporation does not provide for cumulative voting. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the board of directors and issued in the future.

Preferred Stock

The board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by the stockholders, to issue from time to time shares of preferred stock in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by the board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Senior Secured Convertible Note

On December 31, 2007, we issued the Convertible Note in the aggregate principal amount of $10,500,000 to the selling stockholder. The Convertible Note matures on December 31, 2009, which date may be extended at the option of the noteholder as described below. The entire outstanding principal balance and any outstanding fees or interest are due and payable in full on the maturity date. The Convertible Note bears interest at the rate of 9.50% per annum, which rate may be increased to 15% upon the occurrence of an event of default, as described below. Interest on the Note is payable quarterly beginning on April 1, 2008.

The maturity date with respect to all or any portion of the amounts due under the Note may be extended at the option of the noteholder (i) for so long as an event of default is continuing or for so long as an event is continuing that if not cured and with the passage of time would result in an event of default, (ii) in connection with a change of control, to a date within ten days after the change in control and (iii) for up to two years after the original maturity date.

Conversion

The Note is convertible at the option of the noteholder into shares of our common stock at an initial conversion price of $1.1262 per share, subject to adjustment for stock splits, combinations or similar events. The conversion price is also subject to a “full ratchet” anti-dilution adjustment which, in the event that we issue or are deemed to have issued certain securities at a price lower than the then applicable conversion price, immediately reduces the conversion price to equal the price at which we issued or are deemed to have issued common stock.

Should we fail to record consolidated EBITDA, as defined in the Note, of at least (i) ($1,000,000) for the fiscal quarter ending March 31, 2008, (ii) $0.00 for the fiscal quarter ending June 30, 2008, (iii) $1,000,000 for the fiscal quarter ending September 30, 2008, (iv) $2,000,000 for the fiscal quarter ending December 31, 2008 and (v) $2,000,000 for each fiscal quarter thereafter, the conversion price shall be reset to the lower of (i) the then current conversion price or (ii) 85% of the average market price, as defined in the Note, of the common stock at such time. However, the conversion price will not be reset with respect to the fiscal quarter ending March 31, 2008 if we have redeemed at least 50% of the original principal amount of the Note before our earnings for such quarter are required to have been announced.

As of March 31, 2008, we failed to satisfy a covenant related to the maintenance of certain EBITDA ratios under the note and as a result, the conversion price of the note was adjusted downward, from $1.1262 to $0.2177 per share. The Series A and Series B Warrants do not have an adjustment provision similar to the note. Therefore, the principal amount of the note would be convertible into an aggregate of 48,231,511 shares.

The Convertible Note contains certain limitations on conversion. For example, the Note provides that no conversion may be made if, after giving effect to the conversion, the noteholder would own in excess of 4.99% of the outstanding shares of our common stock. This percentage may, however, be raised or lowered to an amount not to exceed 9.99%, at the option of the noteholder, upon 61-days’ prior notice to us.

The Convertible Note imposes penalties on us for any failure to timely deliver any shares of our common stock issuable upon conversion.

Events of Default

The Convertible Note contains standard events of default, as well as the following:
•

The failure of any registration statement registering for resale the common stock issued on December 31, 2007, as well as the common stock underlying the Note and the Warrants issued on such day, to be declared effective by the Securities and Exchange Commission within 60 days after the date required by the registration rights agreement or the lapse or unavailability of such registration statement for more than 5 consecutive days or more than an aggregate of 20 days in any 365-day period, other than certain allowable grace periods.

•

The suspension from trading or failure of our common stock to be listed for trading on the OTC Bulletin Board or another eligible market for more than 5 consecutive trading days or more than an aggregate of 10 trading days in any 365-day period.

•	The failure to issue shares upon conversion of the Note for more than 10 business days after the relevant conversion date or a notice of our intention not to comply with a request for conversion.
•	The failure for 10 consecutive business days to have reserved for issuance the full number of shares issuable upon conversion in accordance to the terms of the Note.
•	The breach of any representation, warranty, covenant or term of any transaction documents with respect to the sale of the Note, or if such breach is curable, if not cured within 10 business days.
•

The invalidity of any material provision of the documents perfecting the noteholder’s security interest in our assets or if the enforceability or validity of any material provision of such security documents are contested by us.

•	The failure of the security documents to perfect or maintain the noteholder’s first priority security interest.

If there is an event of default, the noteholder may force us to redeem all or any portion of the Convertible Note, at the greater of (i) up to 125% of the sum of the outstanding principal, interest and late fees, depending on the nature of the default or (ii) the product of (a) the number of shares into which the Note, including all principal, interest and late fees, may be converted and (b) the product of (1) 150% and (2) the highest closing sale price of our common stock beginning on the date immediately preceding the event of default and ending on the date the noteholder delivers its redemption notice for such event of default.

Fundamental Transactions

The Convertible Note prohibits us from entering into certain transactions involving a change of control, unless the successor entity is a public company and it assumes in writing all of our obligations under the Note and the other transaction documents.

In the event of such a transaction, the noteholder has the right to force redemption of the Convertible Note, at the greater of (i) 150% of the sum of the amount of principal, interest and late fees to be redeemed and (ii) the product of (x) 150% and (y) the product of (1) the sum of the amount of principal, interest and late fees to be redeemed and (2) the quotient determined by dividing (A) the value of the consideration paid per share of common stock in the change of control transaction by (B) the conversion price.

Redemption

At any time on or after September 30, 2008, the noteholder may require us to redeem up to 50% of the original principal amount of the Convertible Note at a price equal to 120% of the amount of principal to be redeemed plus all accrued but unpaid interest and late fees.

At any time, provided there is not an event of default, we may redeem (i) the first 50% of the Convertible Note for 120% of the sum of the amount of principal, interest and late fees to be redeemed and (ii) the remaining 50% of the Note for the sum of (A) 100% of the sum of the amount of principal, interest and late fees to be redeemed and (B) the amount of interest that, but for such redemption, would have been paid to the noteholder from the issuance date through the maturity date of the Note.

Covenants

The Convertible Note contains standard covenants, as well as the following:
•	The Note will rank senior to all other indebtedness.
•	We will at all times reserve a number of shares equal to 130% of the number of shares of our common stock issuable upon conversion of the Note.
•	We will not incur other indebtedness, except for certain permitted indebtedness.
•	We will not incur any liens, except for certain permitted liens.
•

We will not, directly or indirectly, redeem or repay all or any portion of any permitted indebtedness if at the time such payment is due or is made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an event of default has occurred and is continuing.

•

Except for the redemption of 350,000 shares of our common stock within 50 days following December 31, 2008 at a purchase price of $4.00 per share, we will not redeem, repurchase or pay any dividend or distribution on our common stock or any other capital stock.

•

From and after December 31, 2008, we will maintain a consolidated total debt to consolidated EBITDA ratio, each as defined in the Note, equal to or less than (i) 3.5 for the fiscal quarter ending December 31, 2007, (ii) 3.5 for the fiscal quarter ending March 31, 2008, (iii) 3.5 for the fiscal quarter ending June 30, 2008, (iv) 3.5 for the fiscal quarter ending September 30, 2008, (v) 3.0 for the fiscal quarter ending December 31, 2008 and (v) 3.0 for each fiscal quarter thereafter.

As of March 31, 2008, we failed to satisfy a covenant related to the maintenance of certain EBITDA ratios under the note and as a result, the conversion price of the note was adjusted downward, from $1.1262 to $0.2177 per share. Based upon the new conversion price, if the note were converted in full, we would be required to issue 48,231,511 shares of Common Stock to the holder of the note. The Series A and Series B Warrants do not have an adjustment provision similar to the note.

Participation Rights

Any holder of the Convertible Note is entitled to receive any dividends paid or distributions made to the holders of our common stock on an “as if converted” to common stock basis.

Purchase Rights

If we issue options, convertible securities, warrants or similar securities to holders of our common stock, any holder of the Convertible Note will have the right to acquire the same as if it had converted the Note.

Warrants

December 31, 2007 Warrants

On December 31, 2007, in connection with the sale of the Convertible Note and common stock, we issued the Series A Warrant that is immediately exercisable and entitles the holder to purchase up to an aggregate of 13,985,083 shares of our common stock. At the same time, we also issued the noteholder the Series B Warrant that becomes exercisable only upon our redemption of more than 50% of the Convertible Note, for up to an aggregate of 4,661,694 shares of our common stock, depending on how much of the Convertible Note is redeemed. The Warrants each have an initial exercise price of $1.1262 per share payable in cash. The Warrants expire on the earlier of December 31, 2014 or five years after the date all of the shares issuable upon conversion of the Convertible Note and the Warrants have been included on one of more registration statements that have been declared effective by the Securities and Exchange Commission. We have not included any shares for registration under this prospectus for resale any shares which many be issued upon exercise of the Series B Warrants.

The Warrants require payments to be made by us for failure to deliver the shares of our common stock issuable upon exercise. The Warrants also contain certain limitations on exercise, including the limitation that the holder may not exercise its Warrant to the extent that upon exercise the holder, together with its affiliates, would own in excess of 4.99% of our outstanding common stock, subject to an increase or decrease, upon at least 61-days’ notice by the holder to us, of up to 9.99%.

Anti-Dilution Protection

The exercise price of the Warrants and the number of shares issuable upon exercise of the Warrants are subject to adjustments for stock splits, combinations or similar events. In addition, the exercise price of the Warrants is also subject to a “full ratchet” anti-dilution adjustment which, in the event that we issue or are deemed to have issued certain securities at a price lower than the then applicable exercise price, immediately reduces the exercise price of the Warrants to equal the price at which we issue or are deemed to have issued common stock.

Fundamental Transactions

We may not enter into a transaction involving a change of control unless the successor entity assumes our obligations under the Warrants and the successor entity is a publicly traded corporation whose common stock is quoted or listed on one of the exchanges specified in the Warrants. Upon the occurrence of a transaction involving a change of control, the holders of the Warrants will have the right, among others, to have the Warrants repurchased for a purchase price in cash equal to the Black-Scholes value of the then unexercised portion of the Warrants.

Purchase Rights

If we issue options, convertible securities, warrants, stock, or similar securities to holders of our common stock, any holder of the Warrants shall have the right to acquire the same as if it had exercised its Warrants.

Amendment of Convertible Note and December 31, 2007 Warrants

On January 18, 2008, we entered into a letter agreement with the selling stockholder, pursuant to which we amended certain terms of the Convertible Note and the Series A Warrant and Series B issued by us to the selling stockholder on December 31, 2007. Pursuant to the letter agreement, the Consolidated EBITDA (as defined in the Convertible Note) thresholds contained in the Convertible Note for the fiscal quarter ending March 31, 2008 were lowered by $500,000 and the value of up to 1,000,000 shares of common stock that may be issued to consultants during the fiscal quarter ending March 31, 2008 was added to our Consolidated EBITDA for such fiscal quarter. We did not satisfy the EBITDA covenant for March 31, 2008, and therefore the conversion price of the note has been reset to $0.2177 per share. In addition, the definition of “Excluded Securities” with respect to anti-dilution price protection in both the Convertible Note and the Warrants was expanded to include the issuance of up to 1,000,000 shares of common stock that may be issued to consultants during the fiscal quarter ending March 31, 2008.

July 13, 2007 Warrants

On July 13, 2007, in connection with our reverse merger, we issued warrants to purchase 21,155,850 shares of our common stock at an exercise price of $0.85 per share (10,000 of which were subsequently cancelled prior to vesting upon the termination of employment of a former officer of our company), 3,699,963 shares of our common stock at a price of $0.60 per share (180,000 of which were subsequently cancelled prior to vesting upon the termination of employment of a former officer of our company) and 132,004 shares of our common stock at a price of $0.00237 per share. Each of these warrants has a term of two years commencing on October 29, 2007. Notwithstanding the foregoing, should the closing bid price of our common stock equal or exceed $2.20 per share for 20 consecutive trading days and if there is an effective registration statement covering the resale of the common stock underlying these warrants, we may compel the holders of these warrants to either surrender or exercise their warrants.

The exercise price of the warrants and the number of shares issuable upon exercise of the warrants are subject to adjustments for stock splits, combinations or similar events. In addition, the exercise price of certain of these warrants is subject to a “weighted average” anti-dilution price protection in the event that we issue or are deemed to have issued certain securities at a price lower than the then applicable exercise price.

Registration Rights

December 31, 2007 private placement

In connection with our December 31, 2007 private placement of common stock, the Convertible Note and warrants, we entered into a registration rights agreement, pursuant to which we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of 130% of the shares of our common stock issued and 130% of the shares of our common stock issuable upon the conversion of the Convertible Note and exercise of the Warrants on or before April 9, 2008, and to cause such registration statement to be declared effective by the Securities and Exchange Commission on or before May 9, 2008 in the event that the registration statement is not reviewed by the Securities and Exchange Commission and on or before June 8, 2008 in the event that the registration statement is reviewed by the Securities and Exchange Commission.

If (i) the registration statement is not filed on or before April 9, 2008, (ii) the registration statement is not declared effective by the Securities and Exchange Commission on or before May 9, 2008 in the case of no review, (iii) the registration statement is not declared effective by the Securities and Exchange Commission on or before June 8, 2008 in the case of a review by the Securities and Exchange Commission or (vi) the registration statement ceases to remain continuously effective for more than 10 consecutive calendar days or more than an aggregate of 30 calendar days during any 12-month period after its first effective date, then we will pay liquidated damages to the selling stockholder in an amount equal to 2% of the aggregate purchase price paid by the selling stockholder on the day of delinquency and each month of delinquency thereafter. Notwithstanding the foregoing, (i) the maximum aggregate liquidated damages due under the registration rights agreement shall be 12% of the aggregate purchase price paid by the selling stockholder, (ii) no liquidated damages will be due as a result of a failure caused by the application of Rule 415 by the Securities and Exchange Commission and (iii) no liquidated damages will be due with respect to any shares of our common stock that may be sold without the requirement to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144.

Pursuant to the registration rights agreement, we must maintain the effectiveness of the registration statement from the effective date until the date on which all securities registered under the registration statement have been sold, or are otherwise able to be sold pursuant to Rule 144 without the requirement to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144, subject to our right to suspend or defer the use of the registration statement in certain events.

The selling shareholder has agreed that we are required, as a result of SEC comments as to the number of shares to be registered for resale pursuant to this prospectus, to limit the total number of shares to 31,175,071 shares. As a result, we are registering for resale by the selling shareholder 5,594,033 shares of Common Stock held by it, 13,985,083 shares which may be received upon exercise of the Series A Warrants and 11,595,955 shares which may be received by the selling shareholder upon conversion of the note.

Stock Issuance to Dr. Gutman

We have granted Dr. Gutman certain registration rights with respect to the 18,632,383 shares of our common stock which were issued to Dr. Gutman in consideration for Dr. Gutman’s non-competition undertaking and assignment of royalty rights, in connection with the FineTech Acquisition. Commencing on January 4, 2010, Dr. Gutman has (i) the right to demand that we register and maintain the effectiveness of up to two registration statements (or more, under certain circumstances) covering shares of our common stock held by him and any other securities that may be issued to Dr. Gutman and (ii) “piggy-back” registration rights with respect to such shares.

Anti-Takeover Effect of Delaware Law, Certain Charter and By-Law Provisions

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of our company. These provisions are as follows:
•	they provide that special meetings of stockholders may be called only by our chairman, our president or by a resolution adopted by a majority of our board of directors;
•

they do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in our board of directors; and

•	they allow us to issue, without stockholder approval, up to 1,000,000 shares of preferred stock that could adversely affect the rights and powers of the holders of our common stock.

We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior did own, 15% or more of the voting stock of a corporation.

Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our certificate of incorporation and bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the General Corporation Law of the State of Delaware, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the General Corporation Law of the State of Delaware would permit indemnification.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and persons controlling us, we have been advised that it is the Securities and Exchange Commission’s opinion that such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

We are registering an aggregate of 31,175,071 shares of common stock including 5,094,033 shares previously issued, 11,595,955 the shares of common stock issuable upon conversion of the Convertible Note and 13,985,083 shares issuable upon exercise of the Series A Warrants to permit the resale of these shares of common stock by the holders of the common stock, Convertible Note and Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholder of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholder may sell all or a portion of the shares of common stock beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agent's commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,
•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	sales pursuant to Rule 144;
•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

If the selling stockholder effects such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholder may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholder may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholder may pledge or grant a security interest in some or all of the convertible notes, warrants or shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholder also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholder and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $160,676 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholder against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling stockholder will be entitled to contribution. We may be indemnified by the selling stockholder against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Haynes and Boone, LLP, New York, New York.

EXPERTS

Our Balance Sheets as of December 31, 2007 and December 31, 2006, and the related Statements of Operations, Changes in Shareholders’ Equity (deficit) and Cash Flows for the years ended December 31, 2007 and December 31, 2006 have been included in this prospectus in reliance upon the report of HJ & Associates, LLC, independent registered public accounting firm, included herein, given on the authority of said firm as experts in accounting and auditing.

The Balance Sheet as of December 31, 2007 and the related Statements of Operations, Changes in Shareholders’ Equity (deficit) and Cash Flows for the years ended December 31, 2007 of FineTech Laboratories LTD. and have been included in this prospectus in reliance upon the report of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, included herein, given on the authority of said firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 for the shares of our common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits that were filed with the registration statement. Statements contained in this prospectus about the contents or any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Room 1580, Washington, D.C. 20549 on official business days between the hours of 10:00 a.m. and 3:00 p.m., and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of the site is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance with the Securities Exchange Act of 1934, as amended, we file annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports, and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

RXELITE, INC.
(Formerly Southridge Technology Group, Inc.)

Condensed Consolidated Balance Sheets, March 31, 2008 (unaudited) and December 31, 2007 (audited)	FI-3

Condensed Consolidated Statements of Operations for the Three Months ended March 31, 2008 and 2007 (unaudited)	FI-4

Condensed Consolidated Statements of Cash Flows for the Three Months ended March 31, 2008 and 2007 (unaudited)	FI-5

Notes to Condensed Consolidated Financial Statements	FI-7

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
RxElite, Inc.
Meridian, Idaho

We have audited the balance sheets of RxElite, Inc. as of December 31, 2007, and 2006, and the related statements of operations, shareholders’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RxElite, Inc. as of December 31, 2007, and 2006, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company’s operating losses and lack of working capital raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ HJ & Associates, LLC
HJ & Associates, LLC
Salt Lake City, Utah
March 14, 2008

RXELITE, INC. (Formerly Southridge Technology Group, Inc.)
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2007	2006
Asset
Current Assets
Cash and Cash Equivalents	$10,113,584	$2,403,144
Accounts Receivable, Net of Allowances for Doubtful Accounts $4,092 and $177,466, respectively and Payment Discounts of $3,914 and $4,755, respectively	494,762	43,727
Related Party Accounts Receivable	465,378	-
Related Party Receivables	8,945	60,675
Inventory	7,353,339	5,707,510
Prepaid Expenses	94,272	102,378
Total Current Assets	18,530,280	8,317,434

Property and Equipment, Net	1,832,573	331,196

Other Assets
Intangible Assets	67,194	69,796
Restricted Deposits	682,680	60,013
Other Assets	153,638	-
Total Other Assets	903,512	129,809

Total Assets	$21,266,365	$8,778,439

Liabilities and Stockholders' Equity
Current Liabilities
Accounts Payable	5,720,737	5,535,752
Accrued Payroll	673,918	156,521
Accrued Rebates	273,148	46,302
Accrued Interest	-	163,893
Convertible Debentures	-	545,000
Notes Payable - Related Party	100,000	-
Current Portion of Severance Obligation	334,009	-
Current Portion of Capital Lease Obligations	43,433	13,872
Current Portion of Long-Term Debt - Related Party	-	257,151
Total Current Liabilities	7,145,245	6,718,491

Long-Term Liabilities
Severance Obligation	445,881	-
Payable to Former Preferred Stockholders	1,255,692	-
Capital Lease Obligations	56,904	31,628
Senior Secured Convertible Note, Net of Discount of $10,441,152	55,848	-
Long-Term Debt - Related Party	-	766,098
Total Long-Term Liabilities	1,814,325	797,726

Total Liabilities	8,959,570	7,516,217

Commitments and Contingencies	-	-

Shareholders' Equity
Preferred Stock, $0.001 Par value, 1,000,000 Shares Authorized, no Shares Issued and Outstanding	-	-
Common Stock, $0.001 Par Value, 200,000,000 Shares Authorized, 96,682,920 Issued; 100,000,000 Shares Authorized, 30,928,663 Issued, respectively	96,683	30,929
Additional Paid-In Capital	40,845,792	5,163,515
Subscription Shares Payable	-	5,097,334
Accumulated Deficit	(28,635,680)	(9,029,556)
Total Shareholders' Equity	12,306,795	1,262,222

Total Liabilities & Shareholders' Equity	$21,266,365	$8,778,439

See Notes to Consolidated Financial Statements

RXELITE, INC. (Formerly Southridge Technology Group, Inc.)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2007	2006

Sales
Sales, (Net of Discounts and Allowances of $723,581 and $5,332,784, respectively)	$2,346,218	$14,171,134
Sales - Related Party	465,378	-
Total Sales	2,811,596	14,171,134

Cost of Goods Sold
Cost of Goods Sold	2,202,218	13,870,372
Cost of Goods Sold - Related Party	465,378	-
Total Cost of Goods Sold	2,667,596	13,870,372
Gross Profit	144,000	300,762

Operating Expenses
Selling Expense	3,463,908	1,056,845
Product Purchase Agreements	4,400,000	-
Salaries, Wages and Benefits	3,779,843	1,110,753
Research and Development	3,145,995	502,580
Amortization Expense	2,602	2,602
Depreciation Expense	194,401	91,126
General and Administrative	1,838,225	1,764,597
Total Operating Expenses	16,824,974	4,528,503

Loss from Operations	(16,680,974)	(4,227,741)

Other Income (Expenses)
Interest Income	65,330	57,086
Gain (loss) on Debt Restructure	(358,054)	12,335,199
Loss on Disposal of Assets	(3,016)	(5,213)
Other Revenue	88,357	6,121
Other Expense	(13,578)	(57,450)
Interest Expense	(263,340)	(582,171)
Total Other Income (Expenses)	(484,301)	11,753,572

Income (Loss) before Income Taxes	(17,165,275)	7,525,831
Income Tax Provision	0	0
Net Income (Loss) Available for Common Stock Holders	$(17,165,275)	$7,525,831

Net Income (Loss) Per Share
Basic	$(0.27)	$0.37
Diluted	$(0.27)	$0.27

Weighted Average Common Shares Outstanding
Basic	62,432,499	20,091,557
Diluted	62,432,499	29,542,134

See Notes to Consolidated Financial Statements

RXELITE, INC.
(Formerly Southridge Technology Group, Inc.)
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	PREFERRED STOCK		COMMON STOCK		ADDITIONAL PAID IN CAPITAL	SUBSCRIPTION SHARES PAYABLE	ACCUMULATED DEFICIT	TOTAL
	No. of Shares	Par Value	No. of Shares	Par Value

BALANCE AT 12/31/2005	2,158,500	$21,585	15,929,262	$15,930	$2,827,616	$1,278,396	$(16,452,745)	$(12,309,218)
Preferred Stock Issued for Cash	97,500	975	0	0	194,025	0	0	195,000
Preferred Stock Issued for Services and Other Expenses	82,000	820	0	0	23,880	0	0	24,700
Preferred Stock Warrants Modified for Other Expense	0	0	0	0	36,658	0	0	36,658
Preferred Stock Warrants Modified for Dividends	0	0	0	0	102,642	0	(102,642)	0
Preferred Stock Issued for Subscription Shares Payable	622,500	6,225	0	0	1,238,775	(1,245,000)	0	0
Preferred Stock Conversion to Common Stock	(2,960,500)	(29,605)	12,491,533	12,491	17,114	0	0	0
Common Stock Warrants Modified for Employee Compensation	0	0	0	0	777,131	0	0	777,131
Common Stock Issued for Cash	0	0	529,273	529	120,241	0	0	120,770
Common Stock Issued for Employee Compensation and Legal Services	0	0	1,702,752	1,703	220,635	0	0	222,338
Common Stock Issued for Subscription Shares Payable	0	0	43,776	44	20,706	(20,750)	0	0
Common Stock Issued for Debt	0	0	210,970	211	99,789	0	0	100,000
Common Stock Issued for Other Expense	0	0	21,097	21	9,979	0	0	10,000
Stock Offering Costs	0	0	0	0	(525,676)	0	0	(525,676)
Common Stock Subscribed for Cash	0	0	0	0	0	3,885,600	0	3,885,600
Common Stock Subscribed for Debt	0	0	0	0	0	947,000	0	947,000
Common Stock Subscribed for Interest	0	0	0	0	0	234,053	0	234,053
Common Stock Subscribed for Employee Compensation	0	0	0	0	0	18,035	0	18,035
Net Income	0	0	0	0	0	0	7,525,831	7,525,831

BALANCE AT 12/31/2006	0	$0	30,928,663	$30,929	$5,163,515	$5,097,334	$(9,029,556)	$1,262,222

See Notes to Consolidated Financial Statements

RXELITE, INC.
(Formerly Southridge Technology Group, Inc.)
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	PREFERRED STOCK		COMMON STOCK		ADDITIONAL PAID IN CAPITAL	SUBSCRIPTION SHARES PAYABLE	ACCUMULATED DEFICIT	TOTAL
	No. of Shares	Par Value	No. of Shares	Par Value

BALANCE AT 12/31/2006	0	$0	30,928,663	$30,929	$5,163,515	$5,097,334	$(9,029,556)	$1,262,222

Common Stock Subscribed for Cash	0	0	0	0	0	2,411,560	0	2,411,560
Common Stock Subscribed for Employee Compensation and Services	0	0	0	0	0	8,842	0	8,842
Common Stock Subscribed for Debt	0	0	0	0	0	975,805	0	975,805
Common Stock Subscribed for Product Purchase Agreements	0	0	0	0	0	4,400,000	0	4,400,000
Common Stock Issued for Cash	0	0	22,171,003	22,171	13,280,430	0	0	13,302,601
Common Stock Issued for Subscription Shares Payable	0	0	21,489,238	21,489	12,872,052	(12,893,541)	0	0
Common Stock Issued for Senior Secured Convertible Note Discount	0	0	5,594,033	5,594	1,987,376	0	0	1,992,970
Stock Offering Costs	0	0	0	0	(3,140,724)	0	0	(3,140,724)
Common Stock Issued in Merger and Other Merger-Related Adjustments	0	0	16,499,983	16,500	(80,936)	0	62,686	(1,750)
Stock-Based Compensation	0	0	0	0	905,057	0	0	905,057
Warrants Issued for Accrued Expenses	0	0	0	0	687,840	0	0	687,840
Warrants Issued for Distribution to Stockholders	0	0	0	0	720,000	0	(720,000)	0
Warrants Issued for and Intrinsic Value of Conversion Feature of Senior Secured Convertible Note	0	0	0	0	8,451,182	0	0	8,451,182
Cash Distributions to Former Preferred Stockholders	0	0	0	0	0	0	(600,000)	(600,000)
Distribution Payable to Former Preferred Stockholders	0	0	0	0	0	0	(1,183,535)	(1,183,535)
Net loss	0	0	0	0	0	0	(17,165,275)	(17,165,275)

BALANCE AT 12/31/07	0	$0	96,682,920	$96,683	$40,845,792	$0	$(28,635,680)	$12,306,795

See Notes to Consolidated Financial Statements

RXELITE, INC.
(Formerly Southridge Technology Group, Inc.)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2007	2006
Cash Flows from Operating Activities
Net Income (Loss)	$(17,165,275)	$7,525,831
Adjustments to Reconcile Net Income (Loss) to Net Cash Used In Operating Activities
Depreciation and Amortization	436,967	93,728
Loss on Disposal of Assets	3,016	5,213
(Gain) Loss on Debt Restructure	188,054	(12,335,199)
Subscription Shares Issued for Services	3,495	18,035
Subscription Shares Issued for Interest	-	234,053
Subscription Shares Issued for Employee Compensation	2,575	-
Subscription Shares Issued for Product Purchase Agreements	4,400,000	-
Stock-Based Compensation Expense	905,057	-
Severance Compensation	779,890	-
Interest Expense Added to Payable to Stockholders	72,157	-
Common Stock and Preferred Stock Issued and Warrants Modified for Services and Compensation Expense	-	979,569
Common Stock and Preferred Stock Issued and Warrants Modified for Other Expenses	-	47,358
Common Stock and Preferred Stock Issued for Legal Services	-	43,900
Decrease (Increase) in Operating Assets
Accounts Receivable, Net	(861,911)	2,139,398
Inventory	(1,645,829)	(1,557,359)
Prepaid Expenses and Deposits	8,106	(31,225)
Deposits	(622,667)	(60,013)
Other Assets	(153,638)	-
Increase (Decrease) in Operating Liabilities
Accounts Payable	(514,760)	4,163,849
Accrued Expenses	798,569	(4,946,143)
Total Adjustments	3,799,081	(11,204,836)
Net Cash Used In Operating Activities	(13,366,194)	(3,679,005)

Cash flows from Investing Activities:
Purchase of Property and Equipment	(1,847,239)	(300,302)
Net Cash Used In Investing Activities	(1,847,239)	(300,302)

Cash Flows from Financing Activities:
Proceeds from Common Stock Issued and Common Stock Subscribed	15,714,161	4,201,370
Proceeds from Debt	10,500,000	1,147,000
Payments of Debt	(898,717)	(573,549)
Payments on Capital Lease	(27,245)	(1,300)
Cash Paid for Offering Costs	(1,764,326)	(21,555)
Distributions to Former Preferred Stockholders	(600,000)	-
Net Cash Provided By Financing Activities	22,923,873	4,751,966
Net Increase in Cash and Cash Equivalents	7,710,440	772,659

Cash and Cash Equivalents, Beginning of Period	2,403,144	1,630,485
Cash and Cash Equivalents, End of Period	$10,113,584	$2,403,144

See Notes to Consolidated Financial Statements

RXELITE, INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 1 – ORGANIZATION AND MERGER

RxElite, Inc. (the “Company”) is a Delaware corporation headquartered in Meridian, Idaho. The Company is in the business of manufacturing and selling generic pharmaceuticals. The Company was originally organized as Southridge Technology Group, LLC (“STG”), a Delaware limited liability company, in November 2001. On August 24, 2005, the limited liability company was converted into a Delaware corporation and changed its name to Southridge Technology Group, Inc. Prior to July 13, 2007, the Company provided customized computing and communication services and solutions for small to medium-sized businesses.

On July 13, 2007, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) by and among the Company, RxElite Holdings Inc., a privately owned Delaware corporation engaged in the manufacturing and selling of generic pharmaceuticals (“RHI”), and RxElite Acquisition Corp., a newly-formed, wholly-owned Delaware subsidiary of the Company (“Acquisition Sub”). Upon closing of the merger transaction (the “Merger”), Acquisition Sub was merged with and into RHI, and RHI, as the surviving corporation, became a wholly-owned subsidiary of the Company. The Company succeeded to the business of RHI as its sole line of business.

The Merger is being accounted for as a reverse acquisition and recapitalization of RHI for financial accounting purposes. Consequently, the assets and liabilities and the historical operations that will be reflected in the financial statements of the Company prior to the Merger will be those of RHI and will be recorded at the historical cost basis of RHI, and the consolidated financial statements after completion of the Merger will include the assets and liabilities of the Company and RHI, and the historical operations of RHI and operations of STG from the closing date of the Merger. The consolidated shareholders’ equity will reflect the capital structure of the Company, including its $0.001 par value common stock. Inter-company accounts and transactions are eliminated in consolidation.

In connection with the closing of the Merger, the Board of Directors of the Company approved an amendment to its certificate of incorporation to (1) change the name of the Company from “Southridge Technology Group, Inc.” to “RxElite, Inc.” and (2) increase the number of authorized shares of the Company’s capital stock from 99,000,000 to 201,000,000, consisting of 200,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001. The shareholders of the Company subsequently approved the amendment to the certificate of incorporation.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents - Cash and cash equivalents include highly liquid investments with a maturity of three months or less.

Accounts Receivable - The Company records its accounts receivable at the original invoice amount less an allowance for doubtful accounts. The Company also adjusts the receivable amount for a discount allowance for timely payments. An account receivable is considered to be past due if any portion of the receivable balance is outstanding beyond its scheduled due date. On a quarterly basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts, based on its history of past write-offs and collections, and current credit conditions.  No interest is accrued on past due accounts receivable.  The allowance for doubtful accounts was $4,092 and $177,466 at December 31, 2007 and December 31, 2006, respectively. Payment discounts are recorded against revenue at the end of each period to the extent they remain eligible against the corresponding receivable. Customers are given payment discounts of between 2% and 3% for making payments within a range of 30 to 45 days. The discount allowance was $3,914 and $4,755 at December 31, 2007 and December 31, 2006, respectively.

RXELITE, INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

Inventories - Inventories are stated at the lower of cost (first-in, first-out) or market.  A reserve for slow-moving and obsolete inventory is established for all inventory deemed potentially non-saleable by management in the period in which it is determined to be potentially non-saleable. The current inventory is considered properly valued and saleable.  The Company concluded that there was no need for a reserve for slow moving and obsolete inventory at December 31, 2007.

Property and Equipment - Property and Equipment are stated at cost less accumulated depreciation. Expenditures related to repairs and maintenance which are not capital in nature are expensed in the period incurred. Appropriate gains and or losses related to the disposition of property and equipment are realized in the period in which such assets are disposed. Depreciation expense amounted to $434,365 for the year ended December 31, 2007 (of which $239,964 was included in cost of goods sold) and $91,126 for the year ended December 31, 2006. Depreciation is computed using the straight-line method over the following estimated useful lives:

Category	Useful Life

Furniture and Fixtures	3-7 years
Computer Equipment	5 years
Software	3 years
Vaporizers	2 years

Revenue Recognition - The Company recognizes revenue from product sales when the goods are received by the customer, resulting in the transfer of title and risk of loss. The Company sells its products to some wholesalers at the WAC price and to some wholesalers at a negotiated contract price. Upon sale to wholesalers who operate based on the WAC price, the WAC price less an allowance for the difference between the WAC price and the contract price (rebate amount), is recorded based on the average calculated rebate amount which is treated as a sales revenue offset. Upon sale of our product by the wholesaler using the WAC price, we are invoiced for the difference between the WAC and the contract price and create a credit note for the difference. The Credit notes are then reconciled with the sales revenue offset. Sales at negotiated contract prices (non-WAC) are recognized at the negotiated contract price.

Earnings Per Share - The Company has adopted the provisions of SFAS No. 128, “Earnings Per Share.” Basic earnings or loss per share is computed by dividing income or loss (numerator) applicable to common stockholders by the weighted average number of common shares outstanding (denominator) for the period.   Diluted earnings per share assumes the exercise or conversion of all dilutive securities.

Share Based Payments - The Company uses the Black-Scholes valuation model to estimate the grant date fair value of its stock options and warrants. The model requires various judgmental assumptions including estimated stock price volatility, forfeiture rates and expected life.

Our calculations of the fair market value of each stock-based award that was granted, modified or calculated during the year ended December 31, 2007 used the following assumptions:

RXELITE, INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

Risk-free interest rate	4.93%
Expected life in years	8.87
Dividend yield	0
Expected volatility	74.70%

Our calculations of the fair market value of each stock-based award that was granted, modified or calculated during 2006 used the following assumptions:

Risk-free interest rate	4.75%
Expected life in years	0 to 2
Dividend yield	0
Expected volatility	46.137%

Research and Development Costs - All costs related to research and development are expensed as incurred. These costs include labor and other operating expenses related to product development, as well as costs to obtain regulatory approval.

Advertising - The Company expenses advertising as incurred. For the year ended December 31, 2007 and 2006, advertising expenses were $265,744 and $104,199, respectively.

Accounting Estimates - The process of preparing financial statements in conformity with accounting principles generally accepted in the United States requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses.  Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, actual results may differ from estimated amounts.

Concentration of Credit Risk - Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in financial institutions.  Although the cash accounts exceed the federally insured deposit amount, management does not anticipate nonperformance by the financial institutions.

Shipping and Handling - The Company records shipping and handling expenses in the period in which they are incurred and are included in the Cost of Goods Sold.

Incomes Taxes - Deferred income taxes are provided using the liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates of the date of enactment.

RXELITE, INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Interest and penalties associated with unrecognized tax benefits are classified as additional income taxes in the statement of income.

NOTE 3 – GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred losses since inception and may continue to incur losses for the foreseeable future. The Company’s business plan anticipates that its near future activities will be funded from the issuance of additional equity or debt and funds provided by ongoing operations.

Immediately following the Merger, the Company raised $10,703,092 of equity capital and converted $1,899,273 of convertible debentures through the issuance of 21,003,959 units in a private placement. In addition, the Company received proceeds of $10,500,000 from a senior secured convertible note on December 31, 2007.

If sales are insufficient to support planned development of new products and expansion of operations, the Company will need to access additional equity or debt capital. If public or private financing is not available when needed or is not available on terms acceptable to the Company, the Company’s growth and revenue-generating plans may be materially impaired. Such results could have a material adverse effect on the Company’s financial condition, results of operations and future prospects. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

RXELITE, INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 4 – INVENTORIES

Inventories consist of the following:

	December 31
	2007	2006
Finished goods	$5,308,975	$5,707,510
Medical devices	2,038,030	-
Other	6,334	-

Total	$7,353,339	$5,707,510

In 2006, the Company entered into an agreement with a manufacturer of Sevoflurane agreeing to purchase $5,065,410 of the product as finished goods. The product had not yet been approved by the FDA for use in the United States as of December 31, 2006. Approval was obtained from the FDA on May 2, 2007. (See Note 22).

NOTE 5 – INTANGIBLE ASSETS

Intangible assets consist of a patent valued at $25,000 and an FDA approved “Abbreviated New Drug Application” (ANDA) for the generic pharmaceutical Fluoxetine valued at $50,000.

Patent and ANDA acquisition and application costs are recorded at cost. Patent costs are amortized over their remaining useful life, not to exceed their legal life.  ANDA acquisition and application costs are recorded at cost and their value is periodically tested for impairment. At December 31, 2007, the Company concluded that there was no impairment of this intangible asset.

Patent and ANDA acquisition and application costs are as follows:

	December 31
	2007	2006
Patent Costs	$25,000	$25,000
ANDA Acquisition and Application Costs	50,000	50,000

Gross Carrying Value	75,000	75,000
Less Accumulated Amortization	(7,806)	(5,204)

Total Intangible Assets	$67,194	$69,796

Patent amortization expense for the years ended December 31, 2007 and 2006 was $2,602. Patent amortization expense will be $2,602 for each year from 2008 through 2012.

RXELITE, INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 6 – PROPERTY AND EQUIPMENT

Property and Equipment are stated at cost and consist of the following:

	December 31,
	2007	2006
Furniture, Fixtures and Equipment	$163,945	$79,252
Computer Equipment	116,475	90,808
Software	641,648	292,824
Vaporizers	959,856	-
Buildings	483,407	-

Total Property and Equipment	2,365,331	462,884
Less Accumulated Depreciation	(532,758)	(131,688)

Property and Equipment, net	$1,832,573	$331,196

NOTE 7 – NOTE PAYABLE - RELATED PARTY

The Company had related party note payable of:

	December 31,
	2007	2006
Note payable to shareholder, due in monthly payments of 3% of the outstanding balance, including interest at 12%	$-	$39,330

Note payable to former shareholder. Monthly payments of $10,833, interest calculated at 12%, note due in 2014	-	648,154

Note payable to a shareholder, due in 360 monthly payments of $1,800, including interest calculated at 42%, due in 2032	-	50,000

Note payable, due on demand, but if no demand is made, simple interest computed at 12%, annually	-	65,765

Note payable, due on demand, but if no demand is made, it is payable in a single payment including simple interest computed at 12% annually.	100,000	100,000

Note payable, for venture capital loan, due in 360 monthly payments of $2,500, including interest imputed at 25%, due in 2032	-	120,000

Total Notes Payable	100,000	1,023,249

Less Current Portion	$(100,000)	(257,151)

Long-Term Debt - Related Party	$-	$766,098

NOTE 8 – PAYABLE TO FORMER PREFERRED STOCKHOLDERS

Pursuant to a transaction entered into immediately following the Merger, the Company is obligated to offer to purchase from the former holders of the RHI’s Series A Preferred Stock on/or before December 31, 2008 up to an aggregate of 350,000 shares of the Company’s common stock at a price of $4.00 per share, or a total obligation of $1,400,000. The Company has recorded this obligation at its present value, using an interest rate of 11.25% per annum. The present value of the payable to stockholders, recorded as a current liability in the accompanying consolidated balance sheet, was $1,255,692 at December 31, 2007.

RXELITE, INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 9 – SEVERANCE OBLIGATION

Effective as of December 14, 2007, the Company entered into a Departure Agreement and General Release with its former Chief Executive Officer and Chairman of the Board of Directors (“Employee”) that calls for the following payments by the Company:

•	Pay to Employee in accordance with regularly schedules paydays, $250,000 per annum until December 31, 2010;

•	Pay to Employee $125,000 on or before January 31, 2008, which sum represents Employee’s 2007 bonus;

•	Pay to Employee $20,833 on or before January 31, 2008, which sum represents four weeks of accrued and unused vacation and/or sick days;

•	Continue to pay Employee’s family medical and dental insurance premiums through December 31, 2010;

•	Continue to pay a monthly premium of $265 on a universal variable life insurance policy through December 31, 2010; and

•	Pay to Employee a sum up to, but not exceeding, $10,000 for documented legal fees relating to his departure from the Company.

The Company has recorded the salary obligation at its present value, using an interest rate of 11.25% per annum. At December 31, 2007, the total severance obligation is recorded in the accompanying consolidated balance sheet as follows:

Present value of salary obligation	$634,056
Payments due on or before January 31, 2008	145,834
Total	779,890
Current portion	334,009

Long-term portion	$445,881

The long-term portion of the severance obligation is payable $210,472 in 2009 and $235,409 in 2010.

RXELITE, INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 10 – CAPITAL LEASE OBLIGATIONS

The Company leases computer and office equipment under long-term capital lease obligations. The following is a schedule by year of future minimum lease payments under capital leases, together with the present value of the net minimum lease payments

	December 31,
	2007	2006
2007	$-	$18,741
2008	53,573	18,741
2009	49,611	17,179
2010	11,838	-
Total minimum lease payments	115,022	54,661
Less amount representing interest	(14,685)	(9,161)
Present value of net minimum lease payments	100,337	45,500
Current portion	43,433	13,872

Long-term portion	$56,904	$31,628

Included in property and equipment at December 31, 2007 are assets under capital lease of $128,882, with accumulated depreciation of $22,248.

Included in property and equipment at December 31, 2006 are assets under capital lease of $46,800, with accumulated depreciation of $4,680.

NOTE 11 – SENIOR SECURED CONVERTIBLE NOTE

On December 31, 2007, the Company entered into a Securities Purchase Agreement with an institutional investor (“Buyer”), pursuant to which the Company sold 5,594,033 shares of common stock, a $10,500,000 senior secured convertible note (the “Note”), a Series A warrant to purchase up to 13,985,083 shares of common stock and a Series B warrant to purchase up to 4,661,694 shares of common stock for aggregate proceeds of $10,500,000.

The Note has a principal amount of $10,500,000 and is convertible at the option of the Buyer into shares of the Company’s common stock at an initial conversion price of $1.1262 per share, subject to adjustment for stock splits, combinations or similar events, defined quarterly EBITDA targets, and for certain other anti-dilution adjustments. The Note matures on December 31, 2009 (the “Maturity Date”), which date may be extended at the option of the Buyer under certain conditions. The entire outstanding principal balance and any outstanding fees or interest is due and payable in full on the Maturity Date. The Note bears interest at the rate of 9.50% per annum, which rate may be increased to 15% upon the occurrence of an event of default. Interest on the Note is payable quarterly beginning on April 1, 2008.

At any time on or after August 31, 2008, the Buyer may require the Company to redeem up to 50% of the original principal amount of the Note for a price equal to the amount of principal to be redeemed plus all accrued but unpaid interest and late fees.

At any time, provided there is not an event of default, the Company may redeem (i) 50% of the Note for 120% of the sum of the amount of principal, interest and late fees to be redeemed and, following such redemption, (i) the remaining 50% of the Note for the sum of (A) 100% of the sum of the amount of principal, interest and late fees to be redeemed and (B) the amount of interest that, but for such redemption, would have been paid to the Buyer from the issuance date through the maturity date.

RXELITE, INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

The Note contains a variety of events of default, including the suspension from trading or failure of the Company’s common stock to be listed for trading on the OTC Bulletin Board or another eligible market for defined periods of time, the failure to meet certain quarterly EBITDA targets, and other defined events of default. If there is an event of default, then the Buyer has the right to redeem all or any portion of the Note, at the greater of (i) up to 125% of the sum of the outstanding principal, interest and late fees, depending on the nature of the default or (ii) the product of (a) the number of shares into which the Note (including all principal, interest and late fees) may be converted and (b) the product of (1) 150% and (2) the greatest closing sale price for the common stock beginning on the date immediately preceding the event of default and ending on the date the Buyer delivers its redemption notice for such event of default.

The Note prohibits the Company from entering into certain transactions involving a change of control, unless the successor entity is a public company and it assumes in writing all of the obligations of the Company under the Note and the other transaction documents. In the event of such a transaction, the Buyer has the right to force redemption of the Note, at the greater of (i) 150% of the sum of the amount of principal, interest and late fees to be redeemed or (ii) the product of (x) the sum of the amount of principal, interest and late fees to be redeemed and (y) the quotient determined by dividing (A) the value of the consideration paid per share of common stock in the change of control transaction by (B) the conversion price.

The Note contains a variety of covenants on the part of the Company, including the following:

•	The Note will rank senior to all other indebtedness of the Company.

•	The Company will at all times reserve a number of shares equal to 130% of the number of shares of common stock issuable upon conversion of the Note.

•	The Company will not incur other indebtedness, except for certain permitted indebtedness.

•	The Company will not incur any liens, except for certain permitted liens.

•
The Company will not, directly or indirectly, redeem or repay all or any portion of any permitted indebtedness if at the time such payment is due or is made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an event of default has occurred and is continuing.

•
Except for the permitted redemption as defined in the agreement of $4.00 per share to our former Series A preferred stockholders who hold 350,000 shares of common stock, the Company will not redeem, repurchase or pay any dividend or distribution on its common stock or any other capital stock.

•
From and after December 31, 2008, the Company shall maintain a consolidated total debt to consolidated EBITDA ratio equal to or less than (i) 3.5 for the fiscal quarter ending December 31, 2007, (ii) 3.5 for the fiscal quarter ending March 31, 2008, (iii) 3.5 for the fiscal quarter ending June 30, 2008, (iv) 3.5 for the fiscal quarter ending September 30, 2008, (v) 3.0 for the fiscal quarter ending December 31, 2008 and (v) 3.0 for each fiscal quarter thereafter.

RXELITE, INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

The Series A warrant is immediately exercisable and, in the aggregate, entitles the Buyer to purchase up to 13,985,083 shares of common stock. The Series B warrant becomes exercisable only upon an additional redemption, if any, based on the amount of principal subject to the additional redemption and, in the aggregate, entitles the Buyer to purchase up to 4,661,694 shares of common stock. The warrants each have an initial exercise price of $1.1262 per share payable in cash, or until each share of common stock issuable upon exercise of the warrants has been registered for resale with the SEC, by way of a “cashless exercise.” The warrants expire on the earlier of December 31, 2014 or five years after the date all of the shares issuable upon conversion of the Note and the warrants have been included on one or more registration statements declared effective by the SEC.

Pursuant to a registration rights agreement, the Company agreed to file a registration statement with the SEC covering the resale of 130% of the common stock and 130% of the common stock underlying the Note and the warrants on or before April 9, 2008 and to cause such registration statement to be declared effective by the SEC on or before May 9, 2008, in the event that the registration statement is not reviewed by the SEC, and on or before June 8, 2008, in the event that the registration statement is reviewed by the SEC.

To secure our obligations under the Note, we granted the Buyer a first priority perfected security interest in all of our assets and properties, together with the assets and properties of our operating subsidiary, RxElite Holdings, Inc., including the stock of RxElite Holdings, Inc.

The Company has allocated the $10,500,000 proceeds of the debt to the individual financial instruments included in the transaction, based on their relative estimated fair values, as follows:

Total proceeds	$10,500,000

Debt discount:
Common stock	1,992,970
Series A warrant	3,289,604
Series B warrant	1,096,534
Intrinsic value of conversion feature	4,065,044
Total debt discount	10,444,152

Net debt amount	$55,848

The estimated fair value of the common stock was based on the closing market price of the Company’s common stock on the date of the transactions. The estimated fair value of the warrants was based on the Black-Scholes valuation model.

On December 31, 2007, Buyer entered into a Put Agreement (the “Put Agreement”) with Tiburon LLC, an Idaho limited liability company with respect to which Jonathan Houssian, the Company’s president, chief executive officer, chief financial officer and secretary, is the sole managing member (“Tiburon”). Pursuant to the Put Agreement, upon an event of default under the Note, Buyer may compel Tiburon to purchase up to $10,500,000 principal amount of the Note at the greater of (i) up to 125% of the sum of the outstanding principal, interest and late fees to be redeemed, depending on the nature of the default or (ii) the product of (a) the number of shares into which the Note (including all principal, interest and late fees) may be converted and (b) the product of (1) 150% and (2) the greatest closing sale price for the common stock beginning on the date immediately preceding the event of default and ending on the date Buyer delivers its redemption notice for such event of default (the “Put Option”). The Put Option is valid until the earlier of (i) the Maturity Date as defined in the Note as December 31, 2009 and (ii) the date that the Debt Coverage Threshold, which is defined as a consolidated EBITDA ratio equal to or less than (i) 3.5 for the fiscal quarter ending December 31, 2007, (ii) 3.5 for the fiscal quarter ending March 31, 2008, (iii) 3.5 for the fiscal quarter ending June 30, 2008, (iv) 3.5 for the fiscal quarter ending September 30, 2008, (v) 3.0 for the fiscal quarter ending December 31, 2008 and (v) 3.0 for each fiscal quarter thereafter, is met for two consecutive fiscal quarters.

RXELITE, INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

Tiburon’s obligation under the Put Agreement is secured by a pledge by Tiburon to Buyer of 6,879,653 shares of common stock pursuant to a Pledge Agreement, dated as of December 31, 2007, between Tiburon and Buyer. To the extent Tiburon fails to satisfy its obligations under the Put Agreement, Buyer’s sole remedies against Tiburon are pursuant to the Pledge Agreement.

The net debt amount of $55,848 is recorded as a long-term liability in the accompanying consolidated balance sheet as of December 31, 2007.

NOTE 12 – SHAREHOLDERS’ EQUITY

On October 29, 2007, the Company amended its certificate of incorporation to change its name to “RxElite, Inc.” from “Southridge Technology Group, Inc.” The Company also amended its certificate of incorporation to increase the number of shares of authorized capital stock to 201,000,000, divided into two classes: 200,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share. Prior to the amendment, the number of shares of authorized capital stock was 99,000,000, divided into two classes: 98,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share.

The certificate of amendment was unanimously approved by the Company’s board of directors on July 13, 2007 and by a majority of the Company’s stockholders on October 23, 2007.

Series A Preferred Stock

At January 1, 2006, each Series A preferred stock share was convertible into one share of common stock, and was not redeemable. Holders of Series A preferred stock (“Holders”), in preference to the holders of the other stock of the Company, were entitled to receive, when and as declared by the Board of Directors of the Company, but only out of funds that are legally available therefore, cash dividends at the rate of five percent of the Original Issue Price per annum on each outstanding share of Series A preferred stock (as adjusted for stock splits, stock dividends, stock combinations and the like with respect to such shares). Such dividends are payable only when as and if declared by the Board of Directors and are non-cumulative. The Series A preferred stock has a liquidation preference that upon a liquidation (or deemed liquidation) the Holder will receive, in priority to all junior securities, $4.00 per share (as adjusted for stock splits and the like) plus all declared but unpaid dividends, and thereafter, participation with the common stock in all of the remaining assets of the Corporation, on an as converted basis. Provided, however, that if the assets available for distribution exceeds $100,000,000, then in lieu of the liquidation preference, the Holders of Series A preferred stock will participate with the holders of common stock on an as converted basis (the $100,000,000 threshold shall be proportionally increased if the Company raises additional capital).

RXELITE, INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

In 2006, the Company issued 802,000 shares of Series A preferred stock. Consideration for the foregoing was in the form of $195,000 in cash, $24,700 in services and other expenses and $1,245,000 in subscription shares payable.

On May 17, 2006 the Board of Directors approved the reduction in the exercise price of warrants held by the Holders that were exercisable at $2.00 per share to $0.01 per share. The total number of warrants held by the Company’s preferred stock shareholders was reduced to 70,000 shares. The Company accounted for the modification of these warrants in accordance with FAS 123(R) and used the Black-Scholes model, discussed in Note 2 under Share Based Payments, to determine the amount to be expensed for the reduction in the exercise price for the warrants. The resulting expense for modifying the warrants held by the Holders was $36,658 and was classified as other expense and $102,642 was classified as dividends.

In order to induce the Holders to convert their shares of preferred stock to common stock, the Company entered into a Conversion Agreement dated as of October 17, 2006, which provided for the Company buying back the Holders’ stock contingent on certain events and before any liquidation or similar type transaction and the payment of specified fees before any distribution of proceeds were effected.

On October 17, 2006, the Holders elected to convert the total 2,960,500 shares of Series A preferred stock outstanding into a total of 12,491,533 shares of common stock.

On April 26, 2007, the Board of Directors approved and the Company entered into an amended agreement with the former Holders that provided for an aggregate cash payout of $600,000 contingent on the Company going public in a qualified merger and for an additional buy back of up to an aggregate of 350,000 shares of common stock at $4 per share or up to $1.4 million dollars on/or before December 31, 2008 (See Note 8).

Common Stock

On May 17, 2006 the Board of Directors approved the reduction in the exercise price of stock options then exercisable from $0.474 per share to $0.00237 per share. The number of options modified for common stock was 1,647,752. The Company accounted for the modification of these options in accordance with FAS 123(R) and used the Black-Scholes model discussed in Note 2, under Share Based Payments, to determine the amount to be expensed for the reduction in strike price for the warrants. The resulting expense for modifying the common stock warrants was $777,131 and has been included in general and administrative expenses.

On September 18, 2006, the Company filed its Second Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware and increased its authorized shares to 37,974,600 shares of common stock, par value $0.00237 per share, and 4,000,000 shares of Series A Convertible Preferred Stock, par value $0.01 per share.

On November 9, 2006, the Company filed its Third Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware and increased its authorized shares to 100,000,000 shares of common stock, par value $0.00237 per share. In the context of the Third Amended and Restated Certificate of Incorporation, each share of common stock was split into 4.2194 shares of common stock.

During the year ended December 31, 2006, the Company issued a total of 14,999,401 shares of its common stock for the following consideration: 12,491,533 shares for the conversion of 2,960,500 shares of Series A preferred stock with a book value of $29,605; 529,273 shares for cash of $120,770, 1,702,752 shares for employee compensation and legal services valued at $222,338; 43,776 shares for subscription shares payable of $20,750; 210,970 shares in payment of debt of $100,000; and 21,097 shares for other expenses valued at $10,000.

RXELITE, INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

During the year ended December 31, 2006, the Company incurred stock offering costs of $525,676, which have been recorded as a reduction of additional paid-in capital.

During the year ended December 31, 2007, the Company issued a total of 65,754,257 shares of its common stock for the following consideration: 22,171,003 shares for cash of $13,302,601; 21,489,238 shares for subscription shares payable of $12,893,541 (including 7,333,333 shares for extended payment terms and certain pricing discounts valued at $4,400,000); 16,499,983 shares issued in the Merger; and 5,594,033 shares issued for senior secured convertible Note (See Note 11). Details of these transactions are provided below.

In connection with the issuances of common stock for cash and for subscription shares payable in transactions completed in January and April 2007, the Company issued a total of 7,413,874 warrants. The warrants have a strike price of $0.85 per share and became exercisable, and their two-year term began, on October 29, 2007 upon stockholder approval of the amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock.

Pursuant to a certain Letter of Intent between the Company and Minrad International, Inc. (“Minrad”), the Company was obligated to issue 1,500,000 shares of the Company’s common stock valued at $0.60 per share to Minrad in consideration for extended payment terms and certain pricing discounts and 5,833,333 shares of the Company’s common stock valued at $0.60 per share to International Capital Advisory Inc. (“ICA”) in discharge of a certain royalty obligation owed to ICA on products commercialized by the Company and Minrad. The total value of this obligation of $4,400,000 has been recorded as Product Purchase Agreements Expense on the Consolidated Statements of Operation for the year ended December 31, 2007. Based on instructions from Minrad International, Inc., upon the effectiveness of the amendment to the Company’s Certificate of Incorporation to increase its authorized capital stock on October 29, 2007, the Company issued 1,500,000 of these shares to Minrad International, Inc. and 5,833,333 of these shares to International Capital Advisory Inc.  The Company decided to expense these 5,833,333 shares instead of amortizing these costs due to the uncertainty of future sales growth.

Merger Transaction

At the closing of the Merger, 45,756,389 shares of the Company's common stock were issued to the holders of RHI's common stock, and an aggregate of 2,482,850 and 7,545,878 shares of the Company's common stock were reserved for issuance under such RHI options and warrants, respectively.  Pursuant to the terms of the Merger Agreement, the Company assumed all of RHI's obligations under RHI's outstanding stock options and warrants.  Under RHI's 2007 Incentive Stock Plan, under which directors, employees and other qualified persons may receive options, the total reserved shares of common stock is 14,873,892.  Neither the Company nor RHI had any other options to purchase shares of common stock outstanding immediately prior to the closing of the Merger.

RXELITE, INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

Immediately following the closing of the Merger, under the terms of an Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations, the Company transferred all of its pre-Merger operating assets and liabilities to its wholly-owned subsidiary, STG Holdings, Inc., a Delaware corporation (“SplitCo”). Thereafter, pursuant to a Split-Off Agreement, the Company transferred all of the outstanding capital stock of SplitCo to Joseph M. Garzi and Sunodia Partners LP, two stockholders of the Company, in exchange for cancellation of 9,050,000/pre-forward split shares of the Company’s common stock held by such stockholder, which left 16,500,011 shares of the Company’s common stock held by existing stockholders of the Company.

Private Placement

Immediately following the closing of the Merger and the effectuation of the Split-Off, the Company raised $10,703,092 of equity capital and converted $1,899,273 of Convertible Debentures through the issuance of 21,003,959 units in a private placement (the “Private Placement”) at $0.60 per unit, consisting of an aggregate of (i) 21,003,959 shares of the Company’s common stock and (ii) two-year warrants to purchase an aggregate of an additional 10,501,976 shares of the Company’s common stock at an exercise price of $0.85 per share.

Forward Stock Split

Immediately following consummation of the Merger and the Private Placement, on July 13, 2007, the Board of Directors declared an 11.036789 for 1 forward stock split in the form of a dividend of 10.036789 shares for each one share of outstanding stock. The consolidated financial statements and related footnotes give retroactive effect to the forward stock split for all periods presented.

Other Post-Merger Transactions

In July 2007, notes payable to related parties of $772,757, including $257,586 recorded as subscription shares payable at June 30, 2007, were paid in full in exchange for $515,171 in cash and 429,310 shares of the Company’s common stock.

In July 2007, the Company issued a two-year warrant to purchase 2,500,000 shares of the Company’s common stock at a price of $0.60 per share and a two-year warrant to purchase 1,250,000 shares of the Company’s common stock at a price of $0.85 to a company for advisory services.

In July 2007, the Company issued a two-year warrant to purchase 379,963 shares of its common stock at a price of $0.60 per share to an individual for advisory services.

RXELITE, INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

The Company paid $600,000 to the former holders of the RHI’s Series A Preferred Stock and issued to them two-year warrants to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $0.60 per share. The Company is also obligated to offer to purchase from the former holders of the RHI’s Series A Preferred Stock on/or before December 31, 2008 up to an aggregate of 350,000 shares of the Company’s common stock at a price of $4.00 per share. This obligation has been recorded at its present value as a long-term liability of $1,255,692 in the accompanying consolidated balance sheet as of December 31, 2007 (See Note 8).

The stockholders of the Company as of December 31, 2006 were issued two-year warrants to purchase 2,000,001 shares of the Company’s common stock at a price of $0.85 per share. As a result, additional paid-in capital and accumulated deficit were increased $720,000.

The Company issued an aggregate of 65,884 shares of its common stock to certain non-executive employees of the Company who elected to convert an aggregate of $39,530 of deferred compensations into such stock.

NOTE 13 - SIGNIFICANT CUSTOMERS

During the year ended December 31, 2007, the Company recorded revenues from three customers that approximated 23%, 18% and 14% of net sales, respectively. During the year ended December 31, 2006, the Company recorded revenues from two customers that approximated 36% and 15% of net sales, respectively.

NOTE 14 - SIGNIFICANT SUPPLIERS

The Company out-sources all of its generic pharmaceutical manufacturing for its own label to outside sources. The Company out-sourced the manufacturing of all its pharmaceutical products to three companies in both 2007 and 2006. For the year ended December 31, 2007, the Company’s largest supplier accounted for approximately $1.96 million or 48% of product purchases. The second largest supplier accounted for approximately $1.07 million or 26% of product purchases. For 2006, the Company’s largest supplier accounted for approximately $11 million or 67.3% of product purchases. The second largest supplier accounted for approximately $5 million or 32.5% of product purchases.

NOTE 15 – COMMITMENTS AND CONTINGENCIES

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash in bank. Cash with one bank exceeded the federally insured limit by $10,013,584 at December 31, 2007 and $2,303,144 at December 31, 2006.

At December 31, 2007, the Company did not have any commitments in excess of one year for operating leases. Rental expense on building and equipment leases for the years ended December 31, 2007 and 2006 was $128,663 and $63,372, respectively.

RXELITE, INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 16 – INCOME TAXES - FAS 109 DISCLOSURE

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Deferred tax assets are comprised of the following :

	December 31,
	2007	2006
Deferred tax assets:
Net operating loss carry forwards	$7,200,645	$103,000
Severance obligation	304,157	-
Accrued expenses	106,528	-
Inventories	92,810	-
263A	-	93,492
Depreciation	-	82,929
Allowance for doubtful accounts and payment discounts	3,122	71,066
	7,707,262	350,487
Less valuation allowance	(7,707,262)	(350,487)

Net deferred tax asset	$-	$-

The benefit (provision) for income taxes is different than amounts which would be provided by applying the statutory federal income tax rate to (loss) income before income taxes for the following reasons:

	Years Ended December 31,
	2007	2006

Income tax (provision) benefit at statutory rate	$5,836,194	$(4,083,518)
Stock-based compensation	(307,719)	-
Meals and entertainment	(5,653)	(280)
Officer life	(2,248)	(6,559)
State tax expense	-	370
Net operating loss utilization	-	3,091,835
Change in valuation allowance	(5,520,574)	998,152
	$-	$-

At December 31, 2007, the Company had net operating loss carry forwards of approximately $18 million that may be offset against future taxable income from the year 2007 through 2027. No tax benefit has been reported in the December 31, 2007 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, the net operating loss carry forwards of the Company for Federal income tax purposes are subject to annual limitations.

RXELITE, INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 17 – STOCK OPTIONS AND WARRANTS

Stock Options

The Company had no stock options outstanding as of December 31, 2006.

In January and February 2007, the Company entered into employment agreements with three of its management employees. Pursuant to these agreements, the Company committed to issue options to purchase up to 545,000 shares of the Company’s common stock. Pursuant to verbal commitments, the Company was also obligated to issue options to other employees to purchase a total of 263,038 shares of the Company’s common stock. The options are to vest over a four-year period and have an exercise price of $0.60 per share.

The Company has adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share Based Payments, which requires companies to measure the cost of employee services received in exchange for equity instruments based on the grant date fair value of those awards and to recognize the compensation expense over the requisite service period during which the awards are expected to vest.

On July 6, 2007, the Company adopted the RxElite Holdings Inc. 2007 Incentive Stock Plan (the “Plan”), which provides for the issuance of a variety of forms of equity awards, including stock options, restricted stock and stock appreciation rights to officers, directors, employees and other qualified persons. The Plan is administered by the Board of Directors of the Company or a committee appointed by the Board of Directors. The number of shares of the Company’s common stock initially reserved for issuance under the Plan is 14,873,883.

On July 6, 2007, the Board of Directors of the Company approved a grant of employee stock options to purchase a total of 2,482,850 shares of the Company’s common stock, including options to purchase 808,038 shares of the Company’s common stock for which contractual or verbal commitments had been previously made as discussed above. Subsequently, 180,000 of the options were cancelled when one of the management employees left the Company.

In July and October 2007, the Board of Directors of the Company approved the issuance to three of the Company’s non-employee directors of options to purchase a total of 1,200,000 shares of the Company’s common stock. The options vest over a period of four years and are exercisable for a period of ten years at $0.60 per share.

Effective December 31, 2007, the Board of Directors of the Company approved a grant of employee stock options to purchase a total of 471,643 shares of the Company’s common stock.

Total stock-based compensation expense for the year ended December 31, 2007 totaled $905,057, with $37,631 allocated to selling expenses and $867,426 allocated to general and administrative expenses. There was no stock compensation expense capitalized during year ended December 31, 2007.

RXELITE, INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

The following table summarizes the stock option activity during the year ended December 31, 2007:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contract Term	Aggregate Intrinsic Value

Outstanding at December 31, 2006	-	$-
Granted	4,154,493	0.63
Exercised	-	-
Forfeited	(180,000)	0.60

Outstanding at December 31, 2007	3,974,493	$0.63	6.25	$980,898

Options vested and exercisable at December 31, 2007	1,718,788	$0.63	6.78	$424,763

The aggregate intrinsic value in the preceding table represents the total pretax intrinsic value, based on the Company’s closing stock price of $0.88 as of December 31, 2007, which would have been received by the holders of in-the-money options had the option holders exercised their options as of that date.

As of December 31, 2007, the total future compensation cost related to non-vested stock-based awards not yet recognized in the consolidated statements of operations was $1,163,537.

Stock Warrants

The following table summarizes the activity in the Company’s warrants for the years ended December 31, 2007 and 2006. There was no activity in the preferred stock warrants subsequent to 2006.

	Preferred Stock Warrants	Exercise Price
Outstanding warrants at December 31, 2005	70,000	$2.00
Granted	70,000	$0.01
Cancelled/Expired	(70,000)	$2.00
Exercised	(70,000)	$0.01
Outstanding warrants at December 31, 2006	-	N/A

Exercisable, December 31, 2006	-	N/A

RXELITE, INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

During the year ended December 31, 2006, the Company reduced the price of 70,000 warrants for preferred stock from an exercise price of $2.00 per share to $.01 per share. These warrants were issued in 2005 as part of an equity and convertible debenture sale. Due to this modification, the Company recorded a non cash dividend of $102,642 for the change in exercise price for the year ended December 31, 2006 and $36,658 in other expense.

	Common Stock Warrants	Exercise Price
Outstanding warrants at December 31, 2005	1,899,895	$0.474
Granted	1,647,752	0.00237
Cancelled/Expired	(1,647,752)	0.474
Exercised	(1,767,891)	0.03442
Outstanding warrants at December 31, 2006	132,004	0.00237
Granted	43,692,590	0.950
Cancelled/Expired	-	N/A
Exercised	-	N/A
Outstanding warrants at December 31, 2007	43,824,594	0.950

Exercisable, December 31, 2007	39,162,900	0.930

Of the common stock warrants outstanding at December 31, 2007, 4,661,694 warrants issued in connection with the Note (Note 11) become exercisable only upon a defined additional redemption, if any, based on the amount of principal of the Note subject to the additional redemption.

NOTE 18 – FINDER FEE WARRANTS

In 2006, the Company contracted with a capital development consulting firm to assist the Company to raise capital. For any capital raised with the assistance of the consulting firm, the agreement provides for compensation in the form of cash and warrants in proportion to the capital raised, plus certain base fees and expenses. During 2006 the consulting firm assisted in raising $3,565,600 for the Company. Pursuant to the agreement, the Company owed the consulting firm $356,560 in cash and warrants to purchase 594,267 shares of common stock at an exercise price of $0.60 per share and warrants to purchase an aggregate of 297,133 shares of common stock at $0.85 per share. At December 31, 2006, the Company had not issued the warrants related to this agreement, but as they had been earned by the consulting firm as of December 31, 2006, the Company calculated the fair market value of each warrant using the Black-Scholes valuation model described in Note 2, under Share Based Payments. The fair market value of the warrants owed was calculated to total $134,299 and was debited to Additional Paid in Capital and credited to accounts payable at December 31, 2006.

During the year ended December 31, 2007, the consulting firm assisted in raising $11,491,951 for the Company, for which the Company owed the consulting firm $1,149,195 in cash. Through December 31, 2007, the Company issued the consulting firm warrants to purchase a total of 2,500,000 shares of common stock at an exercise price of $0.60 per share and warrants to purchase a total of 1,250,000 shares of common stock at an exercise price of $0.85 per share. As of December 31, 2007, the Company had a balance due the consulting firm of $203,308 for unpaid cash fees and expenses.

RXELITE, INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 19 – RELATED PARTY TRANSACTIONS

A related party is generally defined as (i) any person that holds 10% or more of the Company’s securities and their immediate families, (ii) the Company’s management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. A related party note payable is discussed in Note 7. Related party receivables totaled $8,945 and $60,675 at December 31, 2007 and December 31, 2006, respectively. The related parties are employees and officers of the Company.

At December 31, 2007, the Company also had a severance obligation to its former Chief Executive Officer that totaled $779,890.

During the year ended December 31, 2007, the Company had sales to its primary supplier totaling $465,378. These sales were made to the supplier at the Company’s cost.

As further discussed in Note 11, Tiburon is controlled by the Company’s Chief Executive Officer, Jonathan Houssian, and is the guarantor on the Note.

NOTE 20 – GAIN (LOSS) ON DEBT RESTRUCTURING

For the twelve months ended December 31, 2007, the Company reported a loss on debt restructuring due to $170,000 for the restructuring of a related party debt. In addition, on June 24, 2003, the Company issued a promissory note to William J. Marciniak, which was subsequently amended pursuant to a Letter Agreement, dated February 16, 2004. Following the closing of our reverse merger on July 13, 2007, this promissory note the Company cancelled in full in exchange for our payment of approximately $515,171 and the issuance of 429,310 shares of the Company’s common stock. This resulted in an additional loss of $188,054.

For the twelve months ended December 31, 2006, the Company reported a gain on debt restructure described below. From 2002 through August 2006, the Company operated under a contract manufacturing, distribution and finance agreement with Nephron Pharmaceuticals Corporation, under which Nephron Pharmaceuticals Corporation manufactured Albuterol 0.083% and Ipratropium 0.02% for the Company to thereafter sell under its own label. Nephron Pharmaceuticals Corporation also provided extended credit terms to the Company. In August 2006, the Company mutually agreed to terminate its agreement. In order to continue to provide the Company’s former customers with an uninterrupted supply of Albuterol 0.083% and Ipratropium 0.02%, the Company worked together with Nephron Pharmaceuticals Corporation during the transition that established direct sales to those customers by Nephron Pharmaceuticals Corporation. As to each such customer, Nephron Pharmaceuticals Corporation assumed any liability that the Company may have had for rebates of any type owed in relation to the service of those customers. In addition, Nephron Pharmaceuticals Corporation agreed to assume all chargeback balances specifically associated with servicing McKesson Corporation, Cardinal Health, Inc., AmerisourceBergen Corporation and Rochester Drug Cooperative, Inc. In exchange for the transition of the Company’s Albuterol 0.083% and Ipratropium 0.02% product lines to Nephron Pharmaceuticals Corporation, and the future value of the sales and gross margins Nephron Pharmaceuticals Corporation would receive from the direct sales of Albuterol 0.083% and Ipratropium 0.02% to the Company’s former customers, Nephron forgave all of the Company’s then owed outstanding balances. The total value of this transaction resulted in a realized gain of $12,335,199 in the twelve months ended December 31, 2006.

RXELITE, INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 21 – SUPPLEMENTAL CASH FLOW INFORMATION

Cash paid for interest amounted to $136,860 and $160,803 for the years ended December 31, 2007 and 2006, respectively.  There was no cash paid for income taxes during the years ended December 31, 2007 and 2006.

During the year ended December 31, 2007, the Company had the following non-cash investing and financing activities:

•	Acquired property and equipment through the issuance of accounts payable of $9,437.

•	Acquired property and equipment through increase of capital lease obligations of $82,082.

•	Increased related party receivables and decreased subscription shares payable by $2,772.

•	Decreased related party debt and increased subscription shares payable by $975,805.

•	Increased common stock by $35,077, increased additional paid-in capital by $12,858,464, and reduced subscription shares payable by $12,893,541.

•	Increased accounts payable and decreased additional paid-in capital by $203,308 for advisory services payable.

•	Increased common stock by $16,500 and decreased additional paid-in capital by $16,500.

•	Increased common stock by $62,686 and increased accumulated deficit by $62,686.

•	Increased accounts payable and decreased additional paid-in capital by $487,000.

•	Increased additional paid-in capital and accumulated deficit by $720,000 for warrants issued to stockholders.

•	Increased payable to stockholders and accumulated deficit by $1,183,535.

•	Increased common stock by $5,594, increased additional paid-in capital by $10,438,558, and reduced senior secured convertible note by $10,444,152.

During the year ended December 31, 2006, the Company had the following non-cash investing and financing activities:

•	Increased additional paid-in capital and decreased accumulated deficit by $102,642 for modification of preferred stock dividends.

RXELITE, INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

•	Increased preferred stock by $6,225, increased additional paid-in capital by $1,238,775, and reduced subscription shares payable by $1,245,000.

•	Increased common stock by $12,491, increased additional paid-in capital by $17,114 and decreased preferred stock by $29,605.

•	Increased common stock by $44, increased additional paid-in capital by $20,706, and reduced subscription shares payable by $20,750.

•	Increased common stock by $211, increased additional paid-in capital by $99,789 and decreased notes payable - related party by $100,000.

•	Increased accrued expenses by $1,091,295, decreased accounts receivable by $2,019,833 and decreased long term debt by $3,111,128.

•	Decreased debt and increased subscription shares payable by $947,000.

•	Decreased accrued expenses and increased subscription shares payable by $234,053.

•	Increased long-term debt - related party and decreased accrued expenses by $13,315.

•	Increased property and equipment and increased capital lease obligations by $46,800.

•	Increased accounts payable and decreased additional paid-in capital by $504,121.

•	Increased accounts payable and decreased debt by $63,905.

NOTE 22 – RECENT ACCOUNTING PRONOUNCEMENTS

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations. This statement replaces SFAS No. 141, Business Combinations and applies to all transactions or other events in which an entity (the acquirer) obtains control of one or more businesses (the acquiree), including those sometimes referred to as “true mergers” or “mergers of equals” and combinations achieved without the transfer of consideration. This statement establishes principles and requirements for how the acquirer: a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and c) determines what information to disclose to enable users of the financials statements to evaluate the nature and financial effects of the business combination. This statement will be effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, or the Company’s fiscal year beginning January 1, 2009. Earlier adoption is prohibited. The Company currently is unable to determine what impact the future application of this pronouncement may have on its financial statements.

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements. This statement applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, and amends Accounting Research Bulletin (“ARB”) 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It also amends certain of ARB 51’s consolidation procedures for consistency with the requirements of SFAS No. 141 (revised 2007). This statement will be effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, or the Company’s fiscal year beginning January 1, 2009. Earlier adoption is prohibited. The Company currently is unable to determine what impact the future application of this pronouncement may have on its financial statements.

RXELITE, INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 Accounting for Certain Investments in Debt and Equity Securities applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company adopted SFAS No. 159 on January 1, 2008, resulting in no financial statement impact.

In September 2006, the FASB issued SFAS Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. This new standard will require employers to fully recognize the obligations associated with single-employer defined benefit pension, retiree healthcare and other postretirement plans in their financial statements. The Company adopted SFAS No. 158 on December 31, 2007, resulting in no financial statement impact since the Company currently does not sponsor the defined benefit pension or postretirement plans within the scope of the standard.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and requires enhanced disclosures about fair value measurements. SFAS No. 157 requires companies to disclose the fair value of their financial instruments according to a fair value hierarchy as defined in the standard. Additionally, companies are required to provide enhanced disclosure regarding financial instruments in one of the categories, including a reconciliation of the beginning and ending balances separately for each major category of assets and liabilities. In February 2008, the FASB issued FASB Staff Position (FSP) No. FAS 157-2, which delays by one year the effective date of SFAS No. 157 for certain types of non-financial assets and non-financial liabilities. As a result, SFAS No. 157 will be effective for financial statements issued for fiscal years beginning after November 15, 2007, or the Company’s fiscal year beginning January 1, 2008, for financial assets and liabilities carried at fair value on a recurring basis, and on January 1, 2009, for non-recurring non-financial assets and liabilities that are recognized or disclosed at fair value. The Company adopted SFAS No. 157 on January 1, 2008, for financial assets and liabilities carried at fair value on a recurring basis, with no material impact on its financial statements. The Company is currently unable to determine what impact the application of SFAS No. 157 on January 1, 2009, for non-recurring non-financial assets and liabilities that are recognized or disclosed at fair value, will have on its financial statements.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets. This statement amends SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement 125, or SFAS 140, regarding (1) the circumstances under which a servicing asset or servicing liability must be recognized, (2) the initial and subsequent measurement of recognized servicing assets and liabilities, and (3) information required to be disclosed relating to servicing assets and liabilities. The Company adopted this standard on January 1, 2007, with no impact on its consolidated financial statements.

RXELITE, INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, or SFAS 155. This statement amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principal cash flows. SFAS 155 also amends SFAS 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative financial instrument. The Company adopted this standard on January 1, 2007, with no impact on its consolidated financial statements.

The FASB has issued Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109 (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 also prescribes a recognition threshold and measurement standard for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In addition, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company adopted FIN 48 on January 1, 2007, and the provisions of FIN 48 were applied to all tax positions upon initial adoption of this standard. There was no financial statement impact of adopting FIN 48.

EITF No. 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities”, was issued in June 2007. The EITF reached a consensus that nonrefundable payments for goods and services that will be used or rendered for future research and development activities should be deferred and capitalized. Such amounts should be recognized as an expense as the related goods are delivered and the related services are performed. Entities should continue to evaluate whether they expect the goods to be delivered or services to be rendered. If the entity does not expect the goods to be delivered or services to be rendered, the capitalized advance payment should be charged to expense. This pronouncement is effective for financial statements issued for fiscal years beginning after December 15, 2007 (the Company’s fiscal year beginning January 1, 2008) and interim periods within those fiscal years. Earlier application is not permitted. Entities are required to report the effects of applying this pronouncement prospectively for new contracts entered into on or after the effective date of this pronouncement. The future application of this pronouncement may have a material effect on the Company’s financial condition and results of operations.

In June 2006, the FASB ratified EITF, No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation)”. EITF No. 06-3 requires that, for interim and annual reporting periods beginning after December 15, 2006, companies disclose their policy related to the presentation of sales taxes and similar assessments related to their revenue transactions. The Company presents revenue net of sales taxes and any similar assessments. EITF No. 06-3 had no effect on the Company’s financial position and results of operations. '

NOTE 23 – FDA APPROVAL

On May 2, 2007, the FDA approved the generic pharmaceutical, Sevoflurane. Generic Sevoflurane was the Company’s planned principal product for 2007 for the human market. The Company has exclusive rights to market generic Sevoflurane in the United States. The launch of Sevoflurane is a key component of the Company’s business plan and the Company’s future plans are largely dependent on successfully entering the market with this product and obtaining sufficient market share against competing pharmaceuticals to achieve profitable operations. There is no assurance the Company will be successful in these efforts.

RXELITE, INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 24 – INCOME TAXES - FIN 48 DISCLOSURE

In 2005, the Company filed income tax returns in the U.S. federal jurisdiction, and in the states of Idaho, Texas, Kansas, Kentucky and New York. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2004. Tax returns for the states of New York, Kentucky and Kansas were not filed timely for 2006. Therefore the statute of limitations has not started to run on these states. There are outstanding liabilities that are owed to the states in the amount of $880 before accounting for accumulated penalties and interest.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. As a result of the implementation of Interpretation 48, the Company recognized no increase in the liability for unrecognized tax benefits. The Company has large losses and the only adjustments necessary will adjust the amount of net operating loss available to the Company. The 2006 tax return reports a carryforward net operating loss amount of $3,749,242. This amount needs to be adjusted to reflect a balance of 2,890,649. The Company will amend the 2006 tax return to account for this difference. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance at January 1, 2007	$0
Additions based on tax positions related to the current year	-
Additions for tax positions of prior years	-
Reductions for tax positions of prior years	-
Settlements	-
Balance at December 31, 2007	$0

At December 31, 2007, there are no tax positions for which there is uncertainty about the timing of any tax deductions. Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period.

The Company’s policy is to recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. During the year ended December 31, 2007, the Company recognized approximately $13,576, in interest and penalties.

RXELITE, INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 25 – SUBSEQUENT EVENTS

FineTech Acquisition and Gutman Agreement

On January 4, 2008, the Company acquired all of the business and assets of FineTech Laboratories, Ltd., a company organized under the laws of the State of Israel (“FineTech”), other than certain specifically excluded assets, pursuant to an Asset Purchase Agreement (the “Purchase Agreement”) dated as of January 4, 2008, for an aggregate purchase price of $6,200,000. Pursuant to the Purchase Agreement, FineTech agreed to provide termination notice to all of its employees and the Company agreed simultaneously to present all such employees an offer to become the employees of the Company’s wholly owned subsidiary, FineTech Pharmaceutical, Ltd., under terms similar to those applicable to their employment by FineTech. FineTech specializes in the production of active pharmaceutical ingredients (“APIs”) for the pharmaceutical industry and in collaborative research and development work and process development.

In connection with the Purchase Agreement, the Company entered into an Assignment and Non-Competition Agreement, dated as of January 4, 2008 (the “Gutman Agreement”), with Dr. Arie Gutman, the sole owner of FineTech. Pursuant to the Gutman Agreement, Dr. Gutman agreed not to engage in certain activities that would be competitive with the business of the Company. The Gutman Agreement also provided for the assignment from Dr. Gutman to the Company of certain royalty rights that FineTech had granted Dr. Gutman. In consideration for Dr. Gutman’s non-competition undertaking and assignment of royalty rights, the Gutman Agreement provided that the Company issue to Dr. Gutman 18,632,383 unregistered shares of common stock of the Company (the “Gutman Shares”), which were valued by the parties at $21,054,592 in the aggregate (or $1.13 per share). These shares were issued on January 22, 2008.

The Gutman Agreement further provided that Dr. Gutman will not transfer any of the Gutman Shares until January 4, 2010, except to a Permitted Transferee (as defined in the Gutman Agreement). In addition, the Gutman Agreement provided that the Company would use its best efforts to appoint Dr. Gutman or his nominee as a member of the Company’s Board of Directors. On February 7, 2008, the Board of Directors voted to appoint Dr. Gutman to the Company’s Board of Directors.

The Company and Dr. Gutman also entered into a Registration Rights Agreement, dated as of January 4, 2008, pursuant to which the Company granted Dr. Gutman certain registration rights with respect to the Gutman Shares.

Issuance of Common Shares and Warrants

On January 21, 2008, in connection with a five-year employment agreement with its new Senior Vice President of New Business Development, the Company granted an option to purchase 250,000 shares of the Company’s common stock with an exercise price equal to $0.46. The option vests as to 50% of the shares subject to the option on the first anniversary and 50% thereafter in four equal quarterly installments.

On January 11, 2008, in connection with a three-year employment agreement with its new Vice President of Finance, the Company granted an option to purchase 75,000 shares of the Company’s common stock with an exercise price equal to $0.58 per share. The option vests as to 50% of the shares subject to the option on the first anniversary and 50% thereafter in four equal quarterly installments.

RXELITE, INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

On January 30, 2008, the Company entered into a one year consulting agreement with MLF Group LLC (“MLF”), pursuant to which the Company engaged MLF as a financial consultant (i) to assist us in preparing an analysis of our business and industry for investors, underwriters and business partners, (ii) to revise and/or draft and documents that may be necessary in its efforts to secure new equity investors and to seek potential merger candidates and (iii) to help the Company seek additional business relationships. As consideration for these services, we agreed to pay MLF $500,000.00 and to issue MLF 1,000,000 shares of common stock.

Due to the Company’s failure to make certain payments to Core Tech Solutions, Inc. (“CoreTech”) totaling $800,000, on February 1, 2008, Core Tech elected to terminate a partnership agreement, entered into on November 7, 2006 and amended on December 27, 2007. Pursuant to the Core Tech Agreement, the Company was developing a generic transdermal patch product with Core Tech under which Core Tech was to develop, test and manufacture certain transdermal patch products with respect to which the Company was to be the exclusive worldwide distributor under its own label. In addition, under the Core Tech Agreement, the Company had a right of first refusal with respect to any other generic patch products developed by Core Tech during the term of the agreement.

On February 7, 2008, the Company granted a new member of its Board of Directors an option to purchase 400,000 shares of the Company’s common stock at $0.49 per share. The option vests 25% per year over four years.

RXELITE, INC.
(Formerly Southridge Technology Group, Inc.)
Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2008	2007
	(Unaudited)	(Audited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,081,048	$10,113,584
Accounts receivable, net	2,176,346	494,762
Related party accounts receivable	262,578	465,378
Related party receivable	-	8,945
Inventory	9,658,516	7,353,339
Prepaid expenses	953,535	94,272
Total Current Assets	14,132,023	18,530,280

Fixed Assets, Net	6,201,377	1,832,573

Intangible Assets, Net	5,510,456	67,194

Goodwill	10,678,793	-

Other Assets:
Restricted deposits	686,872	682,680
Other assets	200,577	153,638
Total Other Assets	887,449	836,318

TOTAL ASSETS	$37,410,098	$21,266,365

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$9,262,073	$5,720,737
Accrued rebates	900,179	273,148
Notes payable - related party	100,000	100,000
Accrued payroll and associated liabilities	749,765	673,918
Current portion of severance obligation	318,518	334,009
Current portion of capital lease obligations	42,852	43,433
Payable to former preferred stockholders, net	1,291,769	-
Total Current Liabilities	12,665,156	7,145,245

Long Term Liabilities:
Severance obligation	395,451	455,881
Payable to former preferred stockholders, net	-	1,255,692
Capital lease obligations	47,616	56,904
Senior secured convertible note, net of discount of $9,194,481 and $10,444,152, respectively	1,305,519	55,848
Total Long Term Liabilities	1,748,586	1,814,325
Total Liabilities	14,413,742	8,959,570

Stockholders' Equity:
Preferred stock, $0.01 Par Value, 1,000,000 Shares Authorized, 0 Shares Issued and Outstanding	-	-
Common stock, $0.001 Par Value, 200,000,000 Shares Authorized, 116,315,303 and 96,682,920 Shares Issued and Outstanding, respectively	116,315	96,683
Additional paid-in capital	58,555,561	40,845,792
Accumulated deficit	(35,675,520)	(28,635,680)
Total Stockholders' Equity	22,996,356	12,306,795

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$37,410,098	$21,266,365

See notes to Condensed Consolidated Financial Statements

RXELITE, INC.
(Formerly Southridge Technology Group, Inc.)
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007

REVENUES, (Net of discounts and allowances of $1,079,594 and $18,694, respectively)	$2,999,403	$146,873

COST OF SALES	2,642,142	139,245

GROSS PROFIT	357,261	7,628

OPERATING EXPENSES
Selling expense	144,967	450,733
Salaries, wages, and benefits expense	1,366,705	533,643
Research and development	154,356	809,558
General and administrative expense	854,771	303,066
Amortization expense	132,992	650
Depreciation expense	177,252	37,503
Total Operating Expense	2,831,043	2,135,153

LOSS FROM OPERATIONS	(2,473,782)	(2,127,525)

OTHER INCOME (EXPENSE)
Interest Income	15,828	25,901
Interest expense and penalties	(310,548)	(100,398)
Amortization of debt discount	(1,305,519)	-
Loss on note conversion rate change	(3,755,678)	-
Termination of development agreement	800,000	-
Other expense	(10,141)	(6,340)
Total Other Income (Expense)	(4,566,058)	(80,837)

NET LOSS	$(7,039,840)	$(2,208,362)

Basic and diluted loss per share	$(0.06)	$(0.06)

Weighted average shares outstanding	115,078,715	36,861,241

See Notes to Condensed Consolidated Financial Statements

RXELITE, INC.
(Formerly Southridge Technology Group, Inc.)
Condensed Consolidated Statements of Cash Flows
(Unaudited)
	Three Months Ended
	March 31,
	2008	2007
Cash Flows from Operating Activities
Net Loss	$(7,039,840)	$(2,208,362)

Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Depreciation and Amortization	469,240	38,153
Amortization of debt discount	1,305,519	-
Amortization of capitalized costs	28,654	-
Amortization of prepaid expenses	160,000	-
Fair value of stock options issued and vesting	127,737	-
Subscription Shares Issued for Employee Compensation	-	15,229
Subscription Shares Issued for Services	-	3,495
Termination of development agreement	(800,000)	-
Loss on note conversion rate change	3,755,678
Decrease (Increase) in Operating Assets
Accounts and Related Party Receivables, Net	(1,672,639)	(1,447)
Inventory	(2,782,444)	(451,270)
Prepaid Expenses	(599,263)	10,636
Capitalized Costs	(75,592)	-
Other Assets	(4,192)	(141,171)
Increase (Decrease) in Operating Liabilities
Accounts Payable	4,341,336	(1,059,974)
Accrued Expenses	738,953	116,729
Net Cash Used in Operating Activities	(2,006,853)	(3,677,981)

Cash Flows from Investing Activities:
Cash paid for acquisition costs	(186,500)	-
Purchase of assets	(6,763,393)	(167,283)
Net Cash Used in Investing Activities	(6,949,893)	(167,283)

Cash Flows from Financing Activities:
Proceeds from Issuance of Common Stock and Common Stock Subscribed	-	2,249,947
Proceeds from Convertible Debentures/Notes Payable/Capital leases	-	-
Payments on Convertible Debentures/Notes Payable/Capital leases	(75,790)	(106,719)
Net Cash Used by Financing Activities	(75,790)	2,143,228

Net Increase (Decrease) in Cash and Cash Equivalents	$(9,032,536)	$(1,702,036)
Cash and Cash equivalents, Beginning of Period	10,113,584	2,403,144
Cash and Cash Equivalents, End of Period	$1,081,048	$701,108

See notes to Condensed Consolidated Financial Statements

RXELITE, INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008
(Unaudited)
NOTE 1 - ORGANIZATION AND MERGER
We develop and market generic prescription drug products in specialty generic markets in the areas of anesthesia, sterile liquid dose drugs (which includes ophthalmic and sterile inhalation respiratory products and injectible drugs) and active pharmaceutical ingredients (API).

We were formed as a Delaware limited liability company in November 2001 for the purpose of providing customized computing and communications services and solutions for small to medium-sized businesses. On August 24, 2005, we were converted into a Delaware corporation and changed our name from Southridge Technology Group, LLC to Southridge Technology Group, Inc. On July 13, 2007, we completed a reverse merger, pursuant to which a wholly-owned subsidiary of ours merged with and into a privately held Delaware corporation engaged in the development and marketing of generic pharmaceuticals, RxElite Holdings Inc., with the private company being the surviving company. In connection with the reverse merger, we discontinued our former business and succeeded to the business of RxElite Holdings Inc. as our sole line of business. For financial reporting purposes, RxElite Holdings Inc., and not us, is considered the accounting acquirer. Accordingly, the historical financial statements presented and the discussion of financial condition and results of operations herein are those of RxElite Holdings Inc. and do not include our historical financial results. Our July 13, 2007 merger is being accounted for as a reverse acquisition and recapitalization of RxElite Holdings Inc. for financial accounting purposes. Consequently, the assets and liabilities and the historical operations reflected in the financial statements prior to the merger are those of RxElite Holdings Inc. and recorded at the historical cost basis of RxElite Holdings, and the consolidated financial statements after completion of the merger includes our assets and liabilities and the assets and liabilities of RxElite Holdings Inc., historical operations of RxElite Holdings Inc. and our operations from the closing date of the merger.

On October 29, 2007, we amended our certificate of incorporation to change our name to “RxElite, Inc.” from “Southridge Technology Group, Inc.” and to increase the number of shares of authorized capital stock to 201,000,000, divided into two classes: 200,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share. Prior to the amendment, the number of shares of authorized capital stock was 99,000,000, divided into two classes: 98,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share.

On January 4, 2008, our wholly owned subsidiary, FineTech Pharmaceutical Ltd. (formerly known as RxElite Israel Ltd.), a company organized under the laws of the State of Israel (“FineTech Pharmaceutical”), entered into an asset purchase agreement pursuant to which it purchased substantially all of the assets of FineTech Laboratories, Ltd., a privately held company organized under the laws of the State of Israel (“FineTech”).

RXELITE, INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008
(Unaudited)

NOTE 2 - BASIS OF PRESENTATION

The interim financial information of the Company as of March 31, 2008 and March 31, 2007 is unaudited. The balance sheet as of December 31, 2007 is derived from audited financial statements. The accompanying condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) in the United States of America for interim financial statements. Accordingly, they omit or condense footnotes and certain other information normally included in financial statements prepared in accordance with GAAP. The accounting policies followed for quarterly financial reporting conform to the accounting policies disclosed in Note 2 to the Notes to Financial Statements for the year ended December 31, 2007. In the opinion of management, all adjustments that are necessary for a fair presentation of the financial information for the interim period reported have been made. All such adjustments are of a normal recurring nature. The results of operations for the three months ended March 31, 2008 are not necessarily indicative of the results that can be expected for the entire year ending December 31, 2008. The unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements and the notes thereto for the year ended December 31, 2007.

NOTE 3 - GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred losses since inception and may continue to incur losses for the foreseeable future. The Company’s business plan anticipates that its near future activities will be funded from the issuance of additional equity or debt and funds provided by ongoing operations.

Immediately following the Reverse Merger, which we completed on July 13, 2007, the Company raised $10,703,092 of equity capital and converted $1,899,273 of convertible debentures through the issuance of 21,003,959 units in a private placement. In addition, the Company raised additional gross proceeds in the amount of $10,500,000 through the sale of shares of our common stock, a senior secured convertible note and related common stock warrants completed on December 31, 2007.

If sales are insufficient to support planned development of new products and expansion of operations, the Company will need to access additional equity or debt capital. If public or private financing is not available when needed or is not available on terms acceptable to the Company, the Company’s growth and revenue-generating plans may be materially impaired. Such results could have a material adverse effect on the Company’s financial condition, results of operations and future prospects. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 4 – ACCOUNTS RECEIVABLE

At December 31, 2007, the Company’s accounts receivable was $494,762, net of allowances for doubtful accounts and payment discounts of $4,092, and $3,914, respectively. At March 31, 2008, the Company’s accounts receivable was $2,176,346, net of allowances for doubtful accounts and payment discounts of $4,242, and $50,840, respectively.

NOTE 5 – RELATED PARTY ACCOUNTS RECEIVABLE

At December 31, 2007, the Company had an accounts receivable from a related party of $465,378. The receivable is due from a supplier. At March 31, 2008, the Company continued to have $262,578 of this receivable outstanding. In March 2008, the Company received product from our supplier worth $202,800. The amount of the received product was offset against the then outstanding receivable amount.

RXELITE, INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008
(Unaudited)

NOTE 6 – FIXED ASSETS

RxElite, Inc.

Assets and depreciation as of March 31, 2008 and December 31, 2007 are as follows:

	March 31, 2008	December 31, 2007
Equipment	$131,494	$-
Furniture, Fixtures, and Office Equipment	32,452	163,945
Building (in construction)	493,202	483,407
Computer hardware and software	761,670	758,123
Product (vaporizers)	2,514,019	959,856
Installation Costs (vaporizers)	69,860	-
Gross Fixed Assets	4,002,687	2,365,331
Accumulated Depreciation	(786,192)	(532,758)
Total Fixed Assets	$3,216,495	$1,832,573

FineTech Pharmaceutical, Ltd.

Assets and depreciation as of March 31, 2008 are as follows:

March 31, 2008
Equipment	$2,638,920
Furniture, Fixtures, and Office Equipment	107,530
Building	283,100
Computer hardware and software	28,400
Other	38,400
Gross Fixed Assets	3,096,350
Accumulated Depreciation	(111,468)
Total Fixed Assets	$2,984,882

Summary:

	March 31, 2008	December 31, 2007
Equipment	$2,770,414	$-
Furniture, Fixtures, and Office Equipment	139,982	163,945
Building (includes in construction)	776,302	483,407
Computer hardware and software	790,070	758,123
Product (vaporizers)	2,514,019	959,856
Installation Costs (vaporizers)	69,860	-
Other	38,400	-
Gross Fixed Assets	7,099,037	2,365,331
Accumulated Depreciation	(897,660)	(532,758)
Total Fixed Assets	$6,201,377	$1,832,573

RXELITE, INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008
(Unaudited)

NOTE 7 – INTANGIBLE ASSETS

RxElite, Inc.

Intellectual property consists of a patent valued at $25,000 and an FDA approved “Abbreviated New Drug Application” (ANDA) for the generic pharmaceutical Fluoxetine valued at $50,000.

Patent and ANDA acquisition and application costs are recorded at cost. Patent costs are amortized over their remaining useful life, not to exceed their legal life.  ANDA acquisition and application costs are recorded at cost and their value is periodically tested for impairment. At December 31, 2007, the Company concluded that there was no impairment of this intangible asset.

Patent and ANDA acquisition and application costs at March 31, 2008 and December 31, 2007 are as follows:

	March 31, 2008	December 31, 2007
Patent Costs	$25,000	$25,000
ANDA Acquisition and Application Costs	50,000	50,000

Gross Carrying Value	75,000	75,000
Less Accumulated Amortization	(8,673)	(7,806)

Total Intangible Assets	$66,327	$67,194

FineTech Pharmaceutical, Ltd.

Intellectual property consists of four patents.

Patent valuations at March 31, 2008 are as follows:

Patent Valuation	$5,547,600
Gross Carrying Value	5,547,600
Less Accumulated Amortization	(103,471)

Total Intangible Assets	$5,444,129

NOTE 8 – GOODWILL

Goodwill represents the excess of the valuation of the assets purchased from FineTech Laboratories, Ltd. The Company accounts for its goodwill in accordance with Statement of Financial Accounting Standards No. 142 (SFAS 142) Goodwill and Other Intangible Assets, which requires the Company to test goodwill for impairment annually or whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, rather than amortize.

The entire goodwill balance of $10,678,793 at March 31, 2008, which is not fully deductible for tax purposes due to the purchase being completed partially through the exchange of stock, is related to the Company's acquisition of assets from FineTech Laboratories, Ltd. completed on January 4, 2008. With the acquisition of assets and employees from FineTech Laboratories, Ltd., the Company gained the affect of FineTech Laboratories’ reputation for product development in the industry. Furthermore, the Company gained renowned PhD staff that have the ability to develop active pharmaceutical ingredients (APIs) and solve complex issues within the industry.

RXELITE, INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008
(Unaudited)

NOTE 8 – GOODWILL (CONT.)

The provisions of SFAS 142 require that a two-step impairment test be performed annually or whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The first step of the test for impairment compares the book value of the Company to its estimated fair value. The second step of the goodwill impairment test, which is only required when the net book value of the item exceeds the fair value, compares the implied fair value of goodwill to its book value to determine if an impairment is required.

NOTE 9 – NOTES PAYABLE - RELATED PARTY

At December 31, 2007, the Company had a note payable to a related party of $100,000. The note is due on demand, and bears simple interest computed at 12% per annum. At March 31, 2008, the Company continued to have this note payable outstanding.

NOTE 10 – PAYABLE TO FORMER PREFERRED STOCKHOLDERS

Pursuant to a transaction entered into immediately following the Merger, the Company is obligated to offer to purchase from the former holders of the RxElite Holdings’ Series A Preferred Stock on/or before December 31, 2008 up to an aggregate of 350,000 shares of the Company’s common stock at a price of $4.00 per share, or a total obligation of $1,400,000. The Company has recorded this obligation at its present value, using an interest rate of 11.25% per annum. The present value of the payable to stockholders, recorded as a current liability in the accompanying consolidated balance sheet, was $1,291,769 and $1,255,692 at March 31, 2008 and December 31, 2007, respectively.

NOTE 11 - EQUITY TRANSACTIONS

Common Stock

On January 4, 2008, the Company issued 18,632,383 shares of common stock for a total valuation of $13,330,139 in connection with the acquisition of assets from FineTech Laboratories.

On February 7, 2008, the Company issued 1,000,000 shares of common stock at forty-six cents ($0.46) per share for a total of $460,000 related to services being provided under a consulting agreement. (See Note 20.)

Stock Options

On January 16, 2008, the Company entered into an employment agreement with a member of its management team. The Company issued an option to purchase 75,000 shares of common stock with an exercise price of $0.58 per share for a total value of $17,960.

On January 11, 2008, the Company entered into an employment agreement with a member of its management team. The Company issued an option to purchase 250,000 shares of common stock with an exercise price of $0.87 per share for a total value of $45,786.

On February 7, 2008, the Company issued an option to purchase 25,000 shares of common stock with an exercise price of $0.49 per share for a total value of $6,485 to a non-executive employee.

On February 7, 2008, the Board of Directors appointed a new member to the Board. The Company issued an option to purchase 400,000 shares of common stock with an exercise price of $0.49 per share for a total value of $177,422.

On February 7, 2008, the Board of Directors issued options to purchase 1,030,000 shares of common stock with an exercise price of $0.49 per share for a total value of $456,861 to various employees of its subsidiary, FineTech Pharmaceutical, Ltd.

RXELITE, INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008
(Unaudited)

NOTE 11 - EQUITY TRANSACTIONS (CONT.)

The Company has adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share Based Payments, which requires companies to measure the cost of employee services received in exchange for equity instruments based on the fair value of those awards and to recognize the compensation expense over the requisite service period during which the awards are expected to vest. A stock based compensation expense for the above noted and previously issued stock options in the amount of $127,737 has been reflected in the accompanying financial statements at March 31, 2008.

The following table summarizes the stock option and warrant activity during the three months ended March 31, 2008:

	Derivative	Weighted Average Exercise Price
Outstanding at December 31, 2007	48,068,303	$0.91
Granted	1,780,000	0.26
Exercised	-	-
Expired/Cancelled	(11,213)	0.71

Outstanding at March 31, 2008	49,837,090	$0.90

Vested and exercisable at March 31, 2008	27,118,257	$0.79

NOTE 12 – AMORTIZATION OF DEBT DISCOUNT

The Company booked non-cash amortization of debt discount related to the December 31, 2007 convertible debt funding for the quarterly period ended March 31, 2008 in the amount of $1,305,519. The remaining debt discount will be amortized over the next seven quarters at which time the convertible debt funding will mature.

NOTE 13 – TERMINATION OF DEVELOPMENT AGREEMENT

In March 2008, the Company executed an Acknowledgement regarding the termination of an agreement between the Company and Core Tech Solutions, Inc. to develop a Fentanyl transdermal system. The outstanding accounts payable to Core Tech was $800,000 at December 31, 2007. As of the date of the Acknowledgement, the Company no longer owed the amount to Core Tech. As a result, the Company recognized other income in the amount of $800,000 for the quarter ended March 31, 2008.

Pursuant to the agreement, the Company may have a contingent asset for reimbursement of amounts previously paid to Core Tech in the amount of $2,200,000. The amount of this contingency is not recorded on the financial statements of the Company because it is dependent upon the occurrence of one or more future events. This amount could be reimbursed to the Company within three years of FDA approval and commencement of sales of the Fentanyl transdermal system, or equivalent. However, the amount will not be reimbursed to the Company unless Core Tech is able to sign an equivalent partnership agreement with an alternate manufacturing and distribution entity prior to March 31, 2009.

RXELITE, INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008
(Unaudited)

NOTE 14 – LOSS PER SHARE

The computation of basic loss per common share is based on the weighted average number of shares outstanding during the period. The computation of loss per common share is based on the weighted average number of shares outstanding during the period plus the weighted average common stock equivalents which would arise from the exercise of stock options and warrants outstanding and the conversion of convertible debentures using the treasury stock method and the average market price per share during the period.

A reconciliation of the number of shares used in the computation of the Company’s basic and diluted earnings (loss) per common share is as follows:

	Three Months Ended March 31,
	2008	2007
Weighted average number of common shares outstanding	115,078,715	36,861,241
Dilutive effect of options and warrants	-	-
Weighted average number of common shares outstanding, assuming dilution	115,078,715	36,861,241

No options or warrants are included in the computation of weighted average number of shares because the effect would be anti-dilutive. At March 31, 2008, the Company had outstanding options and warrants to purchase a total of 49,837,090 common shares that could have a future dilutive effect on the calculation of earnings per share.

NOTE 15 – ASSET ACQUISITION

On January 4, 2008, the Company acquired all of the assets of FineTech Laboratories, Ltd., a company organized under the laws of the State of Israel (“FineTech”), other than certain specifically excluded assets, pursuant to an Asset Purchase Agreement (the “Purchase Agreement”) dated as of January 4, 2008, for an aggregate purchase price of $27,254,593, comprised of $6,200,000 cash and 18,632,383 shares of common stock valued at $1.13 per share. The purchase price of the assets was determined by review of other transactions within the industry and mutually agreed upon by both parties.

The purchased assets of FineTech are used and will be used in the future to develop active pharmaceutical ingredients (APIs). The API products produced in our facility are marketed and sold through direct contact with leading pharmaceutical companies worldwide, and through participation in major international chemical and pharmaceutical conferences. The companies that compete with our API business include Teva Pharmaceuticals Industries, Ltd., Aurobindo Pharma India and several international chemical companies. Cabergoline accounts for the majority of the API sales. The sales cycle for APIs is usually 6-18 months. We are working to diversify our API customer base in 2008 and 2009 by offering our API products that are primarily sold in the U.S. to non-U.S. markets that have similar regulations, product demand and numbers of competitors.

Pursuant to the Purchase Agreement, FineTech agreed to provide termination notice to all of its employees and the Company agreed simultaneously to present all such employees an offer to become the employees of the Company, under terms similar to those applicable to their employment by FineTech.

As part of the purchase, on January 4, 2008, the Company entered into an Employment Agreement (the “Employment Agreement”) with Dr. Arie L. Gutman, engaging Dr. Gutman to serve as the President of RxElite’s wholly owned subsidiary, FineTech Pharmaceutical Ltd., a company organized under the laws of the State of Israel which holds the assets acquired and operates the business.

RXELITE, INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008
(Unaudited)

NOTE 15 – ASSET ACQUISITION (CONT.)

The initial term of the Employment Agreement is three years and may be extended by the mutual agreement of both RxElite and Dr. Gutman. Pursuant to the Employment Agreement, Dr. Gutman is to receive an annual base salary of $190,000, which may be increased annually as determined by the Board of Directors of RxElite (the “Board”). Dr. Gutman will be entitled to receive a bonus of up to thirty percent (30%) of his base salary, to be determined by the Board in its sole discretion. Dr. Gutman is eligible for grants of options, restricted stock and/or other awards under the RxElite, Inc. 2007 Incentive Stock Plan. The Employment Agreement provides that any such option grants shall immediately vest if Dr. Gutman’s employment is terminated by RxElite without cause or upon the occurrence of a Change of Control (as defined in the Employment Agreement) of RxElite.

RxElite may terminate Dr. Gutman’s employment for cause (as defined in the Employment Agreement) 30 days after RxElite notifies Dr. Gutman of the cause, provided that such cause has not been remedied during such 30 days period. RxElite may also terminate Dr. Gutman’s employment without cause at any time upon 30 days prior written notice. If Dr. Gutman’s employment is terminated without cause, then (i) any unvested stock options held by Dr. Gutman shall immediately vest, (ii) RxElite will be obligated to continue to pay Dr. Gutman his then current annual base salary for a period of twelve (12) months, and (iii) RxElite shall reimburse Dr. Gutman for the costs of obtaining benefits comparable to those that he received while employed by RxElite, until twelve (12) months following his termination or, if sooner, until such time as Dr. Gutman obtains other employment that provides comparable benefits. Dr. Gutman may voluntarily terminate his employment under the Employment Agreement upon 270 days prior written notice to RxElite, if such termination occurs during the initial three year term, or upon 60 days notice, if such termination occurs thereafter. Upon RxElite’s receipt of any such notice of voluntary termination by Dr. Gutman, RxElite may accelerate the resignation to an earlier date. Under the Employment Agreement, Dr. Gutman is prohibited from competing with RxElite and any of its subsidiaries during the term of employment and for one year after any termination of his employment.

In connection with the Purchase Agreement, RxElite entered into an Assignment & Non-Competition Agreement, dated as of January 4, 2008 (the “Gutman Agreement”), with Dr. Arie Gutman, an Israeli citizen and the sole owner of FineTech. Pursuant to the Gutman Agreement, Dr. Gutman agreed not to engage in certain activities that would be competitive with the business of RxElite or its subsidiaries. The Gutman Agreement also provided for the assignment from Dr. Gutman to RxElite of certain royalty rights that FineTech had granted Dr. Gutman. In consideration for Dr. Gutman’s non-competition undertaking and assignment of royalty rights, the Gutman Agreement provided that RxElite issue to Dr. Gutman 18,632,383 unregistered shares (the “Gutman Shares”) of common stock of RxElite, par value $0.001 per share, at a stated price of $1.13 per share. The issuance of the Gutman Shares was not registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and such securities were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

The Gutman Agreement further provided that Dr. Gutman shall not transfer any of the Gutman Shares until January 4, 2010, except to a Permitted Transferee (as defined in the Gutman Agreement). In addition, the Gutman Agreement provided that RxElite would use its best efforts to appoint Dr. Gutman or his nominee as a member of the Board of Directors of RxElite.

RxElite and Dr. Gutman also entered into a Registration Rights Agreement (the “Registration Rights Agreement”), dated as of January 4, 2008, pursuant to which RxElite granted Dr. Gutman certain registration rights with respect to the Gutman Shares. The Registration Rights Agreement permits Dr. Gutman, commencing on January 4, 2010, to demand up to two registrations (or more, under certain circumstances) of all of the Gutman Shares and any other securities that may be issued to Dr. Gutman or a permitted transferee by virtue of the Gutman Shares (collectively, the “Registerable Securities”). In addition to the demand registration rights described above, the Registration Rights Agreement also provides for “piggy-back” registration rights with respect to the Registerable Securities, commencing on January 4, 2010.

RXELITE, INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008
(Unaudited)

NOTE 15 – ASSET ACQUISITION (CONT.)

The total consideration paid in stock and cash was $27,254,593. The stock issued was valued for financial statement purposes in accordance with EITF 99-12 at $0.715 per share, reducing the total amount of the investment to $19,530,139. The consideration paid was first allocated to the assets based on the valuation in accordance with SFAS 142 and 141. The total amount allocated to the assets for the purchase was $9,037,846. This amount is comprised of $3,096,350 paid for fixed assets and $5,547,600 paid for the intellectual property and the non-compete agreement, as well as $393,896 paid for the inventory. The inventory was valued based on the audited cost value at December 31, 2007. The Company also incurred $186,500 in acquisition costs for the transaction. This brought the total purchase price to $19,716,639.

The excess $10,678,793 of the consideration paid was attributed to goodwill. The goodwill is attributed to the reputation of the FineTech product in the industry. Furthermore, the goodwill is attributed to the ability of the renowned PhD staff to develop APIs, solve complex issues within the industry, and work out new processes for APIs without infringing upon any existing patents. An impairment test for goodwill will be undertaken when new circumstances arise, but no less than annually in accordance with SFAS 142.

The results of operations shown in our financial statements are on a consolidated basis for the period ended March 31, 2008. The results of operations for the period ended March 31, 2007 and the year ended December 31, 2007 do not include the operating results of FineTech. No preexisting relationships between the parties were in place prior to the asset purchase.

RXELITE, INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008
(Unaudited)

NOTE 15 – ASSET ACQUISITION (CONT.)

Pursuant to SFAS 141, paragraphs 51 and 58, the following table represents unaudited condensed pro forma statements of operations as if the asset acquisition had taken place in the prior year: No adjustments were made for the period ended March 31, 2008 as essentially the entire operating results are contained in the historical data presented herein.

RxELITE, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS

	Historical RxElite for the Quarter March 31, 2007	Historical FineTech for the Quarter March 31, 2007	Combined RxElite & FineTech	Pro Forma Adjustments		Pro Forma Combined RxElite & FineTech for the Quarter March 31, 2007
REVENUES, Net	$146,873	$1,864,081	$2,010,954	$(84,000	) (2)	$1,926,954

COST OF SALES	139,245	186,655	325,900	-		325,900

GROSS PROFIT	7,628	1,677,426	1,685,054	(84,000)		1,601,054

TOTAL OPERATING EXPENSES	2,135,153	752,612	2,887,765	(309,317	) (1)	2,578,448

LOSS FROM CONTINUING OPERATIONS	(2,127,525)	924,814	(1,202,711)	225,317		(977,394)

TOTAL OTHER INCOME(EXPENSE)	(80,837)	59,342	(21,495)	-		(21,495)

NET INCOME (LOSS)	$(2,208,362)	$984,156	$(1,224,206)	$225,317		$(998,889)

Basic and diluted income (loss) per share	$(0.06)	$-	$(0.03)	$0.01		$(0.02)

Weighted average shares outstanding	38,861,241	-	38,861,241	18,632,383		57,493,624

(1) To record depreciation of assets acquired and amortization of intangible assets acquired based on life of assets.
(2) To remove amounts for royalty contracts not assigned to FineTech Pharmaceutical, Ltd.

NOTE 16 - SIGNIFICANT CUSTOMERS

During the three months ended March 31, 2008, RxElite recorded revenues from two customers that accounted for approximated 36.7% and 22.3% of gross sales, respectively. These same customers made up approximately 27.8% and 45.2% of accounts receivable, respectively, for the same period. During the three months ended March 31, 2007, RxElite recorded revenues from three customers that accounted for approximately 19%, 12%, and 6% of net sales.

NOTE 17 - SIGNIFICANT SUPPLIERS

The Company outsources all of its generic pharmaceutical manufacturing for its own label to outside sources. For the three-month period ended March 31, 2008, RxElite’s largest suppliers accounted for approximately $198,250 and $4,115,085 or 4.6% and 95.4% of product purchases. The Company had one supplier during the period ended March 31, 2007 that made up approximatedly 88%, or $507,000 of purchases.

RXELITE, INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008
(Unaudited)

NOTE 18 - RECENT ACCOUNTING PRONOUNCEMENTS

In February 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 permits companies to elect to follow fair value accounting for certain financial assets and liabilities in an effort to mitigate volatility in earnings without having to apply complex hedge accounting provisions. The standard also establishes presentation and disclosure requirements designed to facilitate comparison between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations and SFAS No. 160, Accounting and Reporting of Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51. These new standards will significantly change the accounting for and reporting of business combinations and non-controlling (minority) interests in consolidated financial statements. Statement Nos. 141(R) and 160 are required to be adopted simultaneously and are effective for the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited. The Company does not expect the adoption of this Issue to have a material impact on its consolidated financial statements.

In June 2007, the Financial Accounting Standards Board ratified EITF Issue No. 07-3, which clarifies the method and timing for recognition of nonrefundable advance payments for goods and services to be used or rendered in future research and development activities pursuant to an executory contractual arrangement. In particular, it addresses whether nonrefundable advance payments for goods or services that will be used or rendered for research and development activities should be expensed when the advance payment is made or when the research and development activity has been performed. The consensus in this Issue is effective for financial statements issued for fiscal years beginning after December 15, 2007, and interim periods within those fiscal years. Earlier application is not permitted.

Other recently issued FASB Statements or Interpretations, Securities and Exchange Commission, or SEC, Staff Accounting Bulletins, and AICPA Emerging Issue Task Force Consensuses have either been implemented or are not applicable to the Company

NOTE 19 – LOSS ON NOTE CONVERSION RATE CHANGE

As previously reported in our filings with the SEC, on December 31, 2007, we entered into a securities purchase agreement with Castlerigg Master Investments Ltd., pursuant to which we sold 5,594,033 shares of our common stock, a 9.50% senior secured redeemable convertible note in the principal amount of $10,500,000 (“Convertible Note”), a Series A warrant to purchase up to 13,985,083 shares of our common stock (“Series A Warrant”), and a Series B warrant to purchase up to 4,661,694 shares of our common stock (“Series B Warrant”, and together with the Series A Warrant,  “Warrants”) for aggregate gross proceeds of $10,500,000 (“Securities Purchase Agreement”). To secure our obligations under the Convertible Note, we granted the selling stockholder a first priority perfected security interest in all of our assets and properties, together with all of the assets and properties of RxElite Holdings Inc., including the stock of RxElite Holdings Inc.  On January 18, 2008, we entered into a letter agreement with the investor, pursuant to which we amended certain terms of the Convertible Note, the Series A Warrant and the Series B Warrant.

The Convertible Note matures on December 31, 2009, which date may be extended at the option of the note holder as described below. The entire outstanding principal balance and any outstanding fees or interest are due and payable in full on the maturity date. The Convertible Note bears interest at the rate of 9.50% per annum, which rate may be increased to 15% upon the occurrence of an event of default, as described below. Interest on the Convertible Note is payable quarterly beginning on April 1, 2008 and we have made our initial interest payment.

RXELITE, INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008
(Unaudited)

NOTE 19 – LOSS ON NOTE CONVERSION RATE CHANGE (CONT.)

The Convertible Note is convertible at the option of the note holder into shares of our common stock at an initial conversion price of $1.1262 per share, subject to adjustment for stock splits, combinations or similar events and for other price protection events on a “full ratchet” basis.  Based upon a conversion price of $1.1262, the Convertible Note would be convertible into an aggregate of 9,323,388 shares of Common Stock.

In addition to the adjustments to the conversion price described above, under the terms of the Convertible Note, if we failed to record consolidated EBITDA, as defined in the Convertible Note, of at least (i) ($1,000,000) for the fiscal quarter ending March 31, 2008,  the conversion price shall be reset to the lower of (A) the then current conversion price or (B) 85% of the average market price, as defined in the Convertible Note, of the common stock at such time.

As of March 31, 2008, we failed to satisfy the EBITDA ratio and as a result, the conversion price of the Convertible Note was adjusted downward from $1.1262 to an estimated price of $0.24 per share.  Based upon the new conversion price, if the Convertible Note were converted in full, we would be required to issue 44,435,040 shares of Common Stock to the holder of the Convertible Note.  These new shares would represent approximately 38% of our then outstanding shares of Common Stock.  Notwithstanding the new conversion price, under the terms of the Note and Warrants, the investor cannot convert the Note or exercise any warrants to the extent that such conversion or exercise would result in the investor holding in excess of 4.99% of our outstanding common stock.  Since the investor presently holds 5,594,033 shares of our common stock, it could not convert the convertible Note for an amount that would exceed 210,101 shares, based upon 116,315,303 shares outstanding prior to such conversion.

In accordance with EITF Issue No. 00-27 Application of EITF Issue No. 98-5 to Certain Convertible Instruments, ("EITF 00-27"), the Company recorded a non-cash charge of $3,755,678 to loss on note conversion and an increase in the debt discount of $55,848 for the period ended March 31, 2008. The non-cash charge measures the difference between the relative fair value of the Note with a conversion price of $1.1262 and an estimated conversion price of $0.24. The conversion price was estimated using a descent of 15% from the average trading price of the Company’s common stock for the last 20 trading days.

As such, the Company revalued the convertible debenture based on the amended terms of the Convertible Note. Accordingly, $55,848 was allocated to Debt Discount, $3,755,678 to Loss on Note Conversion Rate Change, and $3,811,526 was allocated to the equity component of the Note.

RXELITE, INC.
(Formerly Southridge Technology Group, Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008
(Unaudited)

NOTE 20 - AMENDMENT TO CONVERTIBLE NOTE

The Company obtained a waiver from Castlerigg Master Investments, Ltd., the holder of its Convertible Note, on January 18, 2008. The waiver was with respect to the issuance of up to 1,000,000 at $0.46 per share for a consulting agreement (see Note 11). The definition of “Excluded Securities” (as defined in the Note) with respect to anti-dilution price protection in both the Note and the Warrants was expanded to include the issuance of up to 1,000,000 shares of common stock that may be issued to consultants during the fiscal quarter ending March 31, 2008.

NOTE 21 - SUPPLEMENTAL STATEMENTS OF CASH FLOWS

Cash payments for interest for continuing operations were $272,654 and $74,287 for the three month period ended March 31, 2008 and 2007, respectively. There were no cash payments made for income taxes during either the three month period ended March 31, 2008 or March 31, 2007.

During the three months ended March 31, 2008, the Company had the following non-cash investing and financing activities that have not been previously disclosed in the accompanying Notes 11, 15, 19, and 20:

•	Increased fixed assets through the transfer of property from inventory in the amount of $1,073,963.

•
Issued 18,632,383 common shares, increased common stock by $18,632, increased additional paid-in capital by $13,311,507, increased fixed assets by $3,096,350, increased inventory by $393,896, increased intangible assets by $5,547,600, decreased cash by $6,386,500 and increased goodwill by $10,678,793 for the purchase of the assets of FineTech Laboratories (Notes 8, 11, and 15)

•
Issued 1,000,000 common shares, increased common stock by $1,000, increased additional paid-in capital by $459,000, and increased prepaid expense by $460,000 for a consulting agreement (Notes 11 and 20),

•	Increased debt discount by $55,848 and increased additional paid-in capital by $55,848 for the loss on note conversion rate change (Note 19).

During the three months ended March 31, 2007, the Company had the following non-cash investing and financing activities:

•	Issued 7,520,169 common shares, increased common stock by $17,823, increased additional paid-in capital by $4,494,278, and reduced subscription shares payable by $4,512,101.

•	Increased accounts payable and decreased additional paid-in capital by $62,608 for warrants to be issued for finder’s fees.

•	Increased accounts payable and decreased additional paid-in capital by $164,710 for finder’s fees payable.

•	Acquired property and equipment through the issuance of accounts payable of $67,514.

NOTE 22 - SUBSEQUENT EVENTS

On May 2, 2008, the Board of Directors approved additional stock option grants to certain employees of the Company as follows:

Jonathan Houssian, CEO and President, received an option award to purchase up to 628,700 shares of common stock at an exercise price of $0.285. The option will vest in 25% increments and expire after five years.

Earl Sullivan, Chief Operating Officer, received an option award to purchase up to 450,000 shares of common stock at an exercise price of $0.285. The option will vest in 25% increments and expire after five years.

Patrick Poisson, VP of Manufacturing, received an option award to purchase up to 66,667 shares of common stock at an exercise price of $0.285. The option will vest in 25% increments and expire after five years.

Richard Tener, VP of Administration, received an option award to purchase up to 58,300 shares of common stock at an exercise price of $0.285. The option will vest in 25% increments and expire after five years.

Earl Sullivan, Chief Operating Officer, received an option award to purchase up to 750,000 shares of common stock at an exercise price of $0.285. The option will vest in 25% increments and expire after ten years.

Shannon Stith, VP of Finance, received an option award to purchase up to 37,500 shares of common stock at an exercise price of $0.285. The option will vest in 25% increments and expire after ten years.

Gene Ioli, Regulatory Affairs Manager, received an option award to purchase up to 12,500 shares of common stock at an exercise price of $0.285. The option will vest in 25% increments and expire after ten years.

Rick Schindewolf, VP of Business Development, received an option award to purchase up to 125,000 shares of common stock at an exercise price of $0.285. The option will vest in 25% increments and expire after ten years.

The option grants are subject to approval by our stockholders of our incentive stock option plan being submitted for approval at the annual meeting scheduled for June 4, 2008.

FINETECH LABORATORIES LTD.

FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2007

FINETECH LABORATORIES LTD.

FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2007

U.S. DOLLARS IN THOUSANDS

INDEX

Page

Report of Independent Auditors	FII - 2

Balance Sheet	FII - 3

Statements of Operations	FII - 4

Statements of Changes in Shareholders' Equity	FII - 5

Statements of Cash Flows	FII - 6

Notes to the Financial Statements	FII - 7 - 19

- - - - - - - - - -

■	Kost Forer Gabbay & Kasierer 2 Pal-Yam Ave. Haifa 33095, Israel	■	Phone: 972-4-8654000 Fax: 972-3-5633434

REPORT OF INDEPENDENT AUDITORS

To the Shareholders of

FINETECH LABORATORIES LTD.

We have audited the accompanying balance sheet of Finetech Laboratories Ltd. (the “Company”) as of December 31, 2007, and the related statements of operations, changes in the shareholders’ equity and cash flows for the years ended December 31, 2007 and 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit, the financial statements referred to above, present fairly, in all material respects, the financial position of the Company as of December 31, 2007, and the results of its operations and cash flows for the years ended December 31, 2007 and 2006, in conformity with accounting principles generally accepted in the United States.

/s/ Kost Forer Gabbay & Kasierer
Haifa, Israel	KOST FORER GABBAY & KASIERER
March 16, 2008	A Member of Ernst & Young Global

FII-2

FINETECH LABORATORIES LTD.

BALANCE SHEET

U.S. dollars in thousands (except share and per share data)

December 31,
2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,031
Trade receivable	230
Inventories (Note 3)	394
Other accounts receivable	2

Total current assets	7,657

PROPERTY AND EQUIPMENT, NET (Note 4)
Cost	7,609
Less - accumulated depreciation	4,038

3,571

Total assets	$11,228

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses (Note 5)	$234

COMMITMENTS AND CONTINGENCIES (Note 6)

SHAREHOLDERS' EQUITY (Note 7):
Ordinary shares of NIS 0.01 par value; Authorized – 10,000,000 Ordinary shares; Issued and outstanding – 6,000,000 shares	(*) -
Additional paid-in capital	22,186
Treasury share – 1,000,000 Ordinary shares	(2,077)
Accumulated deficit	(9,115)

Total shareholders’ equity	10,994

Total liabilities and shareholders’ equity	$11,228

(*) Less than $1.

March 16, 2008	/s/ Arie Gutman
Date of approval of the financial statements	Dr. Arie Gutman President and Director

The accompanying notes are an integral part of the financial statements.

FII-3

FINETECH LABORATORIES LTD.

STATEMENTS OF OPERATIONS

U.S. dollars in thousands

	Year ended December 31,
	2007	2006

Sales	$5,328	$6,206

Cost of sales	1,693	1,861

Gross profit	3,635	4,345

Research and development expenses	582	750
Less - participation by the office of the Chief Scientist	(144)	(160)

Research and development expenses, net	438	590
Selling and administrative expenses	308	185
	746	775

Operating income	2,889	3,570

Financial income, net	324	169

Settlement for potential damages (Note 10)	-	1,613

Net income	$3,213	$5,352

The accompanying notes are an integral part of the financial statements.

FII-4

FINETECH LABORATORIES LTD.

STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

U.S. dollars in thousands

	Share capital		Additional paid-in capital	Receipts on account of shares	Accumulated deficit	Treasury Shares	Total

Balance as of January 1, 2006		$-	$3,274	$10,720	$(17,680)	$-	$(3,686)

Stock-based compensation related to warrants		-	299	-	-	-	299

Conversion of capital note into shares		(*) -	4,244	-	-	-	4,244

Classification of receipts on account of shares into additional paid-in capital		-	10,720	(10,720)	-	-	-

Issuance of shares		13	3,487	-	-	-	3,500

Net income		-	-	-	5,352	-	5,352

Balance as of December 31, 2006		13	22,024	-	(12,328)	-	9,709

Stock-based compensation		-	162	-	-	-	162

Repurchase of shares from a shareholder		(13)	-	-	-	(2,077)	(2,090)

Net income		-	-	-	3,213	-	3,213

Balance as of December 31, 2007	$	(*) -	$22,186	-	$(9,115)	$(2,077)	$10,994

(*) Less than $1.

The accompanying notes are an integral part of the financial statements.

FII-5

FINETECH LABORATORIES LTD.
STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Year ended December 31,
	2007	2006
	U.S. dollars
Cash flows from operating activities:
Net income	$3,213	$5,352
Adjustments to reconcile net income to net cash provided by operating activities (a)	697	1,202

Net cash provided by operating activities	3,910	6,554

Cash flows from investing activities:

Purchase of fixed assets	-	(67)
Proceeds from sale of fixed assets	-	3

Net cash used in investing activities	-	(64)

Cash flows from financing activities:

Repayment of long-term loan	-	(7,431)
Purchase of treasury shares	(2,090)	-
Issuance of shares	-	3,500

Net cash used in financing activities	(2,090)	(3,931)

Increase in cash and cash equivalents	1,820	2,559
Cash and cash equivalents at the beginning of the year	5,211	2,652

Cash and cash equivalents at the end of the year	$7,031	$5,211

(a) Adjustments to reconcile net income to net cash provided by operating activities:

Income and expenses not involving cash flows:
Depreciation and amortization	$868	$902
Gain from sale of fixed assets	-	(3)
Stock-based compensation	162	299
Accrued severance pay, net	(74)	29

	956	1,227
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable and prepayments	(106)	62
Increase in inventories	(174)	(25)
Increase (decrease) in accounts payable and accrued expenses	21	(62)
	(259)	(25)

	$697	$1,202
(b) Non-cash activities:
Conversion of capital note into shares	$-	$4,244

Supplemental disclosure of cash flows information:
Cash paid during the year for:
Interest	$-	$-
Income taxes	$3	$1

The accompanying notes are an integral part of the financial statements.

FII-6

FINETECH LABORATORIES LTD.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 1:-	GENERAL

Finetech Laboratories Ltd. ("the Company") was incorporated on April 2, 2001 by ISP Investments Inc., a publicly traded company in the U.S. In June 2001, the Company acquired the operations of Finetech Ltd., an Israeli private company, in consideration for approximately $ 16.2 million (including transaction costs). As part of the acquisition, the employees of Finetech Ltd. were transferred to the Company and certain obligations and rights were assigned to the Company.

The Company is engaged in the development, manufacturing and distribution of active pharmaceutical ingredients and fine chemicals, intended primarily for the pharmaceutical industry.

In April 2002, the Company was purchased by PAR Pharmaceutical companies Inc.("PAR") (previously - Pharmaceutical Resources Inc. ("PRI")), a publicly traded company in the U.S. in consideration for $ 32 million.

On January 20, 2006, PAR entered into a Share Transfer agreement, effective as of December 31, 2005 with Dr. Arie Gutman, the former owner of Finetech Ltd. and director in PAR, according to which PAR transferred to Dr. Arie Gutman at par value all of the issued and outstanding shares of the Company.

On January 4, 2008, RxElite Inc. (a publicly traded Company in the U.S) acquired, through its wholly owned Israeli subsidiary, RxElite Israel Ltd. ("the Purchaser"), all of the business and assets of the Company, other than certain specifically excluded monetary assets and liabilities, pursuant to an Asset Purchase Agreement (the “Purchase Agreement”) for an aggregate purchase price of $6.2 million. In addition, all rights and obligations related to the Office of the Chief Scientist of Israel and Approved Enterprise will be submitted to the purchaser. See Notes 6(b) and 8(a).

Pursuant to the Purchase Agreement, the Company agreed to provide termination notice to all of its employees and the Purchaser agreed simultaneously to present all such employees an offer to become the employees of the Purchaser, under terms similar to those applicable to their employment by the Company. In addition, RxElite, Inc. entered into an Employment Agreement with Dr. Gutman, engaging Dr. Gutman to serve as the President of the Israeli subsidiary, RxElite Israel Ltd.

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES

The financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP"). The significant accounting policies in the preparation of the financial statements applied on a consist basis, are as follows:

a.	Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

FII-7

FINETECH LABORATORIES LTD.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (CONT.)

b.	Financial statements in U.S. dollars:

The currency of the primary economic environment in which the operations of the Company are conducted is the U.S. dollar. Most of the revenues are denominated and earned in U.S. dollars, and most purchases of materials and components are made in U.S. dollars, Financing and investing activities, including equity transactions and cash investments, are made in U.S. dollars and most of its assets are denominated in U.S. dollars. Thus, the functional and reporting currency of the Company is the U.S. dollar.

Accordingly, monetary accounts maintained in currencies other than the U.S. dollar are remeasured into U.S. dollars in accordance with the Statement of Financial Accounting Standard Board No. 52, "Foreign Currency Translation" ("SFAS No. 52"). All transaction gains and losses of the remeasured monetary balance sheet items are reflected in the statement of operations as financial income or expenses, as appropriate.

c.	Cash equivalents:

The Company considers all highly liquid investments, which are convertible to cash with maturities of three months or less at their acquisition date, as cash equivalents.

d.	Inventories:

Inventories are stated at the lower of cost or market value. Inventory write-offs are provided for slow-moving items or technological obsolescence.

Cost is determined as follows:
Raw materials – first in first out (FIFO) method.
Finished products – using the weighted average method and calculated manufacturing costs.

e.	Property and equipment:

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets.

The annual depreciation rates are as follows:

Percentage (%)
Machinery and equipment	10-33
Motor vehicles	15
Furniture and fixtures	6-15
Leasehold improvements	Over the term of the lease

FII-8

FINETECH LABORATORIES LTD.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (CONT.)

f.	Impairment of long-lived assets:

The Company's long-lived assets and certain identifiable intangibles are reviewed for impairment in accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long Lived Assets", whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. During the years 2007 and 2006, no impairment losses have been identified.

g.	Revenue recognition:

The Company generates its revenues mainly from sales of chemical compounds for the use in the manufacturing of pharmaceutical products and from granting an exclusive right of supply.

Revenues from chemical compounds are recognized upon delivery in accordance with Staff Accounting Bulletin No. 104 "Revenue Recognition" ("SAB 104"), when persuasive evidence of an agreement exists, delivery of the product has occurred, the fee is fixed or determinable and collectibility is probable. The Company does not have any significant obligations after delivery.

Amounts received from granting exclusive rights to the manufacturing and production outputs of cabergoline (the Company’s main product) are recognized throughout the terms period.

The Company also generates revenues from sales of professional services including consulting. Service revenues are recognized as work is performed.

h.	Accounting for stock based compensation:

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123(R)") which requires the measurement and recognition of compensation expense based on estimated fair values for all share-based payment awards made to employees and directors. SFAS 123(R) supersedes APB No. 25 and amends SFAS 95, “Statement of Cash Flows”, for periods beginning in fiscal year 2006. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 ("SAB 107"), which was prolonged by SAB 110, relating to SFAS 123(R). The Company has applied the provisions of SAB 107 in its adoption of SFAS 123(R).

FII-9

FINETECH LABORATORIES LTD.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (CONT.)

h.	Accounting for stock based compensation (Cont.):

SFAS 123(R) requires companies to estimate the fair value of equity-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in the Company's statements of operations.

The Company adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard starting from January 1, 2006.

The Company recognizes compensation expenses for the value of its options based on the accelerated method over the requisite service period of the options.

The fair value of stock-based awards was estimated using the Black & Scholes model starting January 1, 2006 with the following weighted-average assumptions for the year ended December 31, 2006:

Year ended December 31,
2006

Expected term (years)	5
Risk free interest rate	4.5%
Volatility	50%
Dividend yield	0%

Expected volatilities are based on historical volatilities from traded stock of similar Companies .The interest rate for period within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of grant. The Company has historically not paid dividends and has no foreseeable plans to issue dividends.

The Company applies SFAS. No. 123(R) and Emerging Issue Task Force No. 96-18 “Accounting for Equity Instruments that are Issued to other than Employees for Acquiring, or in conjunction with selling goods or services” (EITF 96-18”) with respect to options issued to non-employees.

i.	Research and development expenses:

Research and development expenses, net of participation grants, are charged to statements of operations as incurred.

FII-10

FINETECH LABORATORIES LTD.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (CONT.)

j.	Royalty-bearing grants:

Royalty-bearing grants from the Office of the Chief Scientist of Israel (the "OCS") for funding approved research and development projects are recognized at the time the Company is entitled to such grants, on the basis of the costs incurred and included as a reduction of research and development costs.

k.	Income taxes:

The Company accounts for income taxes in accordance with SFAS No.109, "Accounting for Income Taxes" ("SFAS No. 109"). This Statement prescribes the use of the liability method whereby deferred tax assets and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provide a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

l.	Concentration of credit risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and trade receivables. The majority of the Company's cash is invested in major bank in the U.K. Management believes that the financial institution that hold the Company’s investments are financially sound and accordingly, minimal credit risk exists with respect to this investment.

The Company’s trade receivables are derived from sales to customers located mainly in the United States and Israel. The Company performs ongoing credit evaluations of its customers and to date has not experienced any material losses. An allowance for doubtful accounts is determined with respect to those amounts that the Company has determined to be doubtful of collection and by a general reserve.

The Company has no off balance sheet concentrations of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

m.	Severance pay:

The Company's liability for severance pay is calculated pursuant to Israeli severance pay law based on the most recent salary of the employees multiplied by the number of years of employment, as of the balance sheet date. Employees are entitled to one month's salary for each year of employment or a portion thereof. The Company's liability for all of its employees is fully provided by monthly deposits with insurance policies and by an accrual.

FII-11

FINETECH LABORATORIES LTD.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (CONT.)

m.	Severance pay (Cont.):

The deposited funds include profits accumulated up to the balance sheet date. The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israeli severance pay law or labor agreements. The value of the deposited funds is based on the cash surrendered value of these policies, and includes immaterial profits.

In connection with the Purchase Agreement signed with RxElite, the Company agreed to provide termination notice to all of its employees and as of December 31, 2007 paid all of its liability for severance pay.

Severance expenses for the years ended December 31, 2007 and 2006 amounted to approximately $60 and $36, respectively.

n.	Fair value of financial instruments:

The carrying amount of cash and cash equivalents, accounts receivable and accounts payable approximate their fair values due to the short-term maturities of such instruments.

o.	Recent accounting pronouncements

(1)
In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement No. 159. “The Fair Value Option for Financial Assets and Financial Liabilities” including an amendment of FASB Statement No. 115 (“SFAS 159”), which allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for certain financial assets and liabilities under an instrument-by-instrument election. If the fair value option is elected for an instrument, subsequent changes in fair value for that instrument will be recognized in earnings. SFAS 159 also establishes additional disclosure requirements and is effective for fiscal years beginning after November 15, 2007.

The Company is currently evaluating the effect that the application of SFAS 159 will have on its results of operations and financial condition.

(2)
In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements“ (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements. SFAS 157 will be effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the effect that the application of SFAS 157 will have on its results of operations and financial position.

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FINETECH LABORATORIES LTD.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (CONT.)

o.	Recent accounting pronouncements (Cont.)

(3)
In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements. SFAS 160 amends Accounting Research Bulletin 51, Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It also clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS 160 also changes the way the consolidated income statement is presented by requiring consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. SFAS 160 requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated and requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent owners and the interests of the noncontrolling owners of a subsidiary.

SFAS 160 is effective for fiscal periods, and interim periods within those fiscal years, beginning on or after December 15, 2008. Early adoption is not permitted.

The Company is currently evaluating the potential impact that the adoption of SFAS 160 could have on its financial statements.

(4)
On December 21, 2007 the SEC staff issued Staff Accounting Bulletin No. 110 ("SAB 110"), which, effective January 1, 2008, amends and replaces SAB 107, Share-Based Payment. SAB 110 expresses the views of the SEC staff regarding the use of a “simplified” method in developing an estimate of expected term of “plain vanilla” share options in accordance with FASB Statement No. 123(R), Share-Based Payment. Under the “simplified” method, the expected term is calculated as the midpoint between the vesting date and the end of the contractual term of the option. The use of the “simplified” method, which was first described in Staff Accounting Bulletin No. 107, was scheduled to expire on December 31, 2007. SAB 110 extends the use of the “simplified” method for “plain vanilla” awards in certain situations. The SEC staff does not expect the “simplified” method to be used when sufficient information regarding exercise behavior, such as historical exercise data or exercise information from external sources, becomes available.

The Company is currently evaluating the potential impact that the adoption of SAB No. 110 could have on its financial statements.

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FINETECH LABORATORIES LTD.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (CONT.)

o.	Recent accounting pronouncements (cont.)

(5)
In December 2007, the FASB issued SFAS 141(R), Business Combinations. This Statement replaces SFAS 141, Business Combinations, and requires an acquirer to recognize the assets acquired, the liabilities assumed, including those arising from contractual contingencies, any contingent consideration, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the statement. SFAS 141(R) also requires the acquirer in a business combination achieved in stages (sometimes referred to as a step acquisition) to recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values (or other amounts determined in accordance with SFAS 141(R)). In addition, SFAS 141(R)'s requirement to measure the noncontrolling interest in the acquiree at fair value will result in recognizing the goodwill attributable to the noncontrolling interest in addition to that attributable to the acquirer. SFAS 141(R) amends SFAS No. 109, Accounting for Income Taxes, to require the acquirer to recognize changes in the amount of its deferred tax benefits that are recognizable because of a business combination either in income from continuing operations in the period of the combination or directly in contributed capital, depending on the circumstances. It also amends SFAS 142, Goodwill and Other Intangible Assets, to provide, among other things, guidance on the impairment testing of acquired research and development intangible assets and assets that the acquirer intends not to use. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early adoption is not permitted.

The Company is currently evaluating the impact that this pronouncement may have on its financial statements.

(6)
In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement 109” ("FIN 48”). FIN 48 establishes a single model to address accounting for uncertain tax positions. FIN 48 clarified the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition.

FIN 48 will apply to private Companies for fiscal years beginning after January 1, 2008. The Company is currently evaluating the impact that this pronouncement may have on its financial position and result of operations.

NOTE 3:-	INVENTORIES

December 31,
2007

Raw materials	$23
Finished goods	371
$394

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FINETECH LABORATORIES LTD.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 4:-	PROPERTY AND EQUIPMENT, NET

December 31,
2007
Cost:
Machinery and equipment	$4,164
Office furniture and equipment	50
Motor vehicles	155
Leasehold improvements	3,240
7,609

Less - accumulated depreciation and amortization	(4,038)

Depreciated cost	$3,571

Depreciation expenses amounted to $ 868 and $ 902 for the years ended December 31, 2007 and 2006, respectively.

NOTE 5:-	ACCOUNTS PAYABLE AND ACCRUED EXPENSES

December 31,
2007

Accrued salaries and related expenses *)	$123
Trade payable	16
Other accounts payable and accrued expenses	95

$234

*) Includes accrued vacation pay	$67

NOTE 6:-	COMMITMENTS AND CONTINGENCIES

a.
The Company rents its facilities under operating lease agreement which expire in February 2013 with renewal option for additional period until 2027. Rent expenses for the years ended December 2007 and 2006 were $113. The minimum rental payments leases are as follows:

Year ended December 31,

2008	$113
2009	117
2010	159
2011	159
2012 and thereafter	185
Total minimum lease payments	$733

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FINETECH LABORATORIES LTD.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 6:-	COMMITMENTS AND CONTINGENCEIS (CONT.)

In the event the Company will decide to terminate the operating lease agreement, it must provide 90 days prior notice. In connection with the Purchase Agreement with RxElite, the Company intends to assign its lease agreement to the purchaser.

b.
The Company is obligated to pay royalties to the OCS in respect of government participation in research and development expenses, calculated at rates of 3%-3.5% of sales of the products developed with the Government's participation up to the dollar amount of such participation with the addition of interest or a higher amount under certain circumstances. The balance of the royalty obligation at December 31, 2007, is approximately $ 2.4 million to be paid in respect of future sales of these products.

Subsequent to balance sheet date and in connection with the Purchase Agreement, the Company submitted a request to transfer all rights and obligations related to the OCS, to the purchaser.

c.
On December 31, 2006, the Company signed an agreement with a third party to purchase certain know-how (the “Know-How”). In consideration for the Know-How, the Company committed to pay royalties of 2.5% of all revenues from the sale of a product manufactured with the Know-How and granted 350,000 warrants to the Company’s shares (See Note 7(c)).

NOTE 7:-	SHAREHOLDERS’ EQUITY

a.	Equity transactions:

On January 5, 2006, PAR converted its capital note, in the amount of $ 4.2 million into Ordinary shares.

In connection with the share Transfer Agreement with PAR, the Company classified an amount of $10.7 million which was paid by PAR in previous years and was recorded as receipts on account of shares to additional paid in capital.

On April 16, 2006 the Company issued to Dr. Arie Gutman 4,904,686 Ordinary shares at no consideration. Since Dr. Arie Gutman owned 100% of the outstanding shares of the Company before the issuance of these shares, the issuance of such shares has been accounted for as a stock dividend.

In September 2006, 1,000,000 shares were issued to an investor in consideration for $3,500 thousands. In October 2007, the Company has acquired back these 1,000,000 shares in consideration for $2,090 thousands.

b.	Share Option Plan:

In November 2006, the Company's Board of Directors approved a plan, pursuant to which 300,000 options will be granted to the Company's employees. The options are exercisable into up to 300,000 Ordinary shares with an exercise price of $3.5 per share. Through December 31, 2006, 236,000 options were granted to the Company's employees. During 2007, no options were granted. The option plan was carried out pursuant to section 102 to the Income Tax Ordinance.

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FINETECH LABORATORIES LTD.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 7:-	SHARE HOLDERS’ EQUITY (CONT.)

b.	Share Option Plan (Cont.):

The eligibility of the Company's employees to exercise the options will be executed in portions: 20% of the options will become exercisable beginning at the end of one year from the allocation date. The balance of the options will become exercisable during 48 additional months, an equal portion at the end of each month. The contractual life of the options is 10 years from the date of grant.

The fair value of the options issued in December 31, 2006, was $404 thousands as of the grant date.

In connection with the Purchase Agreement with RxElite, all of the Company’s employees which were awarded options to purchase ordinary shares of the Company signed on employment termination agreement according to which the employees waived any rights with respect to these options. As such, all granted options were cancelled.

c.	Warrants to non-employees:

In connection with the agreement signed to purchase Know-How, on December 31, 2006, the Company granted to a third party 350,000 warrants in two equal installments of 175,000 warrants each, at an exercise price per share of $3.5. The first installment of 175,000 warrants vested immediately at grant date. The second installment of 175,000 warrants will vest upon submission of a dossier for a certain product by the Company to any regulatory agency. The contractual life of the options is 5 years. As of December 31, 2007, the Company’s management estimated that the performance conditions will not be achieved. As such, no expenses were recorded regarding these warrants in 2007.

The fair value of the warrants as of the grant date was estimated using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 4.5%, expected dividend yield of 0%, expected volatility of 50% and contractual life of 5 years. As of the grant date the fair value of the fully vested options issued was $299 thousands. In 2006 the Company recorded all the amount as research and development expenses.

According to the agreement, the second installment of the warrants will terminate immediately prior to any closing of an acquisition or sale of the Company or its assets. As detailed in Note 1, on January 4, 2008, RxElite acquired all of the business and assets of the Company. Consequently, these performance based warrants were forfeited.

Subsequent to the balance sheet date and in connection with RxElite Purchase Agreement, the third party notified the Company that it has no intent to exercise its vested warrants granted as part of this agreement.

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FINETECH LABORATORIES LTD.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 8:-	INCOME TAXES

a.	Tax laws applicable to the Company:

The provisions of the Income Tax (Inflationary Adjustments) Law, 1985 apply to the Company. According to the law, the results for tax purposes are measured based on the changes in the Israeli CPI.

The Company has been granted Approved Enterprise status for four expansions of its facility.

Under the terms of the approval of the first, second and third expansions, income derived from the Approved Enterprises status of the expansions is subject to a reduced income tax rate of 25% for periods ending in 2007, assuming the percentage of holdings of foreign investors in the Company is less than 25% of total holdings.

Under the terms of the approval of the fourth expansion, income derived from the Approved Enterprises status of the expansions is tax exempt for a period of two years and subject to a reduced income tax rate of 25% for an additional period of five years assuming the percentage of holdings of foreign investors in the Company is less than 25% of total holdings. Due to operating losses for tax purposes, the benefit period of the fourth expansion has not yet begun.

If the percentage of holdings of foreign investors exceeds 25%, the Company will be entited to additional three years of tax benefits.

If the percentage of holdings of foreign investors exceeds 49%, a reduced tax rate of down to 10% may apply at the benefit period subject to the specific percentage.

The Company is entitled to the benefits starting in the year in which the Company first generates taxable income, but not later than 14 years from the date of approval or 12 years from the first year of operation of the expansion. Should the Company pay dividends from tax-exempt income, it will be liable to 25% tax on the amount distributed, and a further withholding tax will be deductible from the amount distributed.

Subsequent to the balance sheet date and in connection with the Purchase Agreement, the Company and the purchaser submitted a request to the Investment Center in Israel to transfer the approvals for Approved Enterprise status, as described above, to the purchaser.

b.	The Company has not received final tax assessments since inception (2001).

c.	Tax rates applicable to the Company's income:

Until December 31, 2003, the regular tax rate applicable to income of companies (which are not entitled to benefits due to "approved enterprise", as described above) was 36%. In June 2004, an amendment to the Income Tax Ordinance (No. 140 and Temporary Provision), 2004 was passed by the "Knesset" (Israeli parliament) and on July 25, 2005, another law was passed, the amendment to the Income Tax Ordinance (No. 147) 2005, according to which the corporate tax rate is to be progressively reduced to the following tax rates: 2006 - 31%, 2007 - 29%, 2008 - 27%, 2009 - 26%, 2010 and thereafter - 25%.

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FINETECH LABORATORIES LTD.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 8:-	INCOME TAXES (CONT.)

d.
As of December 31, 2007, the main reconciling item from the statutory tax rate of the Company (29%) to the effective tax rate (0%) is carry-forward tax losses for which a full valuation allowance was provided. Carry-forward tax losses of the Company, which may be carried forward for an indefinite period and other temporary differences, amounted to approximately $ 4.7 million as of December 31, 2007. Deferred tax assets relating to these carry-forward losses were not recorded due to the uncertainty of their utilization.

NOTE 9:-	MAJOR CUSTOMER

Major customer data (percentage of total revenues)

	Year ended December 31,
	2007	2006
	%

Customer A	78	96

NOTE 10:-	SETTLEMENT FOR POTENTIAL DAMAGES

In 2006, the Company claimed for compensation with regards to potential future damages related to a patent registration. As a settlement, the Company received approximately $ 1.6 million. The entire settlement fee has been recorded in the statement of operations in 2006.

- - - - - - - - -

FII-19